Form 10-K405, Exhibit 13
period 1996-12-31
JSB FINANCIAL INC
filed 1997-03-28
CIK 861499

Selected Financial Data
(In Thousands, Except Per Share Amounts)

Set forth below are selected consolidated financial data of the Company. This financial data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company.


Selected Financial Condition Data:
At December 31,                      1996        1995        1994        1993         1992
---------------                      ----        ----        ----        ----         ----
Total assets                      $1,516,016  $1,548,301  $1,565,095  $1,635,870  $1,698,440
Securities held-to-maturity/held-
  for-investment, net                460,509     592,060     728,630     859,909     902,350
Loans receivable, net                854,774     768,245     711,295     668,376     642,074
Deposits                           1,144,393   1,163,446   1,204,424   1,273,917   1,323,546
Employee Stock Ownership
 Plan (ESOP) obligation                 -           -           -          1,045       4,303
Retained income                      289,588     276,317     266,361     251,959     232,436
Total stockholders' equity           335,299     340,107     327,634     325,207     332,844

Selected Operating Data:
Years Ended December 31,             1996        1995        1994        1993         1992
------------------------             ----        ----        ----        ----         ----

Interest income                   $  107,611  $  107,726  $  103,027  $  108,205   $ 130,020
Interest expense                      40,217      40,707      36,619      39,740      53,516
                                  ----------  ----------  ----------  ----------   ---------
Net interest income                   67,394      67,019      66,408      68,465      76,504
Provision for possible
 loan losses                             640         636         608         600         601
(Recovery of) provision for
 possible other credit losses         (2,040)      2,040        -            -          -
                                  ----------   ---------  ----------  ----------   ------
Net interest income after
 provision for possible
 credit losses                        68,794      64,343      65,800       67,865     75,903
Non-interest income                    5,081       3,995       6,752        2,239      3,999
Non-interest expense                  27,598      29,561      30,937       33,657     34,726
                                  ----------  ----------   ---------   ----------  ---------
Income before provision for
 income taxes and cumulative
 effect of accounting changes         46,277      38,777      41,615       36,447     45,176
Provision for income taxes            19,552      16,603      18,018       15,798     18,733
                                  ----------  ----------  ----------   ----------  ---------
Income before cumulative effect
 of accounting changes                26,725      22,174      23,597       20,649     26,443
Cumulative effect of accounting
 changes, net                           -           -           -           7,688        -
                                  ----------  ----------  ----------   ----------   --------
     Net income                   $   26,725  $   22,174  $   23,597   $   28,337   $ 26,443
                                  ==========  ==========  ==========   ==========   ========
Income per share before cumulative
 effect of accounting changes         $2.54       $1.99       $2.02        $1.57       $1.89
Cumulative effect of accounting
 changes, net                           -           -           -            .59         -
                                      -----       -----       -----        -----       -----
Net income per share                  $2.54       $1.99       $2.02        $2.16       $1.89
                                      =====       =====       =====        =====       =====
Cash dividends per share              $1.20       $1.00       $ .72        $ .60       $ .52
                                      =====       =====       =====        =====       =====


Quarterly Results
(In Thousands, Except Per Share Amounts and Yields)




                                                            1996 Quarter Ended
                                                            ------------------
                                          March 31,    June 30,   September 30,   December 31,
                                          ---------    --------   -------------   ------------
Interest income                             $26,905     $26,958         $26,948        $26,800
Interest expense                             10,147      10,041          10,060          9,969
                                            -------     -------        --------        -------
Net interest income                          16,758      16,917          16,888         16,831
Provision for possible loan losses              161         160             160            159
Recovery of possible other credit losses       -           -               -            (2,040)
                                            -------     -------         -------        -------
Net interest income after provision
 for possible credit losses                  16,597      16,757          16,728         18,712
Non-interest income                           1,215       1,135           1,646          1,085
Non-interest expense                          7,266       6,062           6,965          7,305
                                            -------     -------         -------        -------
Income before provision for income taxes     10,546      11,830          11,409         12,492
Provision for income taxes                    4,468       5,032           4,847          5,205
                                            -------     -------         -------        -------
Net income                                  $ 6,078     $ 6,798         $ 6,562        $ 7,287
                                            =======     =======         =======        =======
Net income per share                          $ .56       $ .63           $ .64          $ .71
                                              =====       =====           =====          =====

Stock prices, Dividends and Yields:
      High                                   $34.00      $35.00          $37.13         $38.38
      Low                                    $31.50      $32.25          $32.75         $35.63
      Close                                  $33.63      $33.13          $36.13         $38.00
      Cash dividends per share               $  .30      $  .30          $  .30         $  .30
      Dividend yield(1)                        3.66%       3.57%           3.43%         3.24%



                                                              1995 Quarter Ended
                                                              ------------------
                                            March 31,    June 30,   September 30,   December 31,
                                            ---------    --------   -------------   ------------
Interest income                               $26,720     $27,050         $26,978        $26,978
Interest expense                                9,755      10,293          10,342         10,317
                                              -------     -------        --------        -------
Net interest income                            16,965      16,757          16,636         16,661
Provision for possible loan losses                156         159             160            161
Provision for possible other credit losses       -          2,040            -              -
                                               ------     -------         -------       --------
Net interest income after provision
 for possible credit losses                    16,809      14,558          16,476         16,500
Non-interest income                               814       1,041           1,143            997
Non-interest expense                            7,771       7,980           6,682          7,128
                                              -------     -------         -------        -------
Income before provision for income taxes        9,852       7,619          10,937         10,369
Provision for income taxes                      4,245       3,228           4,676          4,454
                                              -------     -------         -------        -------
Net income                                    $ 5,607     $ 4,391         $ 6,261        $ 5,915
                                              =======     =======         =======        =======
Net income per share                            $ .50       $ .39           $ .56          $ .54
                                                =====       =====           =====          =====

Stock prices, Dividends and Yields:
      High                                     $32.00      $31.63          $31.75         $34.25
      Low                                      $23.75      $28.88          $28.88         $30.63
      Close                                    $31.00      $28.88          $31.38         $31.63
      Cash dividends per share                  $ .25       $ .25           $ .25          $ .25
      Dividend yield(1)                          3.59%       3.31%           3.30%         3.08%


 (1)Dividend yield is calculated by annualizing the quarterly dividend per share and dividing by an average of the high and low price for the quarter.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General
-------

     1996 marked the sixth full year of operation for JSB Financial, Inc. as a publicly held company. Net income for the year was $26.7 million, or $2.54 per share. The Company paid cash dividends on its common stock, which totaled $1.20 per share, or 47.2% of net income per share. During 1996, under two stock repurchase programs, the Company reacquired 845,000 shares of its common stock at an aggregate cost of $27.7 million, or at an average price of $32.72 per share.

     The Company's results of operations are most significantly affected by the results of operations of its wholly owned subsidiary, Jamaica Savings Bank. The Bank's results of operations are affected by general economic and competitive conditions, particularly changes in market interest rates, as well as government policies and actions of regulatory authorities. The Bank's core earnings are provided from its net interest income. The operating results of the Bank are also affected to a lesser extent by the amount of its non-interest income, such as loan servicing income, results of real estate operations and miscellaneous income. The principal non-interest expenses of the Bank include compensation and employee benefits, occupancy costs and other general and administrative expenses.

Asset/Liability Management
--------------------------

     Management aims at maintaining a stable net interest margin, through its asset/liability structure, to minimize the effects of market interest rate fluctuations on net interest income. Rates offered on interest bearing deposits are established to control levels of change in deposits. Assets decreased by $32.3 million, or 2.1% at December 31, 1996, compared to assets at December 31, 1995, while liabilities decreased by $27.5 million, or 2.3%, over the same period. The Company maintains asset quality through its investment and loan underwriting policies.

     At December 31, 1996, investments in U.S. Government and agency securities were $299.6 million and investments in CMOs were $155.3 million, representing 19.8% and 10.2% of total assets, respectively. During 1996, all investments in U.S. Government and agency securities, CMOs, and mortgage-backed securities
(MBS), were designated held-to-maturity and carried at amortized cost. Unrealized gains and losses in these portfolios are not expected to have a material impact on future results of operations, as these securities are intended to be held until maturity. Marketable equity securities are designated as available-for-sale and carried at fair value. At December 31, 1996, these securities, which had a cost basis of $11.7 million, were carried at their aggregated fair value of $51.0 million.

     During 1996, investments in CMOs increased, as purchases of $124.3 million were made, while payments of $114.1 million were received from maturities and amortization. CMOs meeting the Bank's CMO investment guidelines became more readily available on the secondary market during 1996, compared to 1995. All of the Bank's CMOs are First Tranche - Planned Amortization Class Bonds that are collateralized by Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), or Government National Mortgage Association
(GNMA), mortgage-backed securities which are collateralized by whole loans. At December 31, 1996, the Bank did not have any CMOs that would be classified as "high risk" securities as defined by a policy statement by the Federal Financial

Institutions Examination Council. At December 31, 1996, the estimated average remaining maturity of the CMO portfolio was approximately fifteen months. Management plans to continue to purchase CMOs which meet its investment guidelines, when available.

     The Bank offers adjustable-rate and fixed-rate mortgages secured by one-to four-family properties, apartment buildings, underlying cooperative properties, commercial real estate and offers various other consumer type loans that conform to its lending requirements. During the first quarter of 1996, the Bank re-established its FHA Title I Home Improvement Loan Program. During 1996, the Bank sold $1.7 million of single family mortgage loans, originated for sale, to government agencies. Loans held for sale are carried at the lower of cost or market, in the aggregate. At December 31, 1996, there were no mortgage loans held for sale.

     Non-performing loans to total loans at December 31, 1996 was 1.64%, compared to 1.78% at December 31, 1995. Non-performing loans at December 31, 1996 and 1995 included a $12.8 million underlying cooperative mortgage loan on which the Bank has commenced foreclosure proceedings. At December 31, 1995, this loan was 60 days in arrears and placed on non-accrual status. The mortgage is secured by a 148 unit cooperative apartment building, located in Manhattan, New York. No specific valuation allowances have been established against this loan.

    In addition to non-performing loans, non-performing assets include Other Real Estate (ORE) and any other investment not performing in accordance with contractual terms. ORE represents real estate properties owned by the Bank as a result of foreclosure or obtained by receiving a deed in lieu of foreclosure. At December 31, 1996, the Bank held shares to 34 residential cooperative apartments, (33 of which were attributable to one property), that comprised the Bank's ORE of $647,000. Management closely monitors the value of properties that are obtained through foreclosure actions. (See Note 12 to the Consolidated Financial Statements.)

     Non-performing assets to total assets at December 31, 1996 was .98%, compared to 1.50% at December 31, 1995. The decrease in this ratio reflects the recovery of the Bank's investments with Nationar Trust Company (Nationar). During 1995, the Superintendent of Banks for the State of New York seized Nationar, a check-clearing and trust company, freezing all of Nationar's assets. On that date, the Bank had: federal funds sold to Nationar of $10.0 million; demand accounts of $200,000 and $38,000 of Nationar capital stock. In accordance with the Company's internal procedures for monitoring asset quality and information available, the $38,000 stock investment was written off and a provision for possible other credit losses of $2.0 million, or 20% of the remaining investment, was established during 1995. During 1996, the Bank received distributions from the Nationar estate for all amounts invested, except the $38,000 of capital stock. Therefore, during the fourth quarter of 1996, the Bank fully recovered the $2.0 million reserve.

     Deposits at December 31, 1996, decreased by $19.1 million, or 1.6%, compared to deposits at December 31, 1995. The most significant dollar change in deposit composition was experienced in the Bank's passbook accounts, which decreased by $32.9 million, or 5.2%. Money market accounts decreased by $3.7 million, or 4.0%, during 1996. However, certificate accounts increased $16.8 million, or 4.5%. Other interest bearing deposit accounts remained relatively stable. In general, market interest rates decreased during 1996. Interest rates on the various accounts offered by the Bank remained competitive with those of other depository institutions in the Bank's market.

    Customers have continued to withdraw funds to invest in alternative instruments and shift funds into certificate accounts, both of which offered higher yields. Management attributes this deposit outflow and shift in deposit composition to the relatively low interest rate environment that has prevailed over the last several years. The Bank controls deposit levels, and composition through its interest rate structure. While the highest percentage of deposits has historically remained in passbook and lease security accounts, the trend of deposit shifts has continued towards certificate accounts. Management has maintained an interest rate structure that has allowed deposits to continue to shift and decline in a controlled fashion, rather than offering interest rates that would result in significantly reducing net interest margins and interest rate spreads or necessitate modifying the existing asset structure and investment guidelines.

     Net interest rate spread, net interest margin, liquidity, and related asset quality are some of the key measures of financial performance that management focuses on. The Bank's assets are structured such that gradual declines in deposits, such as the current scenario, will not adversely affect the Company. The Bank's liquidity ratios continue to exceed all short and long term minimum regulatory requirements. Management is focused on providing quality customer service as its main strategy for maintaining its relationships with its customers. During the past year the Bank has expanded services offered to its depositors. Automated telephone banking is now available 24 hours a day, 365 days a year. The Bank also began offering its customers credit cards. The credit cards are issued and owned by an unrelated bank which manages and bears all credit risk.

Analysis of Net Interest Income
-------------------------------

     Net interest income represents the difference between income on interest earning assets and expense on interest bearing liabilities. Net interest income depends upon the relative amount of interest earning assets and interest bearing liabilities and the interest rate earned or paid on them.

Average Balance Sheet

     The following table sets forth, for the periods indicated, information relating to the Company's Consolidated Statements of Income for the years ended December 31, 1996, 1995 and 1994 and reflects the average yield on interest earning assets and average cost of interest bearing liabilities. Yields and costs are derived by dividing income or expense by the average balance of the related assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields. Average balances and yields include non-accruing loans.


                                                     Year Ended December 31,
                          -----------------------------------------------------------------------------------
                                     1996                        1995                       1994
                          --------------------------  --------------------------  ---------------------------
                                    Interest Average           Interest  Average           Interest Average
                           Average   Income/ Yield/   Average   Income/  Yield/   Average   Income/  Yield/
                           Balance   Expense  Cost    Balance   Expense   Cost    Balance   Expense  Cost
 Assets                                                              (Dollars in Thousands)
 Interest earning assets:
   Mortgage loans, net...$  792,579 $ 69,113  8.72% $  702,252 $ 64,309  9.16%  $  656,694 $ 61,142  9.31%
   Debt and equity
    securities, net(1)...   361,106   21,695  6.01     456,581   27,545  6.03      392,210   19,088  4.87
   CMOs, net.............   179,336   10,063  5.61     209,537    9,572  4.57      398,353   17,951  4.51
   MBS, net..............     6,540      739 11.30       8,650      969 11.20       11,773    1,288 10.94
   Other loans, net......    28,393    2,138  7.53      28,977    2,299  7.93       26,665    1,988  7.45
   Federal funds sold....    72,221    3,863  5.35      52,432    3,032  5.78       38,337    1,570  4.10
                         ---------- ---------       ---------- --------         ---------- ---------
 Total interest earning
  assets1................ 1,440,175  107,611  7.47   1,458,429  107,726  7.39    1,524,032  103,027  6.76
 Non-interest earning
  assets.................    93,539                     80,701                      88,899
                         ----------                 ----------                  ----------
    Total assets.........$1,533,714                 $1,539,130                  $1,612,931
                         ==========                 ==========                  ==========

 Liabilities and stockholders' equity
 Interest bearing
   liabilities:
  Passbook and other.....$  743,526 $ 20,440  2.75% $  797,445 $ 23,058  2.89%  $  925,312 $ 25,599  2.77%
  Certificate accounts...   383,215   19,777  5.16     343,229   17,649  5.14      292,762   10,995  3.75
                         ---------- --------        ---------- --------         ---------- --------
                          1,126,741   40,217  3.57   1,140,674   40,707  3.57    1,218,074   36,594  3.00
  ESOP obligation........      -        -      -          -        -      -            394       25  6.35
                         ---------- --------        ---------- --------         ---------- --------
 Total interest
  bearing liabilities.... 1,126,741   40,217  3.57   1,140,674   40,707  3.57    1,218,468   36,619  3.01
  Non-interest bearing
    liabilities..........    74,928                     65,963                      66,150
                         ----------                 ----------                  ----------
    Total liabilities.... 1,201,669                  1,206,637                   1,284,618
    Total stockholders'
     equity..............   332,045                    332,493                     328,313
                         ----------                 ----------                  ----------
    Total liabilities
     and stockholders'
     equity..............$1,533,714                 $1,539,130                  $1,612,931
                         ==========                 ==========                  ==========
 Net interest income/
  interest rate spread(2)           $ 67,394  3.90%            $ 67,019  3.82%             $ 66,408  3.75%
                                    ========  ====             ========  ====              ========  ====
 Net interest earning
  assets/net interest
  margin(3)..............$  313,434           4.68% $  317,755           4.60%  $  305,564           4.36%
                         ==========           ====  ==========           ====   ==========           ====
 Ratio of interest
  earning assets to
  interest bearing
  liabilities............                     1.28x                      1.28x                       1.25x
                                              =====                      ====                        ====



(1) Average balances for debt and equity securities and total interest earning assets, exclude the net market appreciation recognized in connection with Statement 115 and is not included in deriving the yield.
(2) Interest rate spread represents the difference between the average yield on average interest earning assets and the average cost of average interest bearing liabilities.
(3) Net interest margin represents net interest income divided by average interest earning assets.

Rate Volume Analysis


     The following table presents the extent to which changes in interest rates and changes in the volume of interest earning assets and interest bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.



                                          Year Ended December 31, 1996                Year Ended December 31, 1995
                                                  Compared to                                 Compared to
                                          Year Ended December 31, 1995                Year Ended December 31, 1994
                                          ----------------------------                ----------------------------
                                          Volume       Rate        Net                Volume       Rate        Net
                                          ------       ----        ---                ------       ----        ---
                                                                       (In Thousands)


Interest earning assets:
  Mortgage loans, net ..............     $ 7,997     $ (3,193)   $  4,804            $ 4,169     $(1,002)   $ 3,167
  Debt and equity securities .......      (5,759)         (91)     (5,850)             3,450       5,007      8,457
  CMOs, net.........................      (1,499)       1,990         491             (8,615)        236     (8,379)
  Other loans, net .................         (46)        (115)       (161)               178         133        311
  MBS, net..........................        (239)           9        (230)              (349)         30       (319)
   Federal funds sold ..............       1,070         (239)        831                692         770      1,462
                                         -------     --------    --------            -------     -------    -------

        Total ......................       1,524       (1,639)       (115)              (475)      5,174      4,699
                                         -------     --------    --------            --------    -------    -------


Interest bearing liabilities:
  Passbook and other ...............      (1,400)      (1,218)     (2,618)            (3,603)      1,062     (2,541)
  Certificate accounts..............       2,059           69       2,128              2,113       4,541      6,654
  ESOP obligation...................        -            -           -                   (25)       -           (25)
                                         -------     --------    --------            -------     -------    -------

        Total.......................         659       (1,149)       (490)            (1,515)      5,603      4,088
                                         -------     --------    --------           --------     -------    -------


Net change in net interest income...     $   865      $  (490)   $    375            $ 1,040     $  (429)   $   611
                                         =======      =======    ========            =======     =======    =======


Comparison of Operating Results for the Years Ended December 31, 1996 and 1995
------------------------------------------------------------------------------

General

     Net income for the year ended December 31, 1996 was $26.7 million, or $2.54 per share, compared with $22.2 million, or $1.99 per share, for 1995. Comments regarding the components of net income are detailed in the following paragraphs.

Interest Income

     Income on mortgage loans increased by $4.8 million, or 7.5%, to $69.1 million, from $64.3 million. The average investment in mortgage loans increased by $90.3 million, or 12.9%, to $792.6 million for 1996, from $702.3 million for 1995. The amount invested in mortgage loans has continued to increase over the past seven years in both dollar amount and as a percentage of assets. Mortgages originated for the Bank's portfolio during 1996, increased by $58.4 million, or 75.0%, to $136.2 million, from $77.8 million during 1995. The mortgage portfolio yield decreased to 8.72% for 1996 from 9.16% for 1995.

     Income on debt and equity securities decreased $5.9 million, or 21.2%, to $21.7 million for 1996, compared to $27.5 million for 1995. The decrease in income reflects a $95.5 million, or 20.9%, decrease in the average investment in this portfolio and a minimal decrease in the yield to 6.01% for 1996, from 6.03% for 1995. During 1996, activity in the investment securities portfolio included purchases of $534.6 million and maturities of $675.0 million. During 1996, the Bank sold or redeemed marketable equity securities totaling $30,000, realizing gains of $4,000 and losses of $2,000. There were no sales of debt or equity securities during 1995. At December 31, 1996, the $299.6 million debt securities portfolio had net unrealized gains of $617,000, which are not expected to impact future income, as these securities are designated as held-to-maturity. The equity portfolio, which is designated as available-for-sale, was carried at its aggregate market value of $51.0 million, which exceeds its cost of $11.7 million.

     Income on CMOs increased by $491,000, or 5.1%, to $10.1 million, from $9.6 million. During 1996 an increased number of CMOs meeting the Bank's investment guidelines became available on the secondary market, resulting in an increase of CMOs purchased. Purchases of CMOs for 1996, totaled $124.3 million, compared with $67.9 million for 1995. The average investment in CMOs decreased by $30.2 million, or 14.4%, to $179.3 million for 1996. Principal payments on CMOs decreased to $114.1 million during 1996 from $237.1 million during 1995. During 1996, the CMO portfolio yielded 5.61% compared with 4.57% for 1995. At December 31, 1996, the $155.3 million CMO portfolio had net unrealized gains of $149,000, which are not expected to impact future results of operations, as these securities are designated as held-to-maturity.

     During 1996, MBS continued and will continue to amortize without replacement, as the Bank discontinued purchasing MBS during the 1980's. Income earned on MBS decreased to $739,000 during 1996 from $969,000 during 1995, reflecting the amortizing balance. There were no sales of MBS during 1996 or 1995. At December 31, 1996, there were unrealized gains of $509,000 and no unrealized losses in the $5.6 million MBS portfolio. These gains are not expected to impact future results of operations, as MBS securities are designated as held-to-maturity.

     Income from federal funds sold increased to $3.9 million for 1996 from $3.0 million for 1995. The average balance invested in federal funds sold increased to $72.2 million during 1996, compared to $52.4 million during 1995. The average yield on federal funds sold decreased to 5.35% during 1996 from 5.78% during 1995. Liquidity, provided by federal funds sold, is necessary to fund: mortgage lending; deposit withdrawals; dividend payments on and repurchases of the Company's common stock and to meet obligations for non-interest expense.

Interest Expense

     Interest expense on deposits decreased to $40.2 million, or 1.2%, for 1996 from $40.7 million for 1995. This decrease reflects a decrease in average interest bearing deposits of $13.9 million, or 1.2%, to $1.13 billion for 1996, from $1.14 billion for 1995. Market interest rates fluctuated during 1996 and the Bank's deposits continued to shift from passbook accounts into certificate accounts. Management monitors deposit levels and interest rates offered by competitors.

Net Interest Income

     The Bank's profitability is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest earning assets, such as loans and investments, and its interest expense on interest bearing deposits. The Bank, like most savings institutions, will continue to be affected by general changes in levels of interest rates, government regulations and other economic factors beyond its control.

     Net interest income, increased by $375,000, to $67.4 million, from $67.0 million for 1995. For 1996, the net interest margin increased to 4.68% from 4.60% for 1995, and the net interest spread increased to 3.90% from 3.82% for 1995. The yield on interest earning assets increased to 7.47% for 1996 from 7.39% for 1995. The cost of interest bearing deposits remained unchanged at 3.57% for 1996 and 1995. The average balance of interest earning assets and interest bearing deposits decreased by $18.3 million and $13.9 million, respectively.

Provision For Possible Loan Losses

     The provision for possible loan losses for 1996 remained stable at $640,000 compared to $636,000 for 1995. During 1996 and 1995 management made general mortgage loan provisions of $600,000. Provisions of $40,000 and $36,000 were made against the other loan portfolio during 1996 and 1995, respectively. Future additions to the loan loss allowances will be based on management's continuing evaluations of the loan portfolios and assessments of economic conditions. Material changes in portfolio value, performance and/or general economic conditions, would further affect the amount of any such loan provisions.

Provision For Possible Other Credit Losses

     The Bank recovered the entire $2.0 million allowance that was established during 1995 in connection with the seizure of Nationar (a check clearing and trust company) by the Superintendent of Banks for the State of New York. The Bank received two payments from the Nationar estate during 1996. The first payment of $4.1 million was received during the second quarter and the final distribution of $6.1 million, received during the fourth quarter, resulted in the Bank recapturing the allowance.

     Prior information indicated that the Bank was likely to incur some loss in connection with its investments at Nationar. At the time of seizure, the Bank had invested with Nationar $10.0 million of federal funds sold, cash in demand accounts of $200,000 and $38,000 of capital stock. In accordance with the Company's internal procedures for monitoring asset quality, the $38,000 stock investment was written off and a provision for possible other credit losses of $2.0 million, or 20% of the remaining investment, was made during 1995.

Non-Interest Income

     Non-interest income for 1996 increased by $1.1 million, or 27.2%, to $5.1 million compared to $4.0 million in 1995. Loan fees and service charges increased by $553,000, or 24.3%, primarily reflecting increases of $525,000 in prepayment penalties; $67,000 in mortgage loan late charges and $51,000 in New York Cash Exchange (NYCE) fees; partially offset by decreases of $32,000 each in NOW account service charges and regular account fees. During 1995, the Bank began to offer VISA and Mastercard credit cards resulting in related fee income of $38,000 for 1996. The Bank has an agreement with an unrelated financial institution, which bears all costs and credit risk associated with originating and owning the credit card portfolio originated from the Bank's customer list. In general, the Bank receives a fee for each new account opened or renewed and a percentage of all finance charges paid by the cardholders.

     The $542,000 net increase in income from real estate operations primarily reflects a $437,000 retroactive property tax refund received for a property that was sold during 1994. During 1996, gains of $571,000 were realized from the sale of 25 cooperative apartments owned by the Bank's real estate subsidiaries. During 1995, $587,000 of gains were realized from the sale of 31 cooperative apartments. At December 31, 1996, 158 cooperative apartments, which are carried at a zero basis, remained available for sale.

     Income on loaned securities decreased by $21,000, to $37,000 for 1996, compared to $58,000 for 1995. Lower market demand for loaned securities was experienced during 1996. Management does not expect income from security loans to contribute substantially to non-interest income in the near future.

Non-Interest Expense

     Non-interest expense decreased $2.0 million, or 6.6%, to $27.6 million for 1996, compared to $29.6 million for 1995. Included in non-interest expense are the costs of compensation and benefits, office occupancy, federal deposit insurance corporation premiums, advertising, ORE and other general and administrative expense.

     Federal deposit insurance premiums, which rates are established by law, were $2,000, the statutory minimum, for 1996, compared to $1.5 million for 1995. During 1995, the Federal Deposit Insurance Corporation (FDIC) announced that the Bank Insurance Fund (BIF) was recapitalized as of May 31, 1995, and issued refunds of deposit insurance overpayments from June 1 through September 30, 1995. In connection with federal legislation, BIF members will be assessed a 1.3 basis point charge per $100 of insurable deposits to meet the FICO bond obligations beginning in 1997 and continuing through 1999. Assuming that the BIF remains fully funded, no additional charges will be assessed.

     ORE operations generated income of $772,000 for 1996 compared to an expense of $209,000 for 1995. This income includes a pretax gain of $705,000 recognized on the sale of a property acquired through foreclosure during the first quarter of 1996. Gains on the sale of ORE properties are recognized under the cost recovery method. During 1996, $148,000 of gains on sales of ORE were deferred.

     Occupancy and equipment expenses increased $254,000, to $5.2 million for 1996 from $5.0 million for 1995. This increase reflects increased costs as a result of the renovations at the Company's headquarters. The renovations, which began during 1995 and continued through 1996, are the first major capital improvements since completion of the building in 1974.

     Other general and administrative expense increased by $208,000, or 4.0%, reflecting increased legal fees in connection with foreclosure actions for problem loans and the Nationar claim.

     Compensation and benefit expenses decreased by $167,000, to $16.4 million from $16.6 million, or 1.0%. Salaries increased overall by $326,000, or 2.5%. During 1995, the final vesting for the Bank Recognition and Retention Plans (BRRPs) occurred, resulting in the Bank recognizing an expense of $594,000. Since the BRRPs were terminated after the final vesting in 1995, no expense was incurred for the BRRPs during 1996. A non-recurring expense of $330,000 was recognized during 1996 in connection with the 1996 Stock Option Plan for the difference between the option price set on the date of grant and the stock price on the date of stockholder approval. During 1996, the Bank realized savings of $564,000 for dental and medical insurance premiums resulting from excess insurance fund reserves. The Bank does not expect such savings in the future.

Provision for Income Taxes

     Income taxes increased by $2.9 million, or 17.8%, to $19.6 million for 1996 from $16.6 million for 1995. The provision for income taxes increased due to the increase in pretax income, as the effective tax rate remained relatively stable at 42.2% for 1996 compared to 42.8% for 1995. (See Note 15 to the Consolidated Financial Statements.)

Comparison of Operating Results for the Years Ended December 31, 1995 and 1994
------------------------------------------------------------------------------

General

     Net income for the year ended December 31, 1995 was $22.2 million, or $1.99 per share, compared with $23.6 million, or $2.02 per share, for 1994. Comments regarding the components of net income are detailed in the following paragraphs.

Interest Income

     Income on mortgage loans increased by $3.2 million, or 5.2%, to $64.3 million, from $61.1 million. The average investment in mortgage loans increased by $45.6 million, or 6.9%, to $702.3 million for 1995, from $656.7 million for 1994. The amount invested in mortgage loans has continued to increase over the past six years. Mortgages originated for the Bank's portfolio during 1995 remained relatively unchanged at $77.8 million, from $78.0 million during 1994. Mortgage originations for 1994 included an $18.5 million mortgage made in connection with the sale of a real estate property, which was included in the Company's real estate held for sale portfolio. Market interest rates decreased during 1995 compared to 1994. The mortgage portfolio yield decreased to 9.16% for 1995 from 9.31% for 1994.

     Income on debt and equity securities increased $8.5 million, or 44.3%, to $27.5 million for 1995, compared to $19.1 million for 1994. The increase in income reflects an increase in the yield to 6.03% for 1995, from 4.87% for 1994, coupled with a $64.4 million, or 16.4%, (excluding the Statement 115 adjustments for marketable equity securities), increase in the average investment in this portfolio. During 1995, activity in the investment securities portfolio included purchases of $300.0 million and maturities of $265.0 million. There were no sales of debt or equity securities during 1995. At December 31, 1995, the $439.9 million debt securities portfolio had net unrealized gains of $1.3 million, which are not expected to impact future income, as these securities are designated as held-to-maturity. The equity portfolio, which is designated as available-for-sale, was carried at its aggregate market value of $40.1 million, which exceeds its original cost of $11.7 million.

     Income on CMOs decreased by $8.4 million, or 46.7% to $9.6 million, from $18.0 million. The average investment in CMOs decreased by $188.8 million, or 47.4%, to $209.5 million for 1995. Principal payments on CMOs increased to $237.1 million during 1995 from $181.0 million during 1994. The increase in principal payments reflects more CMO payments coming due during 1995 than in 1994. During 1995, the market availability of CMOs meeting the Bank's investment guidelines remained limited, resulting in fewer CMO purchases. For 1995, purchases totaled $67.9 million, compared with $79.5 million for 1994. During 1995, the CMO portfolio yielded 4.57% compared with 4.51% for 1994. At December 31, 1995, the $144.6 million CMO portfolio had net unrealized losses of $203,000, which are not expected to impact future income, as these securities are designated as held-to-maturity.

     During 1995, MBS continued and will continue to amortize without replacement, as the Bank had previously discontinued purchasing MBS. Income earned on MBS decreased to $969,000 during 1995 from $1.3 million during 1994, reflecting the declining balance. There were no sales of MBS during 1995 or 1994. At December 31, 1995, there were unrealized gains of $847,000 and no unrealized losses in the $7.6 million MBS portfolio. These gains are not expected to impact future income, as MBS securities are designated as held-to-maturity.

     Income from federal funds sold increased to $3.0 million for 1995 from $1.6 million for 1994. The average balance invested in federal funds sold increased to $52.4 million during 1995, compared to $38.3 million during 1994. The average yield on federal funds sold increased to 5.78% during 1995 from 4.10% during 1994. Liquidity, provided by federal funds sold, is necessary to fund: mortgage lending; deposit withdrawals; dividend payments on and make repurchases of the Company's common stock; and meet obligations for non-interest expense.

Interest Expense

     Interest expense on deposits increased to $40.7 million, or 11.2%, for 1995 from $36.6 million for 1994. This increase reflects a 57 basis point increase in the average cost of funds, partially offset by a decrease in average interest bearing deposits of $77.4 million, or 6.4%, to $1.14 billion for 1995, from $1.22 billion for 1994. The increase in market interest rates during 1994 and the continued shift of the Bank's deposits from passbook and lease security accounts into certificate accounts, contributed to the increase in interest expense for 1995. Management continues to monitor deposit levels and interest rates offered by competitors.

     The obligation on the leveraged ESOP, which was satisfied during 1994, had related interest expense of $25,000. The Bank continued to make contributions to a non-leveraged ESOP during 1995.

Net Interest Income

     Net interest income increased by $611,000, to $67.0 million, from $66.4 million for 1994. For 1995, the net interest margin increased to 4.60% from 4.36% for 1994, and the net interest spread increased to 3.82% from 3.75% for 1994. The yield on interest earning assets increased to 7.39% for 1995 from 6.76% for 1994. The cost of interest bearing deposits increased to 3.57% for 1995 from 3.00% for 1994. The average balance of interest earning assets and interest bearing deposits decreased by $65.6 million and $77.4 million, respectively. As interest rates began to decrease during 1995, management reinvested proceeds from maturing investments in shorter-term securities than those investments made during 1994.

     The Bank's profitability is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest earning assets, such as loans and investments, and its interest expense on interest bearing deposits. The Bank, like most savings institutions, will continue to be affected by general changes in levels of interest rates, government regulations and other economic factors beyond its control.

Provision For Possible Loan Losses

     The provision for possible loan losses for 1995 increased slightly to $636,000 compared to $608,000 for 1994. During 1995 and 1994 management made general mortgage loan provisions of $600,000. Provisions of $36,000 and $8,000 were made against the other loan portfolio during 1995 and 1994, respectively. Future additions to the loan loss allowances will be based on management's continuing evaluations of the loan portfolio and assessments of economic conditions. Material changes in portfolio value, performance and/or general economic conditions, would further affect the amount of any such loan provisions.

Provision For Possible Other Credit Losses

     On February 6, 1995, the Superintendent of Banks for the State of New York seized Nationar, a check-clearing and trust company, freezing all of Nationar's assets. On that date, the Bank had: federal funds sold to Nationar of $10.0 million; demand accounts of $200,000 and $38,000 of Nationar capital stock. In accordance with the Company's internal procedures for monitoring asset quality, the $38,000 stock investment was written off and a provision for possible other credit losses of $2.0 million, or 20% of the remaining investment, was established during 1995.

Non-Interest Income

     Non-interest income decreased by $2.7 million, or 40.8%, to $4.0 million compared to $6.7 million in 1994. The $2.3 million net decrease in income from real estate operations reflects a $2.6 million non-recurring gain realized during 1994, from the sale of a 684 unit rental property, known as Bay Hill Gardens. (See Note 13 to the Consolidated Financial Statements.) During 1995, $587,000 of gains were realized from the sale of 31 cooperative apartments owned by the Bank's real estate subsidiaries. At December 31, 1995, 183 cooperative apartments, which are carried at a zero basis, remained available for sale.

     Income on loaned securities decreased by $214,000, to $58,000 for 1995, compared to $272,000 for 1994. Lower market demand for loaned securities was experienced during 1995. Management does not expect income from security loans to contribute substantially to non-interest income in the near future.

     Loan fees and service charges decreased $272,000, or 10.7%, primarily reflecting a decrease in prepayments and therefore the related prepayment charges for commercial mortgages. During 1995, the Bank began to offer VISA and Mastercard credit cards. This portfolio is managed by an unrelated company, which also assumes the risk of any loss.

Non-Interest Expense

     Non-interest expense decreased $1.3 million, or 4.5%, to $29.6 million for 1995, compared to $30.9 million for 1994. Included in non-interest expense are the costs of compensation and benefits, office occupancy, FDIC insurance premiums, advertising, ORE expenses and other general and administrative expense.

     Compensation and benefit expense decreased by $353,000, to $16.6 million from $16.9 million, or 2.1%. Salaries increased overall by $396,000, or 3.3% and medical insurance premiums increased $250,000. During 1994, the final allocations of the initial grant were made from the ESOP and during 1995, awards under the BRRPs were fully amortized, resulting in a $941,000 net savings. The BRRPs were terminated during 1995 and the ESOP contributions were fixed at approximately 6% of base salary.

     Occupancy and equipment expenses remained relatively stable, decreasing slightly by $44,000, to $4.9 million for 1995 from $5.0 million for 1994. This decrease reflects the results of management's emphasis on expense control. During 1996, it is expected that these costs will rise as a result of the renovations at the Company's headquarters.

     Federal deposit insurance premiums, which rates are established by law, decreased by $1.5 million, or 50.5%. During the third quarter of 1995, the FDIC announced that the BIF was recapitalized as of May 31, 1995, and issued refunds of deposit insurance overpayments from June 1 through September 30, 1995.

     The cost of ORE operations increased slightly to $209,000 for 1995 from $200,000 for 1994. Gains on the sale of ORE properties are recognized under the cost recovery method. During 1995, $167,000 of gains on the sale of ORE were deferred. At December 31, 1995, there were two significant mortgage loans totaling $20.9 million on which the Bank had commenced foreclosure proceedings. (See "Asset/Liability Management".)

     Other general and administrative expense increased by $433,000, or 9.1%, reflecting increased legal fees in connection with problem loans and the Nationar claim as well as the cost of upgrading the Bank's computer system.

Provision for Income Taxes

     Income taxes decreased by $1.4 million or 7.9% to $16.6 million for 1995 from $18.0 million for 1994. The provision for income taxes decreased due to the decrease in pretax income before cumulative effect of accounting changes. The effective tax rate decreased to 42.8% for 1995 from 43.3% for 1994. (See Note 15 to the Consolidated Financial Statements.)

Liquidity and Capital Resources
-------------------------------

     The Company's funds are primarily obtained through dividends paid by the Bank. During 1996, the Bank paid $20.0 million in dividends to the Company. The Company is provided with the long-term liquidity resources of the Bank as well as the liquidity provided by its own investments. The Bank's primary sources of funds are deposits, proceeds from maturities of securities held-to-maturity, amortization on and maturities of loans and cash flows from operations. Overall liquidity is affected by activity in general interest rates, economic conditions and competition.

     The Company's investments, excluding investments made by the Bank, are primarily in federal agency securities. The Company expects to utilize its funds to continue investing in U.S. Government and agency securities, repurchasing shares of the Company's common stock and paying dividends on its common stock, as management deems appropriate. The Company presently has no plans to expand its activities; however, should the Company decide to expand its investment activities, the Bank may pay additional cash dividends to the Company, subject to certain regulatory limitations, to fund such activities. (See Note 26 to the Consolidated Financial Statements.)

     During 1996, the Company used $27.7 million to repurchase 845,000 shares of its common stock, which represents the largest use of funds for financing activities. In addition, net deposit outflows of $19.1 million and dividend payments of $12.1 million, contributed to the net cash outflow from financing activities. The net deposit decline of $19.1 million during 1996, represents deposit increases of $4.7 million during the first quarter, followed by deposit outflows of $3.8 million, $13.3 million and $6.7 million during the second, third and fourth quarters, respectively.

     During 1996, the most significant investing activities for which cash was used included purchases of debt securities held-to-maturity and securities available-for-sale, originations of mortgage loans and purchases of CMOs. The most significant investing activities which provided cash were maturities of debt securities and principal payments on CMOs.

     The Bank is required to maintain minimum levels of liquid assets as defined by the Office of Thrift Supervision (OTS) regulations. This requirement, which may be varied at the direction of the OTS, is based upon a percentage of deposits and short-term borrowings. The required ratio at December 31, 1996 was 5.0%. The Bank's liquidity ratio is significantly in excess of the required level. The Bank's average liquidity ratios were 34.0% and 44.0% for the years ended December 31, 1996 and 1995, respectively. The Bank's high liquidity reflects management's strategy of investing funds in short-term CMOs and U.S. Government and agency securities. Management has structured the assets and liabilities of the Company to enable the Bank to meet its regulatory liquidity requirements. In addition, the asset/liability structure serves to provide funds for operating, investing and financing activities of the Company, while holding securities, other than marketable equity securities, to maturity.

     Liquidity management for the Bank is both a daily and a long-term function. Management expects the Bank to be able to maintain high levels of liquidity in the future due to its investment strategy and projected earnings. Excess funds are generally invested in short-term investments such as federal funds sold. Investments in the U.S. Government and agency securities portfolio had an average remaining maturity of thirteen months and the CMO portfolio had an average anticipated remaining maturity of fifteen months as of December 31, 1996. The Bank's most liquid assets are cash and cash equivalents which include investments in federal funds sold. The levels of these assets are dependent on the Bank's operating, financing and investing activities during any given period. (See the Consolidated Statements of Cash Flows which are part of the Consolidated Financial Statements.)

     Management is carefully monitoring the deposit outflow and has taken a series of actions aimed at curtailing the erosion of the Bank's deposit base. Management considers the Bank's relationship with its long-term customers vital to enabling the Company to continue to enhance future stockholder value. If the current trend of deposit shifts and outflows were to continue without management intervention in the long-term, the Company's future interest rate spreads, margins and net income would suffer as a result. To address these concerns, management: (1) established a more aggressive interest rate structure, in order to retain the Bank's customer relationships; (2) has placed emphasis on expanding fee income as a means of offsetting future decreases in net interest income; and (3) is focusing on the use of available technology in order to continue to reduce banking staff, which will be accomplished through attrition. To generate additional fee income, the Bank participates in the NYCE automated teller system, and receives additional fee income for issuing credit cards. The credit cards issued with the Bank's name are owned and managed by an unrelated financial institution, who incurs all risk of loss. Lastly, management has reduced assets to correlate with the decline in deposits, thereby shrinking the Company, while maintaining strong liquidity and steady earnings.

     In the event that the Bank should require funds beyond its internal ability, it may take Federal Home Loan Bank (FHLB) of New York advances. The Bank has not utilized FHLB advances to meet its liquidity needs.

Impact of Inflation and Changing Prices
---------------------------------------

     The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the Company's non-interest expense. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of New Accounting Standards Issued, But Not Yet Adopted
--------------------------------------------------------------

Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

     In June 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (Statement 125). Statement 125 establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. Under this approach, an entity, subsequent to a transfer of financial assets, must recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. Standards for distinguishing transfers of financial assets that are sales from those that are secured borrowings are provided in Statement 125. A transfer not meeting the criteria for a sale must be accounted for as a secured borrowing with pledged collateral.

     Statement 125 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It additionally requires that servicing assets and other retained interests in transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of transfer. Servicing assets and liabilities must be subsequently measured by amortization in proportion to and over the period of estimated net servicing income or loss and assessed for asset impairment, or increased obligation, based on their fair value.

     Statement 125 requires that a liability be derecognized if either (a) the debtor pays the creditor and is relieved of its obligation for the liability or
(b) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor.

     Statement 125 provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including "dollar rolls", "wash sales", loan syndications and participations, risk participations in banker's acceptances, factoring agreements, transfers of receivables with recourse and extinguishments of liabilities.

     Statement 125 supersedes FASB Statements No. 76, "Extinguishment of Debt" and No. 77, "Reporting by Transferors for Transfer of Receivables with Recourse". Statement 125 amends Statement 115, to prohibit the classification of a debt security as held-to-maturity if it can be prepaid or otherwise settled in such a way that the holder of the security would not recover substantially all of its recorded investment. Statement 125 further requires that loans and other assets that can be prepaid or otherwise settled in such a way that the holder would not recover substantially all of its recorded investment shall be subsequently measured like debt securities classified as available-for-sale or trading under Statement 115, as amended by Statement 125. Statement 125 also amends and extends to all servicing assets and liabilities the accounting for mortgage servicing rights now in Statement 65, and supersedes Statement 122.

     In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement 125". As amended, Statement 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except that its provisions with respect to securities lending, repurchase agreements and "dollar roll" transactions are effective for transfers occurring after December 31, 1997.

     The Company does not expect the adoption of Statement 125, as amended, to have a material affect on its financial condition or results of operations.

Private Securities Litigation Reform Act Safe Harbor Statement
--------------------------------------------------------------

     In addition to historical information, this Annual Report may include certain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Bank's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in detail in Item 1, "Business" of the Company's 1996 Form 10-K.



JSB FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 1996 and 1995 (In Thousands, Except Share and Per Share Amounts)


ASSETS                                                                   1996          1995
------                                                                   ----          ----
Cash and due from banks                                               $   12,894    $   14,893
Federal funds sold                                                        86,500        71,000
                                                                      ----------     ---------
  Cash and cash equivalents                                               99,394        85,893

Securities available-for-sale, at estimated fair value                    51,021        40,071
Securities held-to-maturity, net (estimated fair value
 of $461,784 and $593,991, respectively)                                 460,509       592,060
Other investments                                                          6,859         6,302
Mortgage loans, net                                                      827,052       739,037
Other loans, net                                                          27,722        29,208
Premises and equipment, net                                               16,829        15,157
Interest due and accrued                                                   9,310        12,907
Real estate held for investment, net                                       6,082         6,395
Real estate held for sale and Other real estate                            5,236         7,314
Claims receivable, net                                                      -            8,165
Other assets                                                               6,002         5,792
                                                                      ----------    ----------
           Total Assets                                               $1,516,016    $1,548,301
                                                                      ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Due to depositors                                                     $1,144,393    $1,163,446
Advance payments for real estate taxes and insurance                       8,265         8,231
Official bank checks outstanding                                           9,644        24,392
Accrued expenses and other liabilities                                    18,415        12,125
                                                                      ----------    ----------
           Total Liabilities                                           1,180,717     1,208,194
                                                                      ----------    ----------

Commitments and Contingencies

STOCKHOLDERS' EQUITY
Preferred stock ($.01 par value, 15,000,000 shares
  authorized; none issued)                                                  -             -
Common stock ($.01 par value, 30,000,000 shares
  authorized; 16,000,000 issued; 9,783,031 and
  10,504,775 outstanding, respectively)                                      160           160
Additional paid-in capital                                               163,500       162,566
Retained income, substantially restricted                                289,588       276,317
Net unrealized gain on securities available-for-sale,
  net of tax                                                              21,795        15,750
Common stock held by Benefit Restoration Plan
  Trust, at cost (166,848 shares)                                         (3,275)       (3,270)
Common stock held in treasury, at cost (6,216,969
  and 5,495,225 shares, respectively)                                   (136,469)     (111,416)
                                                                      ----------    ----------
           Total Stockholders' Equity                                    335,299       340,107
                                                                      ----------    ----------

           Total Liabilities and Stockholders' Equity                 $1,516,016    $1,548,301
                                                                      ==========    ==========



See accompanying Notes to Consolidated Financial Statements.



JSB FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 1996, 1995 and 1994
(In Thousands, Except Per Share Amounts)


                                                              1996         1995        1994
                                                              ----         ----        ----
Interest Income:
  Mortgage loans, net                                      $  69,113    $  64,309   $  61,142
  Debt & equity securities, net                               21,695       27,545      19,088
  Collateralized mortgage obligations, net (CMOs)             10,063        9,572      17,951
  Other loans, net                                             2,138        2,299       1,988
  Mortgage-backed securities, net (MBS)                          739          969       1,288
  Federal funds sold                                           3,863        3,032       1,570
                                                           ---------    ---------   ---------
   Total Interest Income                                     107,611      107,726     103,027
                                                           ---------    ---------   ---------

Interest Expense:
  Deposits                                                    40,217       40,707      36,594
  Employee Stock Ownership Plan obligation                      -            -             25
                                                           ---------    ---------   ---------
   Total Interest Expense                                     40,217       40,707      36,619
                                                           ---------    ---------   ---------
   Net Interest Income                                        67,394       67,019      66,408
Provision for Possible Loan Losses                               640          636         608
(Recovery of) Provision for Possible Other Credit Losses      (2,040)       2,040        -
                                                           ---------    ---------   ---------
  Net Interest Income After Provision
    for Possible Credit Losses                                68,794       64,343      65,800
                                                          ---------    ----------   ---------

Non-Interest Income:
  Real estate operations, net                                  1,767        1,225       3,497
  Loan fees and service charges                                2,833        2,280       2,552
  Income on loaned securities                                     37           58         272
  Miscellaneous income                                           444          432         431
                                                           ---------    ---------   ---------
   Total Non-Interest Income                                   5,081        3,995       6,752
                                                           ---------    ---------   ---------

Non-Interest Expense:
  Compensation and benefits                                   16,412       16,579      16,932
  Occupancy and equipment expenses (net of rental
   income of $1,126, $1,199 and $1,189, respectively)          5,211        4,957       5,001
  Federal deposit insurance premiums                               2        1,477       2,983
  Advertising                                                  1,340        1,142       1,057
  Other real estate (income) expense, net                       (772)         209         200
  Other general and administrative                             5,405        5,197       4,764
                                                           ---------    ---------   ---------
   Total Non-Interest Expense                                 27,598       29,561      30,937
                                                           ---------    ---------   ---------

   Income Before Provision for Income Taxes                   46,277       38,777      41,615
   Provision for Income Taxes                                 19,552       16,603      18,018
                                                           ---------    ---------   ---------

   Net Income                                              $  26,725    $  22,174   $  23,597
                                                           =========    =========   =========

Income and Cash Dividends Per Share:
 Earnings per common and common equivalent share           $    2.54    $    1.99   $    2.02
                                                           =========    =========   =========
 Cash Dividends                                            $    1.20    $    1.00   $     .72
                                                           =========    =========   =========








See accompanying Notes to Consolidated Financial Statements.



JSB FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years ended December 31, 1996, 1995 and 1994 (In Thousands, Except Per Share Amounts)
                                                                 1996       1995      1994
                                                                 ----       ----      ----
Common Stock (Par value: $.01)
Balance at beginning and end of year                           $    160   $    160  $    160
                                                               --------   --------  --------

Additional Paid-in Capital
Balance at beginning of year                                    162,566    160,962   159,606
  Net allocation (distribution) of common stock
   for Benefit Restoration Plan                                       5       (199)      373
  Tax benefit for stock plans                                       599      1,645       983
  Reallocation of forfeited Bank Recognition and
   Retention Plans shares                                          -           158      -
  Compensation expense for 1996 option plan                         330       -         -
                                                               --------   --------  --------
Balance at end of year                                          163,500    162,566   160,962
                                                               --------   --------  --------

Retained Income, Substantially Restricted
Balance at beginning of year                                    276,317    266,361   251,959
  Net income                                                     26,725     22,174    23,597
  Tax benefit for dividends paid to Employee Stock
   Ownership Plan (ESOP)                                           -          -           11
  Loss on reissuance of treasury stock                           (1,364)    (1,602)   (1,210)
  Cash dividends on common stock ($1.20, $1.00, $.72,
    respectively)                                               (12,090)   (10,616)   (7,996)
                                                                -------    -------   -------
Balance at end of year                                          289,588    276,317   266,361
                                                                -------    -------   -------

Net Unrealized Gain on Securities Available-for-Sale, Net of Tax
Balance at beginning of year                                     15,750      8,892      -
  Cumulative effect of a change in accounting for
   securities available-for-sale at January 1, 1994
   net unrealized gain (net of tax of $7,000)                      -          -        8,761
  Change in net unrealized gains on securities available-
   for-sale (net of tax of $4,863, $5,517 and $105,
   respectively)                                                  6,045      6,858       131
                                                               --------   --------  --------
Balance at end of year                                           21,795     15,750     8,892
                                                               --------   --------  --------

Unallocated Common Stock Held by Leveraged ESOP
Balance at beginning of year                                       -          -       (1,045)
  Allocation of Leveraged ESOP stock                               -          -        1,045
                                                               --------   --------  --------
Balance at end of year                                             -          -         -
                                                               --------   --------  --------

Unearned Common Stock Held by Bank Recognition and
 Retention Plans
Balance at beginning of year                                       -          (516)   (1,504)
  Earned during the period                                         -           516       988
                                                               --------   --------  --------
Balance at end of year                                             -          -         (516)
                                                               --------   --------  --------

Common Stock Held by Benefit Restoration Plan Trust, at Cost
Balance at beginning of year                                     (3,270)    (3,469)   (3,096)
  Common stock acquired                                             (11)        (9)     (378)
  Common stock distributed                                            6        208         5
                                                               --------    -------  --------
Balance at end of year                                           (3,275)    (3,270)   (3,469)
                                                               --------    -------  --------

Common Stock Held in Treasury, at Cost
Balance at beginning of year                                   (111,416)  (104,756)  (80,873)
  Common stock reacquired                                       (27,650)    (9,881)  (26,404)
  Common stock reissued for options exercised                     2,597      3,221     2,521
                                                               --------   --------  --------
Balance at end of year                                         (136,469)  (111,416) (104,756)
                                                               --------   --------  --------
Total Stockholders' Equity                                     $335,299   $340,107  $327,634
                                                               ========   ========  ========

See accompanying Notes to Consolidated Financial Statements.



JSB FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 1996, 1995 and 1994 (In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:                        1996         1995          1994
                                                             ----         ----          ----
Net income                                               $  26,725    $  22,174     $  23,597
Adjustments  to  reconcile   net  income  to  net
  cash  provided  by  operating activities:
Provision for possible loan losses                             640          636           608
(Recovery of) provision for possible other credit losses    (2,040)       2,040          -
Loss on Nationar capital stock                                -              38          -
Net gain on sale/redemption of equity securities                (2)         -            -
(Decrease) increase in deferred loan fees
 and discounts, net                                           (593)        (608)        1,743
Accretion of discount (in excess of) less than
 amortization of premium on MBS and CMOs                      (578)         320           896
Accretion of discount in excess of amortization
 of premium on debt securities                                (249)        (248)         (140)
Depreciation and amortization of premises and equipment      1,826        1,920         1,847
Mortgage loans originated for sale                          (1,621)      (1,792)       (1,923)
Proceeds from sale of mortgage loans originated for sale     1,737        1,818         1,946
Gain on sale of mortgage and other loans                       (53)         (61)          (26)
Expense recognized for Bank Recognition and Retention Plans   -             675           988
Net expense recorded for leveraged ESOP                       -            -              978
Tax benefit for cash dividends paid to ESOP                   -            -               11
Tax benefit for stock plans credited to capital                599        1,645           983
Gain on sale of real estate held for sale                     (571)        (587)       (2,737)
Decrease (increase) in interest due and accrued              3,597          752        (2,272)
Transfer of federal funds sold to Nationar to
 claims receivable                                            -         (10,205)         -
Payments received against Nationar claim                    10,205         -             -
Net gain on sale of other real estate                         (688)        -             -
(Increase) decrease in official bank checks outstanding    (14,748)       3,986       (2,899)
Other                                                        1,547       (1,389)        1,111
                                                         ---------    ---------     ---------
  Net cash provided by operating activities                 25,733       21,114        24,711
                                                         ---------    ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated:
 Mortgage loans                                           (136,218)     (77,826)      (59,548)
 Other loans                                               (19,032)     (25,718)      (21,426)
Purchases of CMOs held-to-maturity                        (124,275)     (67,889)      (79,458)
Purchases of debt securities held-to-maturity and
 securities available-for-sale                            (534,569)    (300,047)     (615,000)
Principal payments on:
 Mortgage loans                                             46,506       22,672        31,129
 Other loans                                                19,656       22,556        20,169
 CMOs                                                      114,105      237,060       181,024
 MBS                                                         2,047        2,324         4,900
Proceeds from maturities of U.S. Government and
 federal agency securities                                 675,000      265,000       627,000
Proceeds from sale of other loans                              934        1,372         1,391
Purchases of Federal Home Loan Bank stock                     (557)        (188)         -
Proceeds from redemption of Federal Home Loan Bank stock      -            -            4,147




                                                                                       Continued


JSB FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
Years ended December 31, 1996, 1995 and 1994  (In Thousands)


                                                             1996         1995          1994
                                                             ----         ----          ----

Proceeds from sale/redemption of equity securities              30         -             -
Purchases of premises and equipment, net of disposals       (3,498)      (2,647)       (2,212)
Net decrease (increase) in real estate held for
 investment                                                    313          168          (350)
Proceeds from sale of real estate held for sale                571          587         5,233
Proceeds from sale of Other real estate                      2,759         -             -
Net decrease in investment in real estate held for sale      1,522        1,995         1,022
                                                           -------      -------       -------
  Net cash provided by investing activities                 45,294       79,419        98,021
                                                           -------      -------       -------


CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in due to depositors                          (19,053)     (40,978)      (69,493)
Increase (decrease) in advance payments for real
 estate taxes and insurance                                     34          (79)          889
Proceeds upon exercise of common stock options               1,233        1,619         1,311
Contributions to leveraged ESOP                               -            -           (1,011)
Cash dividends paid to common stockholders                 (12,090)     (10,616)       (7,996)
Payments to repurchase common stock                        (27,650)      (9,881)      (26,404)
                                                         ---------    ---------     ---------
   Net cash used by financing activities                   (57,526)     (59,935)     (102,704)
                                                         ---------    ---------     ---------

Net increase in cash and cash equivalents                   13,501       40,598        20,028
Cash and cash equivalents at beginning of year              85,893       45,295        25,267
                                                         ---------    ---------     ---------
Cash and cash equivalents at end of year                 $  99,394    $  85,893     $  45,295
                                                         =========    =========     =========


Supplemental Disclosures of Cash Flow Information
Cash paid for:
 Interest on deposits                                    $  40,215    $  40,721     $  36,601
                                                         =========    =========     =========
 Income taxes                                            $  22,370    $  18,216     $  21,308
                                                         =========    =========     =========
 ESOP obligation                                         $    -       $    -        $  (1,045)
                                                         =========    =========     =========

Supplemental Disclosures of Noncash Investing and
 Financing Activities
Real estate acquired through foreclosure                 $   8,190    $    -        $   1,472
                                                         =========    =========     =========

Mortgage  originated  upon sale of real estate
 from the held for sale  portfolio and Other real
 estate                                                  $   6,675    $    -        $  18,500
                                                         =========    =========     =========

January 1, 1994 transfer of securities from held-
 for-investment to available-for-sale, at estimated
 fair value                                              $    -       $    -        $  27,364
                                                         =========    =========     =========

Deferred tax liability on securities available-for-sale  $  17,534    $  12,671     $   7,154
                                                         =========    =========     =========







See accompanying Notes to Consolidated Financial Statements.

                       JSB FINANCIAL, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements




NOTE (1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS

     JSB Financial, Inc.(Company or Parent) is a unitary savings and loan holding company. The Company holds all of the outstanding common stock of its subsidiary, Jamaica Savings Bank FSB (the Bank or the Subsidiary). The Company is subject to the financial reporting requirements of the Securities Exchange Act of 1934.

(a)  Basis of Financial Statement Presentation
     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities as of the dates of the consolidated statements of financial condition and revenues and expenses for the periods presented. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowances for credit losses and the valuation of real estate held for sale and other real estate and real estate held for investment (real estate holdings). These estimates are primarily reactive to actual and anticipated changes in the real estate market, the economy in the Bank's market area and debtors' financial condition. In connection with the determination of allowances, management reviews: loan performance; historical trends; appraisals of properties securing significant mortgages; investment ratings for equity securities; and capital and liquidity levels for correspondent banks, on an ongoing basis.

     The ultimate collection of the Bank's loan portfolio and the recovery of its various real estate holdings is susceptible to economic conditions in the Bank's market area and changes thereto. The Bank's mortgage loans are secured primarily by properties located in the New York-metropolitan area. In addition, all real estate holdings are located in the same market area.

     Management believes that the allowances for credit losses as presented in these consolidated financial statements are adequate. Available information is utilized to identify probable losses on loans, real estate holdings, and various other investments. Future additions to the allowances could be necessary based on changes in debtors' financial condition, economic conditions or if economic conditions differ from management's previous assessments. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

(b)  Principles of Consolidation
     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, as consolidated with its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(c)  Consolidated Statements of Cash Flows
     For the purposes of reporting cash flows, the Company considers all short-term investments with a maturity of less than three months from date of purchase to be cash equivalents.

(d)  Securities
     Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115). Under Statement 115, the Company is required to report debt, readily-marketable equity, and mortgage-backed securities in one of the following categories: (i) "held-to-maturity" (when management has a positive intent and ability to hold to maturity) which are reported at amortized cost; (ii) "trading" (when held for current resale) which are to be reported at estimated fair value, with unrealized gains and losses included in earnings; and (iii) "available-for-sale" (all other debt and equity securities not designated as held-to-maturity or trading) which are reported at estimated fair value, with unrealized gains and losses excluded from earnings and reported, net of tax, as a separate component of stockholders' equity.

     The designation of a security as held-to-maturity or available-for-sale is made at the time of acquisition. Upon adopting Statement 115, management reviewed the composition of the investment portfolio and designated all securities, other than marketable equity securities, as held-to-maturity. On January 1, 1994, marketable equity securities totaling $11,577,000, at cost, were designated as available-for-sale and recorded at their fair value of $27,364,000. The Company does not maintain any investments for trading purposes. The adoption of Statement 115 had no impact on net income.

     Discounts on debt securities are accreted to income and premiums are amortized against income over the life of the security using a method which approximates the level yield method. Gains and losses on the sales of securities, if any, are recognized upon realization, using the specific identification method.

(e)  Loans
     Loans are carried at unpaid principal balances net of any deferred loan fees and unearned discounts. Discounts are accreted to income using a method which approximates the level yield method, over the composite average life of the loans. Loan fees received for commitments to make or purchase loans, are deferred and accreted into income over the life of the loan using the level yield method.

     Interest is accrued monthly on the outstanding balances of loans. Mortgages 90 days in arrears and/or loans where full collection of principal and interest is questionable are placed on nonaccrual status, at which time loan interest due and accrued is reversed against interest income of the current period. A nonaccrual loan is restored to accrual status when principal and interest payments are current and full payment of principal and interest is expected. Cash receipts on an impaired loan are applied to principal and interest in accordance with the contractual terms of the loan unless full payment of principal is not expected, in which case both principal and interest payments received are netted against the loan balance. The Bank continues to accrue interest income on non-insured other loans up to 120 days delinquent, beyond which time the loan balance is written off.

     On January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" (Statement 114), and the amendment thereof, SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition Disclosures" (Statement 118). In accordance with these standards, the Company considers a loan impaired if it is probable that, based upon current information, a creditor will be unable to collect all amounts due according to the contractual terms of a loan agreement. Statement 114 does not apply to large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including the Company's one-to four-family mortgage loans and consumer loans other than those modified in a troubled debt restructure (TDR). The Company generally does not consider a loan impaired when the delay in the timing of payments is three months or less or the shortfall in the amount of payments is the lower of $10,000 or 1.0% of the loan amount. The adoption of Statements 114 and 118 had no impact on net income.

     Loans individually reviewed for impairment by the Company are limited to loans secured by multi-family, commercial, construction and underlying cooperative properties, loans modified in TDRs and selected large one-to four-family loans. Examples of measurement techniques utilized by the Company include present value of expected future cash flows, the loan's market price if one exists and the estimated fair value of the collateral. Reserves are established against impaired loans in amounts equal to the difference between the recorded investment in the asset and either the present value of the cash flows expected to be received, or the fair value of the underlying collateral if foreclosure is deemed probable or if the loan is considered collateral dependent. The Company's impaired loan identification and measurement process is conducted in conjunction with the Company's review of the adequacy of its allowance for loan losses.

     A loan is deemed a TDR by the Company when concessionary modifications to the original contractual terms are made for economic or legal reasons related to the debtor's financial difficulties. Loans modified in a TDR subsequent to the adoption of Statement 114 are considered impaired, unless in periods subsequent to restructuring the loan is performing in accordance with the new terms of the agreement and such terms reflect those that would be offered by the Bank for a new credit. Valuation allowances associated with such impaired loans are measured in accordance with Statement 114 throughout the loan term. Modifications made to loans in TDRs prior to the adoption of Statement 114 that are not considered impaired based on the terms of the restructuring agreement continue to be accounted for under Statement 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings", are not included in the Company's impaired loan statistics.

     Loans originated for sale are carried at the lower of unpaid principal balance, net of any discounts and deferred fees or estimated fair value, in the aggregate.

(f)  Allowance for Possible Loan Losses
    The allowance for possible loan losses is available for future charge-offs of loans. The allowance is increased by the provision for possible loan losses made and recoveries of loans previously charged off. The allowance is reduced by charge-offs, in whole or in part, of problem loans. The allowance for possible loan losses is based on continuous analysis of the loan portfolio and reflects an amount which in management's judgment is adequate to provide for possible loan losses in the existing portfolio. In evaluating the portfolio, management considers numerous factors, such as the Bank's loan growth, prior loss experience, present and potential risks of the loan portfolio and current economic conditions and entails management's review of delinquency reports, loan to value ratios, collateral condition and debt coverage ratios.

 (g)  Premises and Equipment
     Depreciation is computed on the straight-line method over the estimated useful life of the related assets. Estimated lives are 15 to 60 years for buildings and 5 to 8 years for furniture and fixtures. Amortization for leasehold improvements is computed on the straight-line method over the lesser of the term of the lease or the asset's estimated useful life. Premises and equipment are carried at cost, net of accumulated depreciation.

(h)  Real Estate Held for Investment
     Real estate held for investment represents real estate properties financed, owned and operated by the Bank's subsidiaries. Significant improvements have been made to the properties, thereby increasing the amount invested in individual properties. The properties were initially recorded at the lower of cost or fair value at acquisition (if foreclosed property) or cost (if purchased) and subsequently increased by capital improvements and decreased by depreciation. Management monitors each investment on a continuous basis. Valuation allowances for estimated losses on real estate held for investment are provided when a significant and permanent decline in value occurs.

     In the event of a change in classification from "held for investment" to "held for sale", the property's carrying value is compared to fair value less estimated selling costs (i.e. net fair value). If the carrying value exceeds net fair value, the investment is adjusted down through a valuation allowance, and subsequently carried at the lower of the carrying value or net fair value.

(i)  Real Estate Held for Sale and Other Real Estate
     Real estate held for sale is carried at lower of cost or net fair value. Gains on the sale, if any, are accounted for using the cost recovery method. Revenues and expenses from the operations are reflected, as incurred, in the Company's operating results. (See Note 12.)

     Real estate properties acquired through foreclosure, known as other real estate (ORE), are recorded at the lower of the net unpaid loan balance at the foreclosure date plus related costs, or net fair value. Subsequent valuation adjustments are made if the net fair value decreases below the carrying amount. Gains, if any, on the sale of ORE are accounted for using the cost recovery method.

 (j)  Income Taxes
     The Company follows SFAS No. 109,  "Accounting for Income Taxes" (Statement
109), which requires the asset and liability method of accounting for income taxes. Under the asset liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates, applicable to future years, to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Under Statement 109, deferred tax assets are recognized if it is more likely than not that a future benefit will be realized. It is management's position, as currently supported by the facts and circumstances, that no valuation allowance is necessary against any of the Company's deferred tax assets (See Notes 15 and 17.)

(k)  Earnings Per Share
     Earnings per share is based on net income for the periods presented, divided by the sum of the weighted average number of shares actually outstanding plus common stock equivalents. Common stock equivalents are computed under the treasury stock method. For the years ended December 31, 1996, 1995 and 1994, weighted average common stock and common stock equivalents, used to compute primary earnings per share, were 10,531,000, 11,138,000 and 11,663,000, respectively.

(l)  Reclassification
     Reclassifications have been made to prior year financial statements to conform with the 1996 presentation.

(m)  Treasury Stock
     Repurchases of common stock are accounted for under the cost method, whereby shares repurchased are recorded in a contra-equity account. (See Note 2.)

(n)  Adoption of Accounting Standards
        Stock Based Compensation
        ------------------------
     In October, 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, "Accounting for Stock-Based Compensation" (Statement 123). Statement 123 applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity's common stock price, except for employee stock ownership plans.

     Statement 123 established a fair value based method of accounting for stock-based compensation arrangements with employees rather than the intrinsic value based method that is contained in Accounting Principles Board Opinion 25 (Opinion 25). Statement 123 does not require an entity to adopt the new fair value based method for purposes of preparing its basic financial statements. While the Statement 123 fair value based method is considered by the FASB to be preferable to the Opinion 25 method, entities may opt to continue to use the method prescribed by Opinion 25. Entities not adopting the fair value based method under Statement 123 are required to present pro forma net income and earnings per share, in the notes to the financial statements, as if the fair value based method had been adopted.

     The accounting requirements of Statement 123 are effective for transactions entered into during fiscal years that begin after December 15, 1995. The disclosure requirements became effective for financial statements for fiscal years beginning after December 15, 1995, or for any earlier fiscal year for which Statement 123 is initially adopted for recognizing compensation cost. Pro forma disclosures required for entities that elect to continue to measure cost using the Opinion 25 method must include the effects of all awards granted in fiscal years that begin after December 15, 1994. Pro forma disclosures for awards granted in the first fiscal year beginning after December 15, 1994, need not be included in financial statements for that fiscal year but should be presented subsequently whenever financial statements for that fiscal year are presented for comparative purposes with financial statements for a later year. During 1996, the Company adopted the disclosure provisions of Statement 123 and continues to measure cost using the Opinion 25 method for purposes of preparing its consolidated financial statements. Therefore, Statement 123 had no impact on the Company's financial condition or results of operation. (See Note 22.)

    Impairment of Long-Lived  Assets and Long-Lived  Assets to Be Disposed Of
    -------------------------------------------------------------------------
     In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (Statement
121). This statement requires that long-lived assets and certain identifiable intangibles, and goodwill related to those assets to be held and used and long-lived assets and certain identifiable intangibles to be disposed of, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

     In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset.

        Statement 121 generally requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell.

        Statement 121 became effective for fiscal years beginning after December 15, 1995, applied prospectively. The Company's adoption of Statement 121, effective January 1, 1996, had no material impact on its financial condition or results of operations.

     Mortgage Servicing Rights
     -------------------------
        In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights" (Statement 122). Statement 122 amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities" (Statement 65), to require that a company recognize, as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. A company that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. This statement also requires that a company assess its capitalized mortgage servicing rights for impairment based on an estimated fair value of those rights.

     Statement 122 became effective for fiscal years beginning after December 15, 1995, applied prospectively. The Company's adoption of Statement 122, effective January 1, 1996 has not resulted in the recognition of mortgage servicing rights as separate assets, as the Company's sales of mortgage loans with servicing retained have been immaterial.

(o)  Impact of New Accounting Standards Not Yet Adopted
     Transfers and Servicing of Financial Assets and Extinguishments of Liabilities
     -----------
     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (Statement
125). Statement 125 establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. Under this approach, an entity, subsequent to a transfer of financial assets, must recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. Standards for distinguishing transfers of financial assets that are sales from those that are secured borrowings are provided in Statement 125. A transfer not meeting the criteria for a sale must be accounted for as a secured borrowing with pledged collateral.

     Statement 125 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It additionally requires that servicing assets and other retained interests in transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of transfer. Servicing assets and liabilities must be subsequently measured by amortization in proportion to and over the period of estimated net servicing income or loss and assessed for asset impairment, or increased obligation, based on their fair value.

        Statement 125 requires that a liability be derecognized if either (a) the debtor pays the creditor and is relieved of its obligation for the liability or (b) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor.

     Statement 125 provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including "dollar rolls", "wash sales", loan syndications and participations, risk participations in banker's acceptances, factoring agreements, transfers of receivables with recourse and extinguishments of liabilities.

     Statement 125 supersedes FASB Statements No. 76, "Extinguishment of Debt" and No. 77, "Reporting by Transferors for Transfer of Receivables with Recourse". Statement 125 amends Statement 115, to prohibit the classification of a debt security as held-to-maturity if it can be prepaid or otherwise settled in such a way that the holder of the security would not recover substantially all of its recorded investment. Statement 125 further requires that loans and other assets that can be prepaid or otherwise settled in such a way that the holder would not recover substantially all of its recorded investment shall be subsequently measured like debt securities classified as available-for-sale or trading under Statement 115, as amended by Statement 125. Statement 125 also amends and extends to all servicing assets and liabilities the accounting for mortgage servicing rights now in Statement 65, and supersedes Statement 122.

     In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement 125". As amended, Statement 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except that its provisions with respect to securities lending, repurchase agreements and dollar-roll transactions are effective for transfers occurring after December 31, 1997.

     The Company does not expect that the adoption of Statement 125, as amended, will have a material affect on its financial condition or results of operations.

 NOTE (2) STOCK REPURCHASE PROGRAMS
      During the years ended December 31, 1996, 1995 and 1994, the Company repurchased 845,000, 339,485 and 1,116,515 shares at an average price of $32.72, $29.11 and $23.65 per share, respectively. The Company issued 123,256, 161,860 and 131,104 shares of treasury stock for options exercised during 1996, 1995 and 1994, respectively. There were 6,216,969 and 5,495,225 shares of common stock in the treasury at December 31, 1996 and 1995, respectively.

NOTE (3) SECURITIES
     The  following  tables  set  forth  information   regarding  the  Company's
securities as of December 31:

                                                         1996
                                                         ----
Securities Available-for-Sale:
------------------------------

                                                Estimated        Gross Unrealized
                                      Cost      Fair Value      Gains       Losses
                                      ----      ----------      -----       ------
                                                     (In Thousands)
Marketable equity securities        $ 11,692    $ 51,021       $39,368      $    39
                                    ========    ========       =======      =======


Securities Held-to-Maturity:
----------------------------
                                                Estimated
                                    Amortized     Fair           Gross Unrealized
                                      Cost       Value          Gains       Losses
                                      ----       -----          -----       ------
                                                     (In Thousands)
U.S. Government and Federal
  Agency securities                 $299,645    $300,262       $   617      $  -

CMOs, net                            155,272     155,421           436          287

MBS:
  GNMA                                 4,999       5,455           456         -
  FNMA                                   152         166            14         -
  FHLMC                                  441         480            39         -
                                    --------    --------       -------      -------
 Total MBS, net                        5,592       6,101           509         -
                                    --------    --------       -------      -------

     Total                          $460,509    $461,784       $ 1,562      $   287
                                    ========    ========       =======      =======

                                                          1995
                                                          ----
Securities Available-for-Sale:
------------------------------

                                                Estimated        Gross Unrealized
                                      Cost      Fair Value      Gains       Losses
                                      ----      ----------      -----       ------
                                                     (In Thousands)
Marketable equity securities        $ 11,650    $ 40,071       $28,488     $    67
                                    ========    ========       =======     =======


Securities Held-to-Maturity:
----------------------------
                                                Estimated
                                    Amortized     Fair           Gross Unrealized
                                      Cost       Value          Gains       Losses
                                      ----       -----          -----       ------
                                                     (In Thousands)
U.S. Government and Federal
  Agency securities                 $439,896    $441,183       $ 1,311      $    24

CMOs, net                            144,607     144,404           212          415

MBS:
  GNMA                                 6,667       7,428           761         -
  FNMA                                   235         260            25         -
  FHLMC                                  655         716            61         -
                                    --------    --------       -------      -------
 Total MBS, net                        7,557      _8,404           847         -
                                    --------    --------       -------      -------

     Total                          $592,060    $593,991       $ 2,370      $   439
                                    ========    ========       =======      =======


  GNMA - Government National Mortgage Association
  FNMA - Federal National Mortgage Association
  FHLMC - Federal Home Loan Mortgage Corporation

     CMOs represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. All of the CMOs held by the Company consist of First Tranche-Planned Amortization Class Bonds collateralized by FNMA, FHLMC and GNMA mortgage-backed securities which in turn are collateralized by whole loans. MBS represent securities issued by governmental mortgage agencies and collateralized by mortgage loans.

     During 1996, the Bank sold or redeemed marketable equity securities totaling $30,000, realizing gross gains of $4,000 and gross losses of $2,000. There were no sales of securities during the years ended December 31, 1995 or 1994.

     Presented in the table below is the contractual maturity distribution, for debt securities held-to-maturity at December 31, 1996:

                                                       Estimated
                                   Amortized             Fair
                                    Cost                 Value
                                    ----                 -----
                                          (In Thousands)
Within 1 year                      $179,829             $179,918
After 1 year through 5 years        177,617              178,374
After 5 years through 10 years       99,623               99,769
After 10 years                        3,440                3,723
                                   --------             --------
    Total                          $460,509             $461,784
                                   ========             ========

     Actual maturities of CMOs and MBS may differ substantially from the presentation, due to prepayment activity. The table reflects the balance of the entire security in the category in which the final contractual payment is due.

     The Bank loans securities to specified brokerage houses. These loaned securities are collateralized at a minimum of 102% of their fair value with government securities and/or cash. To protect the Bank's investment, the agreements contain provisions to increase the collateral obtained, should the fair value of the collateral decline or the fair value of the security loaned increase. Upon termination of the agreement, securities loaned are returned to the Bank. The following table reflects the carrying value of securities loaned and their estimated fair value and the estimated fair value of the collateral at December 31:

                                               1996              1995
                                               ----              ----
                                                   (In Thousands)

Amortized cost - Securities loaned            $  -             $ 18,500
                                              ========         ========

Estimated fair value - Securities loaned      $  -             $ 18,557
                                              ========         ========

Estimated fair value - Collateral             $  -             $ 19,256
                                              ========         ========

NOTE (4)  OTHER INVESTMENTS

     Other investments at December 31, 1996 and 1995 were as follows:

                                       1996                     1995
                                       ----                     ----
                                           Estimated                Estimated
                                Carrying     Fair        Carrying     Fair
                                 Value       Value        Value      Value
                                 -----       -----        -----      -----
                                             (In Thousands)

  Investment required by law*  $  6,829  $  6,829        $  6,272  $  6,272
  Other stock                        30        30              30        30
                               --------  --------        --------  --------
   Total other investments     $  6,859  $  6,859        $  6,302  $  6,302
                               ========  ========        ========  ========

* The Bank is required to hold shares of the Federal Home Loan Bank of New York.

NOTE (5)  LOANS

     Loans are summarized as follows:
                                                   December 31,
                                                   ------------
                                           1996                   1995
                                           ----                   ----
                                                   (In Thousands)
Mortgage loans:
  One-to four-family                     $ 76,848               $ 82,391
  Multi-family                            433,224                344,337
  Underlying cooperative*                 262,221                263,972
  Commercial                               61,829                 55,662
  Construction                              1,836                  1,492
                                         --------               --------
   Total mortgage loans                   835,958                747,854
                                         --------               --------

Deferred loan fees and unearned
 discounts                                 (3,730)                (4,242)
Allowance for possible loan losses         (5,176)                (4,575)
                                         --------               --------

   Total mortgage loans, net             $827,052               $739,037
                                         ========               ========

Other loans:
  Student                                $  6,204               $  7,466
  Consumer                                  4,350                  4,092
  Loans secured by deposit accounts         8,328                  8,489
  Overdraft loans                             237                    220
  Property improvement                      8,775                  9,165
                                         --------               --------
   Total other loans                       27,894                 29,432
                                         --------               --------

Unearned discounts                            (21)                  (102)
Allowance for possible loan losses           (151)                  (122)
                                         --------               --------

   Total other loans, net                $ 27,722               $ 29,208
                                         ========               ========

* Underlying cooperative loans are first liens on cooperative property and are senior to loans on the individual units commonly called cooperative share loans.

NOTE (6)  LOAN DELINQUENCIES
     Information regarding loans delinquent 90 days or more at December 31, 1996 and 1995 is summarized as follows:

                                              1996                   1995
                                              ----                   ----
                                        Number   Principal     Number   Principal
                                          of      balance        of      balance
                                        loans    of loans      loans    of loans
                                        -----    --------      -----    --------
                                                  (Dollars in Thousands)

          Delinquent loans:
           Guaranteed*                  144       $   692        132       $  751
           Non-guaranteed                15        13,459          8          324
                                        ---       -------        ---       ------

          Total delinquencies
           over 90 days                 159       $14,151        140       $1,075
                                        ===       =======        ===       ======

          Ratio of loans 90 days
           or more past due to
           total gross loans                 1.64%                    .14%
                                             ====                     ===

     *These loans are guaranteed by the Federal Housing Administration, the Veterans
       Administration or New York State Higher Education Services Corporation.

        At December 31, 1996, there was one mortgage loan with a balance of $12,754,000 on non-accrual status. At December 31, 1995 there were two loans totaling $20,903,000 on non-accrual status comprised of a $12,754,000 underlying cooperative mortgage which was 60 days in arrears and an $8,149,000 multi-family property mortgage which was current and being accounted for on a cash basis, as payments were received through the bankruptcy court. Net interest income was reduced by approximately $1,180,000, $197,000 and $150,000 for the years ended December 31, 1996, 1995 and 1994 in connection with non-accrual loans.



     The following table summarizes information regarding the Company's impaired loans at December 31:
                                                       1996
                                                       ----
                                                      Allowance
                                         Recorded     for Loan      Net
                                        Investment     Losses   Investment
                                        ----------     ------   ----------
                                                    (In Thousands)
Underlying Cooperative:
  With a related allowance               $  -          $  -        $  -
  Without a related allowance             12,754          -         12,754
                                         -------       -------     -------
 Total Impaired Loans                    $12,754       $  -        $12,754
                                         =======       =======     =======

        There were no impaired loans at December 31, 1995.

        There were no loans included in the above table which were modified in a TDR. The entire balance of impaired loans at December 31, 1996 represents loans on non-accrual status. The average balance of impaired loans for 1996 and 1995 was $12,754,000 and $208,000, respectively. There was no interest income recorded for impaired loans (for the period in which the loans were identified as impaired) during 1996 and 1995. For the years ended December 31, 1996 and 1995, impaired loans resulted in foregone interest of $1,180,000 and $29,000, respectively. At December 31, 1996 and 1995, loans restructured in a TDR, other than those classified as impaired loans and/or non-accrual loans, were $1,874,000 and $1,663,000, respectively. Interest forfeited attributable to these loans was $62,000, $62,000 and $6,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE (7)  ALLOWANCE FOR POSSIBLE LOAN LOSSES

     Activity in the allowance for possible loan losses for the years ended December 31, 1996, 1995 and 1994 is summarized as follows:

                                          Mortgage loans               Other loans
                                          --------------               -----------
                                    1996       1995      1994      1996   1995   1994
                                    ----       ----      ----      ----   ----   ----
                                                     (In Thousands)

Balance at beginning of period      $4,575     $3,976    $4,000    $122   $109   $136
Provision for possible loan losses     600        600       600      40     36      8
Loans charged off                     -            (1)     (624)    (33)   (43)   (40)
Recoveries of loans previously
   charged off                           1       -         -         22     20      5
                                    ------     ------    ------    ----   ----   ----
Balance at end of period            $5,176     $4,575    $3,976    $151   $122   $109
                                    ======     ======    ======    ====   ====   ====


NOTE (8)  MORTGAGE LOAN SERVICING
     A summary of principal balances, servicing income and the number of loans serviced for others by the Bank at and for the years ended December 31, 1996, 1995 and 1994 were as follows:

                                    1996       1995      1994
                                    ----       ----      ----
                                      (Dollars in Thousands)

         Principal balances        $16,016    $18,381   $21,605
                                   =======    =======   =======

         Servicing income          $    39    $    47   $    81
                                   =======    =======   =======

         Number of loans             1,494      2,023     2,623
                                     =====      =====   =======

     The balance of loans sold with full recourse was $7,366,000 and $10,330,000 at December 31, 1996 and 1995, respectively. The Bank has not sold any loans with recourse since 1985. The Bank sold, without recourse, $1,715,000 and $1,792,000 of mortgage loans to FNMA and/or the State of New York Mortgage Association (SONYMA) during 1996 and 1995, respectively. The Bank retained servicing for these loans, which did not result in any servicing assets.

NOTE (9)  PREMISES AND EQUIPMENT
     Premises and equipment at December 31, 1996 and 1995 consisted of the following:

                                    1996       1995
                                    ----       ----
                                     (In Thousands)

Banking houses and land            $21,493    $20,542
Furniture, fixtures and equipment   15,086     14,179
Safe deposit vaults                  1,016      1,016
                                   -------    -------
                                    37,595     35,737
Less accumulated depreciation and
 amortization                       20,766     20,580
                                   -------    -------

Premises and equipment, net        $16,829    $15,157
                                   =======    =======

     Depreciation and amortization expense for the years ended December 31, 1996, 1995 and 1994 was $1,826,000, $1,920,000 and $1,847,000, respectively.

NOTE (10)  INTEREST DUE AND ACCRUED

     Interest due and accrued at December 31, 1996 and 1995 consisted of the following:

                                    1996       1995
                                    ----       ----
                                     (In Thousands)

U.S. Government and Agencies       $ 2,655    $ 6,455
CMOs                                   739        641
MBS                                     51         71
Mortgage and other loans             5,865      5,740
                                   -------    -------
                                   $ 9,310    $12,907
                                   =======    =======

NOTE (11)  REAL ESTATE HELD FOR INVESTMENT
     Through its wholly-owned subsidiaries, the Bank has investments in real estate. At December 31, 1996 and 1995, components of the net asset amounts of real estate held for investment were as follows:

                                    1996       1995
                                    ----       ----
                                     (In Thousands)
Buildings, net                     $ 4,000    $ 4,033
Land                                 1,561      1,561
Accrued interest and other assets    1,385      1,708
Other liabilities                     (864)      (907)
                                   -------    -------
       Net assets                  $ 6,082    $ 6,395
                                   =======    =======


     The summarized statements of income of the Bank's wholly-owned subsidiaries that comprise real estate held for investment, for the years ended December 31, 1996, 1995 and 1994 were as follows:


                                      1996         1995        1994
                                      ----         ----        ----
                                              (In Thousands)

Rental income                        $ 4,020     $ 4,236     $ 4,040
Net interest income                        4           5           4
Other income                             652         210         317
                                     -------     -------     -------
    Total income                       4,676       4,451       4,361
                                     -------     -------     -------

Real estate taxes                        566         574         576
Operating and other expenses           3,087       3,376       3,640
                                      ------     -------     -------
    Total expenses                     3,653       3,950       4,216
                                      ------     -------     -------

Income from real estate held
  for investment                      $1,023     $   501    $    145
                                      ======     =======    ========


NOTE (12)  REAL ESTATE HELD FOR SALE AND OTHER REAL ESTATE
     Real Estate Held for Sale

     Condominium Property: The Bank, through its wholly-owned subsidiary Sher Park Realty Corp. (Sher Park), was originally a 50% partner with a general contractor in Jade Associates (Jade). Jade was a joint venture formed to construct and subsequently sell an 84 unit condominium complex in Flushing, New York. During 1993, Jamlyn Realty Corp., another of the Bank's wholly owned subsidiaries, acquired the general contractor's ownership share. During 1996, 12 units were sold, resulting in deferred gains of $104,000, as sales in this property are being accounted for under the cost recovery method. At December 31, 1996, of the remaining 49 units, 42 were rented and 7 were vacant. On a consolidated basis, for the years ended December 31, 1996, 1995 and 1994, this investment generated pretax income of $173,000, $137,000 and $240,000, respectively. At December 31, 1996 and 1995, the net investment in the property was $4,589,000 and $6,111,000, respectively.

        Cooperative Apartments: Several of the Bank's wholly owned subsidiaries own cooperative apartments in various buildings, which are carried at zero cost. At December 31, 1996 and 1995, 158 and 183 cooperative apartments remained available for sale, respectively.

 Other Real Estate
     ORE at  December  31,  1996  and  1995  totaled  $647,000  and  $1,203,000, respectively. The aggregate (income from)/cost of ORE operations was ($772,000), $209,000 and $200,000 for the years ended December 31, 1996, 1995, and 1994, respectively. During 1996, two ORE properties were sold, generating a net gain of $688,000, comprised of a $705,000 gain and a $17,000 loss. There were no sales of ORE during 1995 or 1994. There were no provisions established against ORE during the years ended December 31, 1996, 1995 or 1994.

    During 1994, as part of the workout of a $1,877,000 mortgage loan secured by a cooperative building, the Bank, through a subsidiary corporation, took title to cooperative shares representing 57 apartments in an 82 unit cooperative property, located in Brooklyn, New York. As part of the agreement, the Bank made an additional five year loan to the cooperative to make improvements to the building and pay expenses of the cooperative association. At December 31, 1996 and 1995, the balance of the additional loan was $386,000 and $491,000, respectively. In addition, the mortgage loan was extended for an additional five years at 7.25% on February 1, 1994, the scheduled maturity.

     In connection with this transaction, $1,622,000, representing the proportionate share of the Bank's interest in the $2,379,000 cooperative indebtedness to the Bank, was reclassified from mortgage loans to ORE on the Company's consolidated financial statements as of December 31, 1994. The amount included in ORE is based on the percentage of cooperative shares owned by the Bank's subsidiary to the total cooperative shares outstanding. The amount that remained included in mortgage loans was $1,311,000 and $1,092,000 at December 31, 1996 and 1995, respectively. The carrying amount of this property is increased by capitalized improvements, not to exceed net fair value, and reported net of deferred gains. At December 31, 1996, cumulative gains of $347,000 on the sale of 24 units were deferred. At December 31, 1996, 33 units were owned by the Bank's subsidiary, of which 32 were rented and 1 was vacant and being marketed for sale. This property accounted for $607,000 of the $647,000 in ORE at December 31, 1996.

NOTE (13)  REAL ESTATE OPERATIONS, NET

     Results of real estate operations for the years ended December 31, 1996, 1995 and 1994 were as follows:

                                                1996             1995            1994
                                                ----             ----            ----
                                                            (In Thousands)

Income from real estate held
 for investment, net  (See Note 11.)           $1,023           $  501          $  145
                                               ------           ------          ------

Real estate held for sale:
  Rental income                                   173              137             615
  Gain on sale1                                   571              587           2,737
                                               ------           ------          ------
                                                  744              724           3,352
                                               ------           ------          ------

  Real estate operations, net                  $1,767           $1,225          $3,497
                                               ======           ======          ======

      1 Includes gains on the sale of cooperative apartments, owned by various of the Bank's wholly-owned subsidiaries, which are carried at zero cost. During 1994, the Company sold a 684 apartment complex, known as Bay Hill Gardens, recognizing a pre-tax gain of $2,609,000.



NOTE (14)  CLAIMS RECEIVABLE, NET
     On February 6, 1995, the Superintendent of Banks for the State of New York seized Nationar, a check-clearing and trust company, freezing all of Nationar's assets. On that date, the Bank had: Federal funds sold to Nationar of $10,000,000; demand accounts of $200,000 and $38,000 of Nationar capital stock. In May, 1995, management, in accordance with the Company's standard procedures for monitoring asset quality established a $2,040,000, or 20%, valuation allowance against the claims receivable. During 1995, the Bank wrote off the $38,000 stock investment.

     During 1996, the Bank received distributions from the Nationar estate, for all amounts invested, except the $38,000 of capital stock. Therefore, during the fourth quarter of 1996, the Bank fully recovered the $2,040,000 reserve.

NOTE (15)  INCOME TAXES

     The 1996, 1995 and 1994 provisions for income tax were comprised of the following amounts:

                                 1996              1995               1994
                                 ----              ----               ----
                                              (In Thousands)

Current:
  Federal                      $12,870           $11,657            $12,724
  State and local                5,630             5,344              5,379
                               -------           -------            -------
                                18,500            17,001             18,103
                               -------           -------            -------

Deferred:
  Federal                          703              (133)               (57)
  State and local                  349              (265)               (28)
                               -------           -------            -------
                                 1,052              (398)               (85)
                               -------           -------            -------

Provision for income taxes     $19,552           $16,603            $18,018
                               =======           =======            =======

     For the years ended December 31, 1996, 1995 and 1994, the Company recognized tax benefits relating to its stock option and other stock benefit plans of $599,000, $1,645,000 and $994,000, respectively, which were credited directly to stockholders' equity.

     A reconciliation of the statutory U.S. federal income tax provision and rate, to the actual tax provision and effective rate for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                 1996                 1995               1994
                                 ----                 ----               ----
                                    % of                 % of                % of
                                   pre tax              pre tax             pre tax
                           Amount  earnings     Amount  earnings    Amount  earnings
                           ------  --------     ------  --------    ------  --------
                                             (Dollars in Thousands)

Statutory rate             $16,197   35.00%      $13,572    35.00%   $14,565   35.00%
Dividends received
 exclusion                    (235)   (.51)         (218)    (.56)      (201)   (.48)
State and local income
 taxes, net of Federal
 income tax benefit          3,886    8.40         3,301     8.51      3,478    8.36
Other, net                    (296)   (.64)          (52)    (.13)       176     .42
                           -------   -----       -------    -----    -------   -----

Provision for income taxes $19,552   42.25%      $16,603    42.82%   $18,018   43.30%
                           =======   =====       =======    =====    =======   =====


        At December 31, 1996 and 1995, deferred tax assets and liabilities were comprised of the following:

                                                    1996          1995
                                                    ----          ----
                                                       (In Thousands)
Deferred Tax Assets:
Deferred profits on unsold cooperative shares     $  2,308       $ 2,775
Allowance for possible loan losses                   2,375         2,094
Benefit plan costs                                   1,877         1,898
Loan fees and mortgage discounts                       517           699
Other                                                  485         1,297
                                                  --------       -------
  Deferred tax assets                                7,562         8,763
                                                  --------       -------

Deferred Tax Liabilities:
Securities available-for-sale                      (17,534)      (12,671)
Depreciation                                           (46)         (102)
Cash basis mortgages                                  (144)         (237)
                                                  --------       -------
  Deferred tax liabilities                         (17,724)      (13,010)
                                                  --------       -------

  Deferred tax liability, net                     $(10,162)      $(4,247)
                                                  ========       =======

     Recently Enacted Tax Legislation
     --------------------------------

     Federal legislation regarding bad debt recapture was enacted into law on August 20, 1996. The legislation requires recapture of reserves accumulated after 1987 (the base year). The recapture tax on post 1987 reserves must be paid over a six year period starting in 1996. The payment of the tax can be deferred in each of 1996 and 1997 if an institution originated at least the same average annual principal amount of mortgage loans that it originated in the six years prior to 1996. The base year reserves and supplemental reserve are frozen, not forgiven. These reserves continue to be segregated as they are subject to recapture penalty if used for purposes other than to absorb losses on loans.

     New York State adopted legislation to reform the franchise taxation of thrift reserves for loan losses. The act applies to taxable years beginning after December 31, 1995. The legislation, among other things, "decouples" New York State's thrift bad debt provisions from the federal tax law, discussed above. The New York State bad debt deduction will no longer be predicated on the Federal deduction.

     Management has evaluated the new Federal and New York State tax legislation, and does not expect a material adverse impact on the operations or financial condition of the Company or the Bank as a result of these tax law changes.

     To date, New York City has not changed its law regarding taxation of thrift reserves for loan losses and accordingly will follow the new federal law discussed above.

NOTE (16)  DUE TO DEPOSITORS

      Due to depositors at December 31, 1996 and 1995 are summarized as follows:

                                        1996                            1995
                          ------------------------------     ----------------------------
                          Stated                             Stated
                           rate       Amount     Percent      rate       Amount   Percent
                           ----       ------     -------      ----       ------   -------
                                                (Dollars in Thousands)
Balance by interest rate:

    Demand                 -  %    $   31,940       2.79%      -  %   $   30,711     2.64%
    N.O.W.                2.47         36,256       3.17      2.47        36,680     3.15
    Money market          2.96         89,081       7.78      2.96        92,774     7.97
    Passbook and lease
     security             2.71        599,951      52.43      2.96       632,879    54.40

    Certificates:          -             -           -     3.70- 4.00      2,083      .18
                       4.14- 5.00     174,155      15.22   4.01- 5.00    135,386    11.64
                       5.01- 6.00     187,890      16.42   5.01- 6.00    203,054    17.45
                       6.01- 7.00      25,120       2.19   6.01- 7.00     29,016     2.49
                       7.01- 8.00        -           -     7.01- 8.00        863      .08
                                   ----------     ------              ----------   ------
                                      387,165      33.83                 370,402    31.84
                                   ----------     ------              ----------   ------
Due to depositors                  $1,144,393     100.00%             $1,163,446   100.00%
                                   ==========     ======              ==========   ======


        At December 31, 1996 and 1995, the scheduled maturities of certificate accounts were as follows:

                                     1996                        1995
                                     ----                        ----
                              Amount      Percent          Amount     Percent
                              ------      -------          ------     -------
                                          (Dollars in Thousands)

   12 months or less         $323,788      83.63%         $305,599     82.51%
   13 to 24 months             34,452       8.90            31,738      8.57
   25 to 36 months             13,939       3.60            14,039      3.79
   37 to 48 months             14,969       3.87            10,270      2.77
   49 to 60 months                 17        -               8,756      2.36
                             --------     ------          --------    ------
                             $387,165     100.00%         $370,402    100.00%
                             ========     ======          ========    ======

        At December 31, 1996 and 1995, certificate accounts in excess of $100,000, were $32,676,000 and $27,039,000, respectively. The Federal Deposit Insurance Corporation, an agency of the U.S. Government, generally insures each depositor's savings up to $100,000, through the Bank Insurance Fund.

     Interest expense on deposit balances is summarized as follows for the years ended December 31, 1996, 1995 and 1994:

                                       1996        1995       1994
                                       ----        ----       ----
                                             (In Thousands)
Passbook and lease security           $16,722     $19,063    $21,230
Certificates                           19,777      17,649     10,995
Money market                            2,819       3,051      3,397
N.O.W.                                    899         944        972
                                      -------     -------    -------

Total interest expense                $40,217     $40,707    $36,594
                                      =======     =======    =======

NOTE (17)  RETAINED INCOME, SUBSTANTIALLY RESTRICTED

         In the unlikely event of a complete liquidation of the Bank (and only in such an event) eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account, which was established in connection with the Company's initial public stock offering. The total amount of the liquidation account may be decreased if the balances of eligible deposits decrease on the annual determination dates. The balance of the liquidation account was $71,589,000 at December 31, 1996 and $80,230,000 at December 31, 1995.

     The Bank is not permitted to declare or pay a cash dividend on, or repurchase any of its stock if the effect thereof would cause its net worth to be reduced below either (i) the amount required for the liquidation account or
(ii) the amount of applicable regulatory capital requirements.

     Retained income at December 31, 1996 and 1995 includes $85,107,000 and $84,457,000, respectively, which has been segregated for federal income tax purposes as a bad debt reserve. Any use of these amounts for purposes other than to absorb losses on loans may result in taxable income, under federal regulations, at current rates. The Bank recognized $661,000 in tax bad debt deductions during the year ended December 31, 1996, $52,000 for 1995, and $66,000 for 1994. (See Note 15, regarding recently enacted tax legislation.)

NOTE (18) COMMITMENTS AND CONTINGENCIES

     Lease Commitments
     -----------------
     The Bank occupies premises covered by noncancelable leases with expiration dates through June 24, 2002 (exclusive of renewal options). Rental expense under these leases for the years ended December 31, 1996, 1995 and 1994 was $267,000, $262,000 and $256,000, respectively. At December 31, 1996, the projected minimum rental payments (exclusive of possible rent escalation charges and normal recurring charges for maintenance, insurance and taxes) are as follows:

                    Years Ending
                    December 31,     Amount
                    ------------     ------
                          (In Thousands)

                       1997          $  182
                       1998             147
                       1999             142
                       2000             115
                       2001              50
                       Thereafter         9
                                     ------
                       Total         $  645
                                     ======

     Loan Commitments
     ----------------
     At December 31, 1996 and 1995, commitments to originate mortgage loans at fixed rates were $34,376,000 with stated rates ranging from 7.38% to 8.00% and $41,678,000 with stated rates ranging from 6.50% to 8.38%, respectively. There were no commitments to originate adjustable rate mortgages at December 31, 1996 and 1995. At December 31, 1996 and 1995, deposit account overdraft lines available were $745,000 and $723,000, respectively, with stated rates ranging from 10.00% to 12.00% and unused business lines of credit were $16,000 and $14,000, respectively, with a stated rate of 15.00%. There were no loans held for sale at December 31, 1996 and $94,000 at December 31, 1995.

     Security Purchase Commitments
     -----------------------------
     At December 31, 1996, there were commitments to purchase $45,000,000 of federal agency securities and no commitments to purchase equity securities, CMOs or MBS.

        Litigation
        ----------
     The Bank is a defendant in several lawsuits arising out of the normal conduct of business. In the opinion of management, after consultation with legal counsel, the ultimate outcome of these matters is not expected to have a material adverse effect on the Company's results of operations, business operations or the consolidated financial condition of the Company.

NOTE (19)  PENSION PLAN

                          Retirement Plan of Jamaica Savings Bank
                          ---------------------------------------
     The Bank sponsors a trusteed non-contributory defined benefit pension plan (the Pension Plan) covering substantially all of its full-time employees. It is the policy of the Bank to fund current and past service pension costs accrued. The following table sets forth the Pension Plan's funded status and amounts recognized in the Company's consolidated financial statements at December 31:

                                                        1996          1995
                                                        ----          ----
                                                         (In Thousands)
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including
   vested benefits of $24,451,000 and
   $24,962,000 at December 31, 1996 and 1995,
   respectively                                      $(26,001)     $(25,976)
                                                     ========      ========

Projected benefit obligation for services
   rendered to date                                   (36,701)      (36,374)
Plan assets at fair value, primarily listed
   stocks and U.S. bonds                               52,873        47,322
                                                     --------      --------
Plan assets in excess of projected benefit
   obligation                                          16,172        10,948
Unrecognized net gain from past experience
   different from that assumed and effects of
   changes in assumptions                              (9,801)       (4,980)
Unrecognized prior service cost                         1,721         1,867
Unrecognized net asset being amortized over
   18.35 years                                         (3,794)       (4,248)
                                                     --------      --------
Prepaid pension cost                                 $  4,298      $  3,587
                                                     ========      ========


        The  components  of net  periodic  pension  income  for the years  ended
December 31, 1996, 1995, and 1994, are as follows:

                                                       1996          1995         1994
                                                       ----          ----         ----
                                                                      (In Thousands)

     Service cost-benefits earned                     $ 1,078      $    619      $   913
     Interest cost on projected
       benefit obligation                               2,239         2,066        1,962
     Actual return on plan assets                      (7,140)      (10,631)       1,184
     Net amortization and deferral                      3,112         7,184       (4,719)
                                                     --------      --------      -------

Net periodic pension (income)                        $   (711)     $   (762)     $  (660)
                                                     ========      ========      =======

        The expected long-term rate of return on assets was 8.00% for the years ended December 31, 1996, 1995 and 1994. The following actuarial assumptions have been made to determine the actuarial present value of the projected benefit obligation for the years ended December 31:

                                                       1996          1995         1994
                                                       ----          ----         ----
Rate of increase in future compensation                6.50%         6.50%        6.50%
Weighted average discount rate                         6.50%         6.00%        8.00%

              Jamaica Savings Bank Benefit Restoration Plan-Pension
              -----------------------------------------------------

     The Bank sponsors a pension benefit restoration plan (Pension Restore Plan) to provide retirement benefits which would have been provided under the Pension Plan except for limitations imposed by Section 415 of the Internal Revenue Code. Payments under the Pension Restore Plan will be paid out of the general assets of the Bank.

     The following sets forth the Pension Restore Plan's status and amounts recognized in the Company's consolidated financial statements at December 31:

                                                     1996          1995
                                                     ----          ----
                                                       (In Thousands)
Actuarial present value of benefit obligations:
Accumulated benefit obligation, including
 vested benefits of $3,936,000 and $3,468,000
 at December 31, 1996 and 1995, respectively       $(3,936)       $(3,468)
Projected benefit obligation for service
 rendered to date                                   (4,607)        (4,204)
Plan assets at fair value                             -              -
                                                   -------        -------

Projected benefit obligations in excess of
 plan assets                                        (4,607)        (4,204)
Unrecognized net loss from past experience
 different from that assumed and effects of
 changes in assumptions                              1,003          1,092
Unrecognized prior service cost                         (4)            (4)
Additional minimum liability                          (328)          -
                                                   -------        -------
Accrued pension cost                               $(3,936)       $(3,116)
                                                   =======        =======


     The components for the net periodic Pension Restore Plan cost for the years ended December 31, 1996, 1995 and 1994, are as follows:
                                                      1996           1995           1994
                                                      ----           ----           ----
                                                                   (In Thousands)

Interest cost on projected benefit obligation      $   274        $   264        $   232
Net amortization and deferral                          252             41            184
                                                   -------        -------        -------

Net periodic Pension Restore Plan cost             $   526        $   305        $   416
                                                   =======        =======        =======


        The following actuarial assumptions have been made to determine the projected benefit obligation for the years ended December 31:

                                                   1996          1995         1994
                                                   ----          ----         ----
     Rate of increase in future compensation       6.50%         6.50%        6.50%
     Weighted average discount rate                6.50%         6.00%        8.00%

NOTE (20)  POST RETIREMENT BENEFITS, OTHER THAN PENSIONS

     The Bank's life insurance benefit plan provides for continued coverage for retirees with fifteen years of credited service. The coverage at the time of retirement is reduced by 20% per year over a five year period to a minimum coverage of $5,000, which remains in force until death. The retiree has the option each time the coverage is reduced to convert all or part of the reduction to regular life insurance at the retiree's cost based on his/her attained age and without medical examination.

         The net periodic cost, before income taxes, related to the Bank's postretirement life insurance benefits for the years ended December 31, 1996, 1995 and 1994, was $70,000, $64,000 and $74,000, respectively. This periodic cost is included in the current cost of compensation and benefits.

NOTE (21)  INCENTIVE SAVINGS PLAN
     The Incentive Savings Plan (the Savings Plan) is a defined contribution and thrift savings plan. Prior to the suspension of the Savings Plan during 1990, all full-time employees were eligible for voluntary participation after one year of continuous service. The Savings Plan continues to earn income on the Savings Plan's investments. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended. The Bank bears the costs of administering the Savings Plan.

     In connection with the Bank's adoption of an ESOP during 1990, in order to comply with the limitations set forth by the Internal Revenue Code regarding qualified plans, no further contributions have been made to the Savings Plan. During 1994, management determined to continue the ESOP and that contributions to the Savings Plan would remain suspended indefinitely.

NOTE (22)  STOCK OPTION PLANS
     Effective upon the conversion of the Bank in 1990 from mutual to stock form of ownership (the Conversion), the Company adopted the Incentive Stock Option Plan (the Stock Option Plan) and the Option Plan for Outside Directors (the Directors' Option Plan).

     Stock Option Plan Under the Stock Option Plan, 1,430,000 common stock options (which expire ten years from the date of grant, June 27, 1990) were granted to the executive officers and employees of the Company and its subsidiary, the Bank. Each option entitles the holder to purchase one share of the Company's common stock at an exercise price equal to $10.00 per share (the initial public offering price). Options became exercisable on a cumulative basis in equal installments at a rate of 20% per year commencing one year from the date of grant. Simultaneously with the grant of these options, "limited rights" with respect to the shares covered by the options were granted. Limited rights granted are subject to terms and conditions and can be exercised only in the event of a change in control of the Company. Upon exercise of a limited right, the holder shall receive from the Company a cash payment equal to the difference between the exercise price of the option ($10.00) and the fair market value of the underlying shares of common stock. During the years ended December 31, 1996, 1995 and 1994, 121,256, 161,860 and 128,604 options granted under the Stock Option Plan were exercised, respectively. At December 31, 1996, the remaining 446,786 options granted under the Stock Option Plan were exercisable.

      Directors' Option Plan Each member of the Board of Directors, who is not an officer or employee of the Company or the Bank, was granted nonstatutory common stock options to purchase 25,000 shares of the common stock. In addition, active Directors Emeritus were each granted nonstatutory common stock options to purchase 10,000 shares of the common stock. In the aggregate, members of the Board of Directors and active Directors Emeritus of the Company were granted options to purchase 170,000 shares of the common stock of the Company at an exercise price equal to $10.00 per share (the initial public offering price) with limited rights. All options granted, including limited rights attached thereto, under the Directors' Option Plan expire upon the earlier of 10 years following the date of grant or one year following the date the optionee ceases to be a director. There were 2,000 options exercised under the Directors' Option Plan during 1996, no options exercised during 1995 and 2,500 options exercised during calendar 1994, respectively. At December 31, 1996, 153,000 options granted under the Directors' Option Plan were exercisable.

         The 1996 Stock Option Plan On December 12, 1995, the Board of Directors adopted the JSB Financial, Inc. 1996 Stock Option Plan (the 1996 Option Plan), which became effective January 1, 1996, subject to stockholder approval, which was obtained on May 14, 1996. The Company reserved 800,000 shares of common stock of the Company for issuance upon the exercise of options. The 1996 Option Plan provides for: (1) the grant of stock options to directors on an annual basis pursuant to a specified formula; (2) the grant of stock options to officers at the discretion of the Employee Benefits Committee of the Bank; (3) if certain events, which are likely to lead to a change in control of the Company or the Bank, should occur, stock options relating to any shares of the Company reserved for issuance that were not previously made subject to options, will be granted to all current directors and officers who were previously granted stock options under the 1996 Option Plan; (4) the grant of limited rights relating to all of the foregoing options, which shall be exercisable only upon a change of control; and (5) the grant of dividend equivalent rights (DER) relating to all of the foregoing options, which may provide for a cash payment to the optionee upon exercise of the option, based on the difference between the percentage of earnings per share paid by the Company as cash dividends compared to the percentage of earnings per share paid as cash dividends by the twenty-five largest stock owned thrift institutions in the United States, calculated on an annual basis.

         Under the 1996 Option Plan, each member of the Board of Directors, who is not an officer or employee of the Company or the Bank, is granted nonstatutory common stock options to purchase 4,000 shares of the common stock, each active Director Emeritus is granted 2,000 options and individuals who become directors are granted 5,000 options. In the aggregate, members of the Board of Directors and the active Director Emeritus of the Company were granted options, with limited rights, to purchase 39,000 shares and the Company's officers were granted options to purchase 126,000 shares of the common stock of the Company. All options granted on January 1, 1996, were granted at an exercise price of $31.625, the market closing price of the Company's common stock on the business day before grant. The option period during which an individual granted options may exercise such option will commence six months after the date of grant and will expire no later than ten years from the date of the grant. At December 31, 1996, all 165,000 options granted under the 1996 Option Plan were exercisable and had a remaining contractual life of 9 years, as none of these options expired or were exercised or forfeited. Effective January 1, 1997, an additional 160,000 options were granted at an exercise price of $38.00 per share.

         The following summarizes the pro forma net income as if the fair value method of accounting for awards had been adopted for grants after January 1, 1995:

            Net income (as reported)                     $26,725
            Pro forma net income                         $26,188

            Net income per share (as reported)           $2.54
            Pro forma net income per share               $2.49

         The pro forma results presented above may not be representative of the effects reported in pro forma net income for future years.

         The fair value of the 1996 option grant was estimated using the Black-Scholes option pricing model on the date of grant, using the following assumptions: dividend yield of 3.63%, expected volatility of 21.9%, risk-free interest rate of 5.44% and an expected option term of six years.

         The Company modified the 1996 Stock Option Plan, as originally adopted, to allow for the cash payment for the DER to option holders; rather than have the DER reduce the exercise price of the option. This change separated the cost of the DER from the cost of the option, and is expected to result in less expense volatility. During 1996, the Company recognized $330,000 in expense related to the options (for the difference in market closing price between grant date and subsequent stockholder approval) and $99,000 of compensation expense related to the DER.

NOTE (23)  STOCK PLANS
      Employee Stock Ownership Plan In connection with the Conversion, the Bank established an ESOP. The ESOP borrowed $12,800,000 from an unrelated third party lender to purchase 1,280,000 shares of the Company's common stock. The final payment of the ESOP loan was made during 1994, through the Bank's contributions. Interest expense for the ESOP obligation was $25,000 for the year ended December 31, 1994.

     During 1994, the Board of Directors adopted a resolution authorizing additional contributions to the ESOP which commenced in 1995. Such additional contributions to purchase shares are based on approximately 6.0% of employees' base salary.

     ESOP benefits generally become 20% vested after each year of credited service, becoming 100% vested after five years of service with the Bank. Forfeitures are reallocated among participating employees, in the same proportion as contributions. Benefits are payable upon death, retirement, early retirement, disability or separation from service and may be payable in cash or stock. The Bank recorded a net expense of $550,000, $533,000 and $978,000 related to the ESOP for the years ended December 31, 1996, 1995 and 1994, respectively. There were no unallocated shares at December 31, 1996 and 1995. Dividends paid on the unallocated ESOP shares were $33,000 for the year ended December 31, 1994, and were used to make principal payments on the obligation.

     The trustee for the ESOP must vote all allocated stock held in the ESOP trust in accordance with the instructions of the participants. Common stock allocated to participants was 17,633, 21,583 and 104,472 for the years ended December 31, 1996, 1995 and 1994, respectively. The Bank bears the cost of administering the ESOP.

      Bank Recognition and Retention Plans and Trusts In connection with the Conversion, to provide employees, officers and directors of the Bank with a proprietary interest in the Company and in a manner designed to retain such individuals, the Bank established the Bank Recognition and Retention Plans (BRRPs). The Bank contributed a total of $6.4 million to the BRRPs to enable them to acquire an aggregate of 640,000 shares of the Company's common stock in the Company's Conversion, all of which have been awarded. Awards vested at a rate of 20% per year commencing one year from the date of the award. Awards became 100% vested upon termination of employment due to death, disability or normal retirement, or following a change in control of the Bank or the Company. Unvested amounts represented deferred compensation and were reflected as a reduction of stockholders' equity. Awards under the BRRPs were fully vested and the BRRPs were terminated during 1995. The Bank recorded an expense of $594,000 and $835,000, for the BRRPs for the years ended December 31, 1995 and 1994, respectively. Pursuant to the BRRPs, 51,631 and 98,815 shares of common stock were vested during the years ended December 31, 1995 and 1994, respectively.

NOTE (24)  BENEFIT RESTORATION PLAN
     The Bank maintains a non-qualified  Benefit  Restoration  Plan (the Restore
Plan), to compensate participants in the Bank's benefit plans that are limited by Section 415 of the Internal Revenue Code. With certain exceptions, the Restore Plan is unfunded. However, in connection with the ESOP, which entitles participants to shares of the Company's common stock and the Savings Plan, which entitles participants to direct amounts, if any, invested in the Company's stock, the Bank established a trust. The purpose of this trust is to purchase, on an ongoing basis, shares of the Company's common stock to which participants of the Restore Plan are entitled. By establishing this trust, the Bank fixed the amount of cash expended for amounts payable in shares of common stock of the Company or its equivalent cash value at the time of payout. The shares of common stock held by the trust are reflected as contra-equity and additional paid-in capital on the Consolidated Statements of Financial Condition of the Company. At December 31, 1996 and 1995, the trust held 166,848 shares of common stock, at an aggregate cost of $3,275,000 and $3,270,000, respectively. The expense recognized for the Restore Plan in connection with the ESOP for 1996, 1995 and 1994 was $105,000, $35,000 and $281,000, respectively.

NOTE (25)  FAIR VALUE OF FINANCIAL INSTRUMENTS
     SFAS Statement No. 107 "Disclosures about Fair Value of Financial Instruments" (Statement 107) defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Statement 107 provides limited guidance for calculating fair value estimates when quoted prices are not available, therefore the Company has disclosed the valuation approach and the material assumptions which have been made. The relevance and reliability of the estimates of fair values presented are limited, given the dynamic nature of market conditions, including changes in interest rates, the real estate market, existing borrowers' financial condition and numerous other factors over time.

     The following table presents carrying values and estimated fair values of financial instruments at December 31:

                                      1996                    1995
                               -----------------      --------------------
                                         Estimated               Estimated
                               Carrying     Fair      Carrying      Fair
                                 Value     Value        Value      Value
                                 -----     -----        -----      -----
                                             (In Thousands)
Financial assets
   Cash and cash equivalents    $ 99,394   $ 99,394    $ 85,893  $ 85,893
   Securities available-for-sale  51,021     51,021      40,071    40,071
   Securities held-to-maturity   460,509    461,784     592,060   593,991
   Other investments               6,859      6,859       6,302     6,302
   Mortgage loans, gross         835,958    846,508     747,854   785,742
   Other loans, gross             27,894     27,970      29,432    29,517
   Interest due and accrued        9,310      9,310      12,907    12,907

Financial liabilities
   Deposits                   $1,144,393 $1,144,690 $1,163,446 $1,164,354


The following methods and assumptions were utilized by management to estimate the fair value of each class of financial instruments at December 31, 1996 and 1995:

     Cash and cash equivalents, interest due and accrued: The carrying values approximate fair value because of the short-term nature of these instruments.

     Securities available-for-sale, securities held-to-maturity and other investments: The estimated fair values are based on quoted market prices at the reporting date for those or similar investments. (FHLB stock is recorded at cost).

     Mortgage and other loans: For certain homogeneous categories of loans, such as some residential mortgages and student loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. In addition, it is assumed that one-to four-family fixed rate mortgage loans are FNMA qualifying, and could therefore be packaged into a MBS. The estimated fair value for the remainder of the mortgage and other loan portfolios was computed by discounting the contractual future cash flows at rates offered by the Bank, which approximate market rates, at December 31, 1996 and 1995 on loans with terms similar to the remaining term to maturity and to borrowers with similar credit quality. The estimated fair value of non-performing loans, if material, are calculated on an individual basis, applying a discount commensurate with the credit risk.

        Techniques for estimating fair value are extremely sensitive to the assumptions and estimates used. While management has attempted to use assumptions and estimates which it believes are most reflective of the loan portfolio and the current market, a greater degree of subjectivity is inherent in these values than those determined in formal trading marketplaces. As such, readers are cautioned in using this information for purposes of evaluating the financial condition and/or value of the Company in and of itself or in comparison with any other company.

     Deposits: All deposits, except certificates, are subject to rate changes at any time, and therefore are considered to be carried at fair value. The estimates of fair value for certificates reflect the present value of the contractual future cash flow for each certificate. The present value rates utilized were the rates offered by the Bank (which approximate market rates) at December 31, 1996 and 1995, respectively, on a certificate with an initial term to maturity equal to the remaining term to maturity of the existing certificates.

     Commitments: Commitments to originate loans and purchase securities are derived by applying the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, estimated fair value also considers the difference between interest rates on the reporting date and the committed rates. The estimated fair value of lines of credit is based on the fees charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting dates. The commitments existing at December 31, 1996 and 1995, would have been offered at substantially the same rates and under substantially the same terms that would have been offered at December 31, 1996 and 1995 to the counterparties; therefore the estimated fair value of the commitments was zero at those dates.

NOTE (26)  REGULATORY CAPITAL
     The Office of Thrift Supervision (OTS) rules regarding stock repurchases and redemptions, cash-out mergers, the upstreaming of funds to holding companies and any other distributions charged against an institution's capital accounts, are subject to certain limitations. An institution, such as the Bank, which meets its fully phased-in capital requirements is able to pay dividends to the Company, upon 30 days notice to the OTS, in an amount that would reduce its surplus capital ratio by one-half at the beginning of the year, plus all of its net income determined on the basis of generally accepted accounting principles for that calendar year. The institution must continue to meet all fully phased-in capital requirements after the proposed capital distribution.

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios. As of December 31, 1996, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. The following table sets forth the required ratios and amounts and the Bank's actual capital amounts and ratios at December 31:

                                                                   To be Well Capitalized
                                                  For Capital     Under Prompt Corrective
                                  Actual       Adequacy Purposes      Action Provisions
                                  ------       -----------------      -----------------
                              Amount   Ratio     Amount    Ratio    Amount    Ratio
                              ------   -----     ------    -----    ------    -----
                                                (Dollars in Thousands)

   1996
   ----

  Total risk-based capital
    (to risk weighted assets) $182,345  19.96%  $ 73,074   8.00%    $ 91,343   10.00%
  Tangible capital
    (to tangible assets)       188,309  13.54     20,866   1.50         N/A     N/A
  Tier I leverage (core)
   capital (to adjusted
   tangible assets)            188,309  13.54     41,733   3.00       69,555    5.00

   1995
   ----

  Total risk-based capital
    (to risk weighted assets) $180,648  21.30%  $ 67,834   8.00%    $ 84,793   10.00%
  Tangible capital
    (to tangible assets)       187,202  13.16     21,344   1.50        N/A      N/A
  Tier I leverage (core)
   capital (to adjusted
   tangible assets)            187,202  13.16     42,688   3.00       71,147    5.00



     The OTS regulatory capital  requirements  incorporate an interest rate risk
(IRR) component. Savings institutions with "above normal" IRR exposure are subject to a deduction from regulatory capital for purposes of calculating their risk-based capital requirements. Implementation of the IRR component has been delayed by the OTS.

     OTS regulations generally require that institutions deduct from capital their investment in and advances to subsidiaries engaged, as principal, in activities not permissible for national banks, such as real estate development. OTS regulations also require that all equity and direct investments including all loans and advances in which a legally binding commitment existed at April 12, 1989 be deducted from capital for the purposes of computing regulatory capital ratios. At December 31, 1996, the Bank excluded from its regulatory capital $13.7 million as a result of this regulation.

NOTE (27)  PARENT ONLY FINANCIAL INFORMATION
     The following condensed statements of financial condition at December 31, 1996 and 1995 and the condensed statements of income and cash flows for the years ended December 31, 1996, 1995 and 1994, for JSB Financial, Inc. (parent company only) present the Company's investment in its wholly-owned subsidiary, the Bank, using the equity method of accounting.

                   Condensed Statements of Financial Condition
                           December 31, 1996 and 1995
                                 (In Thousands)

ASSETS                                                1996            1995
                                                      ----            ----
Cash and cash equivalents                          $ 15,582        $ 19,303
Securities held-to-maturity (estimated fair
  value of $80,028 and $90,177, respectively)        80,007          90,000
Mortgage loans, net                                  15,239          15,279
Other assets, net                                       680           1,377
Investment in the Bank                              223,791         214,148
                                                   --------        --------
      Total Assets                                 $335,299        $340,107
                                                   ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities, net                                   $   -           $   -
Stockholders' equity                                335,299         340,107
                                                   --------        --------
       Total Liabilities and Stockholders' Equity  $335,299        $340,107
                                                   ========        ========



                         Condensed Statements of Income
                        For the Years Ended December 31,
                                 (In Thousands)

                                                          1996        1995        1994
                                                          ----        ----        ----
Dividends from the Bank                                $20,000     $43,000     $44,000
Interest income                                          6,589       7,275       4,337
Other income                                                18          15          51
                                                       -------     -------     -------
                                                        26,607      50,290      48,388
                                                       -------     -------     -------

Expenses                                                   451         437         412
                                                       -------     -------     -------

Income Before Income Taxes and Equity in
  Undistributed Earnings of the Bank                    26,156      49,853      47,976

Provision for Income Taxes                               2,100       2,557       1,471
                                                       -------     -------     -------

Income Before Equity in Undistributed Earnings
  of the Bank                                           24,056      47,296      46,505
Equity in Undistributed Earnings of the Bank,
  Net of Provision for Income Taxes                      2,669     (25,122)(1) (22,908)(1)
                                                       -------     -------     -------
      Net Income                                       $26,725     $22,174     $23,597
                                                       =======     =======     =======

 (1) Represents excess of dividends over net income.



                       Condensed Statements of Cash Flows
                        For the Years Ended December 31,
                                 (In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:                    1996         1995         1994
                                                         ----         ----         ----
Net income                                             $ 26,725     $ 22,174     $ 23,597
Adjustments to reconcile net income to cash provided
 by operating activities:
(Equity in undistributed earnings) excess of
 dividends over net income of the Bank                   (2,669)      25,122       22,908
Non-cash dividends from the Bank (mortgage loans)          -            -         (15,340)
Decrease (increase) in other assets                         697         (247)        (491)
Tax benefit for cash dividends paid to ESOP                -            -              11
Decrease in other liabilities                              -            -             (30)
                                                       --------    ---------    ---------
   Net cash provided by operating activities             24,753       47,049       30,655
                                                       --------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities held-to-maturity               (205,021)    (190,000)    (160,000)
Proceeds from maturities of securities held-
 to-maturity                                            215,000      170,000      165,000
Principal payments on mortgage loans                         40           38           24
Accretion of discount in excess of amortization of
 premium on debt securities                                  14         -            -
                                                       --------    ---------    ---------
   Net cash provided (used) by investing activities      10,033      (19,962)       5,024
                                                       --------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid to common stockholders              (12,090)     (10,616)      (7,996)
Payments to repurchase common stock                     (27,650)      (9,881)     (26,404)
Proceeds upon exercise of common stock options            1,233        1,619        1,311
                                                       --------    ---------    ---------
   Net cash used by financing activities                (38,507)     (18,878)     (33,089)
                                                       --------    ---------    ---------

Net (decrease) increase in cash and cash equivalents     (3,721)       8,209        2,590
Cash and cash equivalents at beginning of year           19,303       11,094        8,504
                                                       --------    ---------    ---------
Cash and cash equivalents at end of year               $ 15,582    $  19,303    $  11,094
                                                       ========    =========    =========


KPMG Peat Marwick LLP









INDEPENDENT AUDITORS' REPORT





To The Stockholders
and The Board of Directors of JSB Financial, Inc.:

We have audited the accompanying consolidated statements of financial condition of JSB Financial, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JSB Financial, Inc. and subsidiary at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in note 1(d) to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", effective January 1, 1994.



                              KPMG Peat Marwick LLP

Jericho, New York
January 30, 1997