Form 10-K405, Exhibit 13
period 1997-12-31
JSB FINANCIAL INC
filed 1998-03-27
CIK 861499

Selected Financial Data
(In Thousands, Except Per Share Amounts)

Set forth below are selected consolidated financial data of the Company. This financial data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company.


Selected Financial Condition Data:
At December 31,                      1997        1996        1995        1994         1993
---------------                      ----        ----        ----        ----         ----
Total assets                      $1,535,031  $1,516,016  $1,548,301  $1,565,095  $1,635,870
Securities held-to-maturity/held-
  for-investment, net                352,967     460,509     592,060     728,630     859,909
Loans receivable, net                999,745     854,774     768,245     711,295     668,376
Deposits                           1,121,203   1,144,393   1,163,446   1,204,424   1,273,917
Employee Stock Ownership
 Plan (ESOP) obligation                 -           -           -           -          1,045
Retained income                      311,436     289,588     276,317     266,361     251,959
Total stockholders' equity           367,514     335,299     340,107     327,634     325,207

Selected Operating Data:
Years Ended December 31,             1997        1996        1995        1994         1993
------------------------             ----        ----        ----        ----         ----

Interest income                   $  107,742  $  107,611  $  107,726  $  103,027   $ 108,205
Interest expense                      39,874      40,217      40,707      36,619      39,740
                                  ----------  ----------  ----------  ----------   ---------
Net interest income                   67,868      67,394      67,019      66,408      68,465
Provision for possible
 loan losses                             648         640         636         608         600
(Recovery of) provision for
 possible other credit losses           -         (2,040)      2,040         -          -
                                  ----------   ---------  ----------  ----------   ---------
Net interest income after
 provision for possible
 credit losses                        67,220      68,794      64,343      65,800      67,865
Non-interest income                   21,929       5,081       3,995       6,752       2,239
Non-interest expense                  27,434      27,598      29,561      30,937      33,657
                                  ----------  ----------   ---------  ----------   ---------
Income before provision for
 income taxes and cumulative
 effect of accounting changes         61,715      46,277      38,777      41,615      36,447
Provision for income taxes            24,625      19,552      16,603      18,018      15,798
                                  ----------  ----------  ----------  ----------   ---------
Income before cumulative effect
 of accounting changes                37,090      26,725      22,174      23,597      20,649
Cumulative effect of accounting
 changes, net                          _-___        -           -           -          7,688
                                  ----------  ----------  ----------  ----------    --------
     Net income                   $   37,090  $   26,725  $   22,174  $   23,597    $ 28,337
                                  ==========  ==========  ==========  ==========    ========


Basic earnings per common share
 before cumulative effect of
 accounting changes                    $3.76       $2.66       $2.09       $2.13       $1.65
Cumulative effect of accounting
 changes, net                            -__         -           -           -           .62
                                       -----       -----       -----       -----       -----
Basic earnings per common share        $3.76       $2.66       $2.09       $2.13       $2.27
                                       =====       =====       =====       =====       =====

Diluted earnings per common share
 before cumulative effect of
 accounting changes                    $3.64       $2.56       $2.01       $2.04       $1.58
Cumulative effect of accounting
 changes, net                            -__         -           -           -           .59
                                       -----       -----       -----       -----       -----
Diluted earnings per common share      $3.64       $2.56       $2.01       $2.04       $2.17
                                       =====       =====       =====       =====       =====


Cash dividends per common share        $1.40       $1.20       $1.00       $ .72       $ .60
                                       =====       =====       =====       =====       =====

Quarterly Results
(In Thousands, Except Per Share Amounts and Yields)



                                                            1997 Quarter Ended
                                                            ------------------
                                          March 31,    June 30,    September 30,   December 31,
                                          ---------    --------    -------------   ------------
Interest income                             $26,683     $26,993         $26,796        $27,270
Interest expense                              9,738       9,932          10,094         10,110
                                            -------     -------         -------        -------
Net interest income                          16,945      17,061          16,702         17,160
Provision for possible loan losses              160         161             162            165
                                            -------     -------         -------        -------
Net interest income after provision
 for possible loan losses                    16,785      16,900          16,540         16,995
Non-interest income                           1,114       1,536           4,513         14,766
Non-interest expense                          6,884       6,751           7,063          6,736
                                            -------     -------         -------        -------
Income before provision for income taxes     11,015      11,685          13,990         25,025
Provision for income taxes                    4,567       4,576           5,436         10,046
                                            -------     -------         -------        -------
Net income                                  $ 6,448     $ 7,109         $ 8,554        $14,979
                                            =======     =======         =======        =======
Basic earnings per common share               $ .66       $ .72           $ .87          $1.51
                                              =====       =====           =====         ======
Diluted earnings per common share             $ .63       $ .70           $ .84          $1.46
                                              =====       =====           =====          =====

Stock prices, Dividends and Yields:
      High                                   $44.00      $47.00          $49.69         $50.63
      Low                                    $36.00      $40.00          $39.75         $46.31
      Close                                  $42.50      $43.25          $48.94         $50.06
      Cash dividends per common share        $  .35      $  .35          $  .35         $  .35
      Dividend yield1                          3.50%       3.22%           3.13%         2.89%



                                                          1996 Quarter Ended
                                                          ------------------
                                           March 31,    June 30,   September 30,   December 31,
                                           ---------    --------   -------------   ------------
Interest income                             $26,905     $26,958         $26,948        $26,800
Interest expense                             10,147      10,041          10,060          9,969
                                            -------     -------        --------        -------
Net interest income                          16,758      16,917          16,888         16,831
Provision for possible loan losses              161         160             160            159
Recovery of possible other credit losses       -           -               -            (2,040)
                                            -------     -------         -------        -------
Net interest income after provision
 for possible credit losses                  16,597      16,757          16,728         18,712
Non-interest income                           1,215       1,135           1,646          1,085
Non-interest expense                          7,266       6,062           6,965          7,305
                                            -------     -------         -------        -------
Income before provision for income taxes     10,546      11,830          11,409         12,492
Provision for income taxes                    4,468       5,032           4,847          5,205
                                            -------     -------         -------        -------
Net income                                  $ 6,078     $ 6,798         $ 6,562        $ 7,287
                                            =======     =======         =======        =======
Basic earnings per common share               $ .58       $ .66           $ .67          $ .75
                                              =====       =====           =====          =====
Diluted earnings per common share             $ .56       $ .64           $ .65          $ .72
                                              =====       =====           =====          =====


Stock prices, Dividends and Yields:
      High                                   $34.00      $35.00          $37.13         $38.38
      Low                                    $31.50      $32.25          $32.75         $35.63
      Close                                  $33.63      $33.13          $36.13         $38.00
      Cash dividends per common share        $  .30      $  .30          $  .30         $  .30
      Dividend yield1                          3.66%       3.57%           3.43%         3.24%

 1 Dividend yield is calculated by annualizing the quarterly dividend per share and dividing by an average of the high and low price for the quarter.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General
-------

     1997 marked the seventh full year of operations for JSB Financial, Inc. as a publicly held company. Net income for the year was $37.1 million, or $3.64 per diluted share. The Company paid cash dividends on its common stock which totaled $1.40 per share, or 38.5% of diluted earnings per common share.

     The Company's results of operations are most significantly affected by the results of operations of its wholly owned subsidiary, Jamaica Savings Bank. The Bank's results of operations are affected by general economic and competitive conditions, particularly changes in market interest rates, as well as government policies and actions of regulatory authorities. The Bank's core earnings are provided by its net interest income. The operating results of the Bank are also affected, generally to a lesser extent, by the amount of its non-interest income and non-interest expense. Items comprising non-interest income are, results of real estate operations, gains or losses on the sale of equity securities, if any, loan servicing income and various other items comprising miscellaneous income. The principal non-interest expense of the Bank includes compensation and employee benefits, occupancy costs and other general and administrative expenses.

Asset/Liability Management
--------------------------

     Management aims at maintaining a stable net interest margin and minimizing the effects of market interest rate fluctuations on net interest income through its asset/liability structure. Rates offered on interest bearing deposits are established to influence changes in levels of deposits. Assets increased by $19.0 million, or 1.3%, to $1.535 billion during 1997, compared to assets of $1.516 billion at December 31, 1996, while liabilities decreased by $13.2 million, or 1.1%, to $1.168 billion from $1.181 billion over the same period. The Company maintains asset quality through its investment and loan underwriting policies.

     At December 31, 1997, net mortgage loans were $970.7 million, comprising 63.2% of total assets, investments in U.S. Government and federal agency securities were $244.9 million and investments in CMOs were $104.0 million, representing 16.0% and 6.8% of total assets, respectively. During 1997, all investments in U.S. Government and federal agency securities, CMOs, and mortgage-backed securities (MBS), were designated held-to-maturity and carried at amortized cost. Unrealized gains and losses in these portfolios are not expected to impact future results of operations, as these securities are intended to be held until maturity. Marketable equity securities are designated as available-for-sale and carried at estimated fair value. At December 31, 1997, these securities, which had a cost basis of $10.9 million, were carried at their aggregated fair value of $62.2 million. Unrealized gains and losses on available-for-sale securities are excluded from earnings and reported as a net amount in a separate component of stockholders' equity until realized.

     During 1997, investments in CMOs decreased, as payments of $106.5 million were received from maturities and amortization and purchases of $55.0 million were made. All of the Bank's CMOs are First Tranche - Planned Amortization Class Bonds that are collateralized by Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), or Government National Mortgage Association (GNMA), mortgage-backed securities which are collateralized by whole loans. At December 31, 1997, the Bank did not have any CMOs that would be classified as "high risk" securities as defined by a policy statement by the Federal Financial Institutions Examination Council. At December 31, 1997, the estimated average remaining maturity of the CMO portfolio was approximately twenty months. Management plans to continue to purchase CMOs which meet its investment guidelines, when available.

     The Bank offers fixed-rate and adjustable-rate mortgage loans secured by one-to four-family properties, apartment buildings, underlying cooperative properties, commercial real estate and offers various other consumer type loans. During 1997, the Bank sold $1.6 million of single family mortgage loans, originated for sale, to government agencies. Loans held-for-sale are carried at the lower of cost or market, in the aggregate. At December 31, 1997, there were no mortgage loans held-for-sale.

     Non-performing loans to total loans at December 31, 1997 was 1.32%, compared to 1.64% at December 31, 1996. Non-performing loans at December 31, 1997 and 1996 included a $12.8 million underlying cooperative mortgage loan on which the Bank has commenced foreclosure proceedings. This one mortgage loan comprised 96.1% of non-performing loans and 92.8% of non-performing assets at December 31, 1997. The mortgage is secured by a 148 unit cooperative apartment building, located in Manhattan, New York. No specific valuation allowances have been established against this loan, as management believes that the mortgage is adequately secured. On January 28, 1998, the Bank entered into a settlement agreement with the borrower, that provides that the Bank be made whole for unpaid principal, contractual interest, late charges and legal fees, no later than May 28, 1998. In addition, the borrower will be responsible for interest, which will continue to accrue and for any additional legal fees that the Bank incurs in connection with this credit. In accordance with the terms of the agreement, the Bank received $1.1 million from the borrower, through February 16, 1998, comprised of a $1.0 million payment which could be applied against any portion of the indebtedness other than principal and, $98,000 for interim interest, which is due monthly. The borrower is seeking to refinance the mortgage elsewhere.

    In addition to non-performing loans, non-performing assets include Other Real Estate (ORE) and any other investment not performing in accordance with contractual terms. ORE represents real estate properties owned by the Bank or transferred to a subsidiary corporation as a result of foreclosure or obtained by receiving a deed in lieu of foreclosure. At December 31, 1997 the Bank held shares to 31 residential cooperative apartments attributable to one property, that comprised the Bank's ORE of $473,000. Management closely monitors the value of properties that are obtained through foreclosure actions. (See Note 12 to the Consolidated Financial Statements.)

     Non-performing assets to total assets at December 31, 1997 was .90%, compared to .98% at December 31, 1996. The decrease in this ratio primarily reflected the foreclosure and subsequent sale of a single family house with a mortgage of $450,000 which was not performing at December 31, 1996.

     Deposits at December 31, 1997, decreased by $23.2 million, or 2.0%, compared to deposits at December 31, 1996. While interest rates on the various accounts offered by the Bank remained competitive with those of other depository institutions in the Bank's market, customers have continued to withdraw funds to invest in alternative instruments and shift funds into certificate accounts, both of which offered higher yields. Management attributes this deposit outflow and shift in deposit composition to the relatively low interest rate environment that has prevailed over the last several years. The Bank influences deposit levels and composition through its interest rate structure. While the highest percentage of deposits has historically been in passbook and lease security accounts, the trend of deposit shifts has continued towards certificate accounts. (See Liquidity and Capital Resources, herein.) Management has maintained an interest rate structure that has allowed deposits to continue to shift and decline in a controlled fashion, rather than offering interest rates that would result in significantly reducing net interest margins and interest rate spreads or necessitate modifying the existing asset structure and investment guidelines.

     Interest rate spread, net interest margin, liquidity, and related asset quality are some of the key measures of financial performance that management focuses on. The Bank's assets are structured such that gradual declines in deposits, such as continuance of the current trend, is not expected to have a material adverse affect on the Company within the foreseeable future. However, if, as is the current trend, the Company's deposits continue to decline, interest earning assets may also decline, resulting in a decrease in net interest income, the Company's primary component of net income.

     The Bank's liquidity ratios continue to exceed all short and long term minimum regulatory requirements. Management is focused on providing quality customer service as its main strategy for maintaining its relationships with its customers. Within recent years, the Bank has expanded services offered to its depositors, including automated telephone banking 24 hours a day, 365 days a year. The Bank also offers credit cards, which are issued and owned by an unrelated bank that manages and bears all credit risk.

Interest Rate Sensitivity Analysis
----------------------------------

         The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

         At December 31, 1997, the Company had a negative short-term gap. In general, the lower the level of market interest rates (on a relative basis), the shorter (term) the Company's investments. The Company generally invests in securities with maturities ranging from three months to two years. As interest rates increase the Company purchases securities with longer terms, and may purchase securities with maturities of up to three years. While management regularly reviews the Company's gap analysis, the gap is considered an analytical tool which has limited value. Management has long followed short-term, high quality standards for the Company's interest-earning asset portfolios, resulting in high liquidity. This strategy enables the Company flexibility to reprice assets and liabilities over a relatively short period of time.

         The following prepayment rate assumptions for mortgage loans are based upon historical performance. Prepayment rate assumptions for fixed rate one-to four-family mortgage loans and MBS based upon the remaining term to contractual maturity were as follows: (a) 27% if less than six months; (b) 11% if six months to one year and for five to ten years; (c) 8% if one to three years; (d) 9% if three to five years and for ten to twenty years; and (e) 17% if beyond 20 years. Adjustable-rate mortgages are assumed to prepay at 15% and second mortgages at 18%. All other fixed rate first mortgage loans are assumed to prepay at 3%. All deposit accounts, which are subject to immediate withdrawal/repricing, except certificates, are assumed to reprice in the earliest period presented. Securities available-for-sale, which are comprised entirely of marketable equity securities which do not have a fixed maturity date, are reflected as repricing in the five to ten year category.


     The following table sets forth, as of December 31, 1997, repricing information on earning assets and interest bearing liabilities. The data reflects estimated principal amortization and prepayments on mortgage loans, and estimated attrition of deposit accounts as previously discussed. The table does not necessarily indicate the impact of general interest rate movements on the Bank's net interest income because the repricing of certain categories of assets and liabilities is beyond the Bank's control. As a result, certain assets and liabilities indicated as repricing within a stated period may in fact reprice at different times and at different rate levels.


                                                             At December 31, 1997
                                  ----------------------------------------------------------------------
                                              More       More      More       More      More
                                              Than       Than      Than       Than      Than
                                               3        1 Year    3 Years    5 Years  10 Years    More
                                    0-3      Months      to 3      to 5       to 10    to 20      Than
                                   Months   to 1 Year   Years      Years      Years    Years    20 Years      Total
                                  -------   ---------   ------    -------    -------  --------  --------     ------
                                                                 (Dollars in Thousands)
Interest earning assets:
  Mortgage loans, net 1..........   24,354   $ 28,993 $ 118,719  $ 186,235   $482,160 $ 98,503  $ 37,514  $  976,478
  Debt and equity securities and
   other investments, net 2....... 179,888    124,922     9,981       -          -        -         -        314,791
  CMOs, net......................    3,287     16,969    77,250      6,534       -        -         -        104,040
  MBS, net.......................     -           196       959       -          -       2,869      -          4,024
  Other loans, net 1.............       63        640    12,741      4,142     11,561     -         -         29,147
  Federal funds sold.............   62,000       -         -          -          -        -         -         62,000
                                  --------   --------  --------  ---------   -------- --------  --------  ----------

    Total interest earning assets  269,592    171,720   219,650    196,911    493,721  101,372    37,514   1,490,480
                                  --------   --------  --------  ---------   -------- --------  --------  ----------


Interest bearing deposit accounts:
  Passbook and lease
   security accounts.............  565,130       -         -          -          -        -         -        565,130
  Certificate accounts...........  141,365    203,527    50,011     14,630       -        -         -        409,533
  Money market accounts..........   79,007       -         -          -          -        -         -         79,007
  Negotiable order of withdrawal3   35,401       -         -          -          -        -         -         35,401
                                  --------   -------- ---------  ---------   -------- --------  --------  ----------


    Interest bearing liabilities.  820,903    203,527    50,011     14,630       -        -         -      1,089,071
                                  --------   -------- ---------  ---------   -------- --------  --------  ----------


Interest sensitivity gap
  per period.................... $(551,311)  $(31,807)$ 169,639  $ 182,281   $493,721 $101,372  $ 37,514  $  401,409
                                 =========   ======== =========  =========   ======== ========  ========  ==========


Cumulative interest
  sensitivity gap............... $(551,311) $(583,118)$(413,479) $(231,198)  $262,523 $363,895  $401,409  $     -
                                 =========  ========= =========  =========   ======== ========  ========  ==========

Percentage of gap per period to
    total assets.................  (35.92%)    (2.07%)   11.05%     11.87%     32.16%    6.60%     2.44%

Percentage of cumulative gap to
     total assets................  (35.92%)   (37.99%)  (26.94%)   (15.07%)    17.09%   23.69%    26.13%

1 Includes non-performing loans and excludes the allowance for possible loan losses.

2  Securities   available-for-sale   are  shown   including   the  market  value
appreciation of $51.4 million, before tax.

3 Negotiable order of withdrawal (NOW) accounts.


Note: Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table.

     The Bank's interest rate sensitivity is also monitored by management through the use of a model which internally generates estimates of the change in the net portfolio value (NPV) over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Office of Thrift Supervision (OTS) also produces a similar analysis using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Reports, the results of which may vary from the Bank's internal model primarily due to differences in assumptions utilized between the Bank's internal model and the OTS model, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. For purposes of the NPV table, prepayment speeds similar to those used in the Gap table were used, reinvestment rates were those in effect for similar products currently being offered, and rates on deposits were modified to reflect recent trends. The following table sets forth the Bank's NPV as of December 31, 1997, as calculated by the Bank.


Rate Changes in                Net Portfolio Value               Portfolio Value of Assets
---------------                -------------------               -------------------------
Basis Points               Dollar      Dollar      Percent            NPV           Percent
(Rate Shock)               Amount      Change      Change            Ratio          Change1
---------------------------------------------------------     ------------------------------
                            (Dollars in Thousands)

   +200                   $317,949  $(42,954)    (11.90)%          21.35%            (3.10)%
   +100                    338,813   (22,090)     (6.12)           22.40             (1.59)
      0                    360,903      -           -              23.48               -
   -100                    391,417    30,514       8.45            24.94              2.14
   -200                    437,804    76,901      21.31            27.05              5.32

1 Reflects the percentage change in the portfolio value of the Bank's assets for each rate shock compared to the portfolio value of the Bank's assets under the zero rate change scenario.

Note: As in the case with the Gap table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income, as actual results will differ.

Analysis of Net Interest Income
-------------------------------

     Net interest income represents the difference between income on interest earning assets and expense on interest bearing liabilities. Net interest income depends upon the relative amount of interest earning assets and interest bearing liabilities and the interest rate earned or paid on them.

Average Balance Sheet
---------------------

     The following table sets forth information relating to the Company's Consolidated Statements of Financial Condition and the Consolidated Statements of Operations for the years ended December 31, 1997, 1996 and 1995 and reflects the average yield on assets and average cost of liabilities for the periods indicated. Yields and costs are derived by dividing income or expense by the average balance of the related assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields. Average balances and yields include non-accruing loans.


                                                     Year Ended December 31,
                          ---------------------------------------------------------------------------------
                                     1997                        1996                       1995
                          --------------------------  --------------------------  -------------------------
                                    Interest Average           Interest  Average           Interest Average
                           Average   Income/ Yield/   Average   Income/  Yield/   Average   Income/  Yield/
                           Balance   Expense  Cost    Balance   Expense   Cost    Balance   Expense  Cost
                                                (Dollars in Thousands)
 Assets
 Interest earning assets:
   Mortgage loans, net...$  878,697 $ 74,149  8.44% $  792,579 $ 69,113  8.72%  $  702,252 $ 64,309  9.16%
   Debt and equity
    securities, net1.....   325,964   19,584  6.01     361,106   21,695  6.01      456,581   27,545  6.03
   CMOs, net.............   133,418    7,937  5.95     179,336   10,063  5.61      209,537    9,572  4.57
   MBS, net..............     4,855      499 10.28       6,540      739 11.30        8,650      969 11.20
   Other loans, net......    28,119    2,070  7.36      28,393    2,138  7.53       28,977    2,299  7.93
   Federal funds sold....    64,345    3,503  5.44      72,221    3,863  5.35       52,432    3,032  5.78
                         ---------- --------        ---------- --------         ---------- ---------
 Total interest earning
  assets1................ 1,435,398  107,742  7.51   1,440,175  107,611  7.47    1,458,429  107,726  7.39
 Non-interest earning
  assets.................    99,180                     93,539                      80,701
                         ----------                 ----------                  ----------
    Total assets.........$1,534,578                 $1,533,714                  $1,539,130
                         ==========                 ==========                  ==========

 Liabilities and stockholders' equity
 Interest bearing
   liabilities:
  Passbook and other.....$  699,715 $ 19,106  2.73% $  743,526 $ 20,440  2.75%  $  797,445 $ 23,058  2.89%
  Certificate accounts...   397,832   20,768  5.22     383,215   19,777  5.16      343,229   17,649  5.14
                         ---------- --------        ---------- --------         ---------- --------
 Total interest
  bearing liabilities.... 1,097,547   39,874  3.63   1,126,741   40,217  3.57    1,140,674   40,707  3.57
  Non-interest bearing
    liabilities..........    88,423                     74,928                      65,963
                         ----------                 ----------                  ----------
    Total liabilities.... 1,185,970                  1,201,669                   1,206,637
    Total stockholders'
     equity..............   348,608                    332,045                     332,493
                         ----------                 ----------                  ----------
    Total liabilities
     and stockholders'
     equity..............$1,534,578                 $1,533,714                  $1,539,130
                         ==========                 ==========                  ==========
 Net interest income/
  interest rate spread2..           $ 67,868  3.88%            $ 67,394  3.90%             $ 67,019  3.82%
                                    ========  ====             ========  ====              ========  ====
 Net interest earning
  assets/net interest
  margin3................$  337,851           4.73% $  313,434           4.68%  $  317,755           4.60%
                         ==========           ====  ==========           ====   ==========           =====
 Ratio of interest
  earning assets to
  interest bearing
  liabilities............                     1.31x                      1.28x                       1.28x
                                              ====                       ====                        ====


  1 Average balances for debt and equity securities and total interest earning assets, exclude the net market appreciation recognized in connection with Statement 115 and is not included in deriving the yield.

  2 Interest rate spread represents the difference between the average yield on average interest earning assets and the average cost of average interest bearing liabilities.

  3 Net interest margin represents net interest income divided by average interest earning assets.


Rate Volume Analysis
--------------------

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



                                          Year Ended December 31, 1997                Year Ended December 31, 1996
                                                  Compared to                                 Compared to
                                          Year Ended December 31, 1996                Year Ended December 31, 1995
                                          ----------------------------                ----------------------------
                                          Volume       Rate        Net                Volume       Rate        Net
                                          ------       ----        ---                ------       ----        ---
                                                                       (In Thousands)


Interest earning assets:
  Mortgage loans, net ..............     $ 7,313     $ (2,277)   $  5,036            $ 7,997     $(3,193)   $ 4,804
  Debt and equity securities .......      (2,111)        -         (2,111)            (5,759)        (91)    (5,850)
  CMOs, net.........................      (2,705)         579      (2,126)            (1,499)      1,990        491
  MBS, net..........................        (177)         (63)       (240)              (239)          9       (230)
  Other loans, net .................         (21)         (47)        (68)               (46)       (115)      (161)
  Federal funds sold ...............        (424)          64        (360)             1,070        (239)       831
                                         -------     --------    --------            -------     -------    -------

        Total ......................       1,875       (1,744)        131              1,524      (1,639)      (115)
                                         -------     --------    --------            -------     -------    --------


Interest bearing liabilities:
  Passbook and other ...............      (1,186)        (148)     (1,334)            (1,400)     (1,218)    (2,618)
  Certificate accounts..............         759          232         991              2,059          69      2,128
                                         -------     --------    --------            -------     -------   --------

        Total.......................        (427)          84        (343)               659      (1,149)      (490)
                                         -------     --------    --------           --------     -------    -------


Net change in net interest income...     $ 2,302      $(1,828)   $    474            $   865     $  (490)   $   375
                                         =======      =======    ========            =======     =======    =======


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

     The Company's investments, excluding investments made by the Bank, are primarily in federal agency securities. The Company expects to utilize its funds to continue investing in U.S. Government and federal agency securities, repurchasing shares of the Company's common stock and paying dividends on its common stock, as management deems appropriate. The Company presently has no plans to expand its activities; however, should the Company decide to expand its investment activities, the Bank may pay additional cash dividends to the Company, subject to certain regulatory limitations, to fund such activities. (See Note 26 to the Consolidated Financial Statements.)

     During 1997, the net deposit outflows of $23.2 million and dividend payments of $13.8 million, contributed to the net cash outflow from financing activities. The most significant dollar change in deposit composition was experienced in the Bank's passbook accounts, which decreased by $34.8 million, or 5.8%, followed by a $10.1 million decrease in money market accounts and an $855,000 decrease in NOW accounts. However, certificate accounts increased $22.4 million, or 5.8% and demand accounts increased $192,000.

     During 1997, the most significant investing activities for which cash was used included purchases of debt securities held-to-maturity and securities available-for-sale, originations of mortgage loans and purchases of CMOs. The most significant investing activities which provided cash were maturities of debt securities and principal payments on CMOs.

     The Bank is required to maintain minimum levels of liquid assets as defined by the OTS regulations. This requirement, which may be varied at the direction of the OTS, is based upon a percentage of deposits and short-term borrowings. The required ratio at December 31, 1997 was 4.0%. The Bank's liquidity ratio is significantly in excess of the required level. The Bank's average liquidity ratios were 29.9% and 34.0% for the years ended December 31, 1997 and 1996, respectively. The Bank's high liquidity reflects management's strategy of investing funds in short-term CMOs and U.S. Government and federal agency securities. Management has structured the assets and liabilities of the Company to enable the Bank to meet its regulatory liquidity requirements. In addition, the asset/liability structure serves to provide funds for operating, investing and financing activities of the Company, while holding securities, other than marketable equity securities, to maturity.

     Liquidity management for the Bank is both a daily and a long-term function. Management expects the Bank to be able to maintain high levels of liquidity in the future due to its investment strategy and projected earnings. Excess funds are generally invested in short-term investments such as federal funds sold. Investments in the U.S. Government and federal agency securities portfolio had an average remaining maturity of five months and the CMO portfolio had an average anticipated remaining maturity of twenty months as of December 31, 1997. The Bank's most liquid assets are cash and cash equivalents which include investments in federal funds sold. The levels of these assets are dependent on the Bank's operating, financing and investing activities during any given period. (See the Consolidated Statements of Cash Flows which are part of the Consolidated Financial Statements.)

     Management monitors the deposit outflow and has taken a series of actions aimed at curtailing the erosion of the Bank's deposit base. Management considers the Bank's relationship with its long-term customers vital to enabling the Company to continue to enhance future stockholder value. If the current trend of deposit shifts and outflows were to continue in the long-term future, the Company's future interest rate spreads, margins and net income will likely decline. To address these concerns, management: (1) established a more aggressive interest rate structure, in order to retain the Bank's customer relationships; (2) has placed emphasis on expanding fee income as a means of offsetting future decreases in net interest income; and (3) is focusing on the use of available technology in order to continue to reduce banking staff, which will be accomplished through attrition. To generate additional fee income, the Bank participates in the New York Cash Exchange (NYCE) automated teller system, and receives additional fee income for issuing credit cards. The credit cards issued with the Bank's name are owned and managed by an unrelated financial institution, which incurs all risk of loss.

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

Year 2000
---------

     In the early 1990's, the Bank's existing staff began converting its computer system to be Year 2000 compliant. At December 31, 1997, 100% of the Bank's mainframe programs and 50% of other critical systems were year 2000 compliant, with the remainder expected to be compliant by the end of 1998. The system upgrades and/or programming changes have been made within the normal course of business, therefore, no material costs specific to the year 2000 upgrades have been incurred. Management does not expect implementation of the remaining computer system upgrades to have a material affect on the Company's financial condition or results of operations. Management has contacted all outside vendors inquiring as to the status of year 2000 compliance. Management will continue to require updates from all vendors who are not yet year 2000 compliant.

Impact of New Accounting Standards To Be Adopted
------------------------------------------------

        Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (Statement 125), except for those transactions that are governed by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of Financial Accounting Standards Board (FASB)
Statement 125" (Statement 127). Statement 127 was issued in December 1996 to extend the effective date of the provisions of Statement 125, as they relate to secured borrowings, collateral and repurchase agreements, dollar rolls, securities lending and similar transactions for one year. Statement 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 based on consistent application of a financial-components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement supersedes SFAS No. 76, "Extinguishment of Debt", and SFAS No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse," and SFAS No. 122, "Accounting for Mortgage Servicing Rights," and amends SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." The adoption of Statement 125 had no material effect on the consolidated financial statements of the Company, nor does the Company expect the amendments to Statement 125 contained in Statement 127 to have a material effect on the financial statements.

         In June of 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" (Statement 130). Statement 130 is effective for years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods provided for comparative purposes. The statement establishes standards for reporting and display of comprehensive income and its components. This statement requires that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company has not yet determined the impact of Statement 130 on its financial statements.

In June of 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (Statement 131). Statement 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. The Company has not yet determined the impact of Statement 131 on its financial statements.

Private Securities Litigation Reform Act Safe Harbor Statement
--------------------------------------------------------------

     In addition to historical information, this Annual Report may include certain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Bank's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in detail in Item 1, "Business" of the Company's 1997 Form 10-K.

Comparison of Operating Results for the Years Ended December 31, 1997 and 1996
------------------------------------------------------------------------------

General

     Net income for the year ended December 31, 1997 was $37.1 million, or $3.64 per diluted share, compared with $26.7 million, or $2.56 per diluted share, for 1996. In comparing the results of operations for 1997 to 1996, it must be noted that both the 1997 and 1996 results of operations were significantly improved by items of a non-recurring nature. During 1997, sales of real estate generated pre-tax gains of $9.3 million, which, net of tax, increased net income by $5.4 million and contributed $.53 to diluted earnings per share. Gains on the sale of equity securities during 1997 generated pre-tax gains of $7.0 million, which, net of tax, increased net income by $3.9 million and contributed $.39 to diluted earnings per share. The 1996 results included a pre-tax recovery of a $2.0 million credit valuation allowance against the Bank's investments with Nationar Trust Company, which increased net income for 1996 by $1.2 million, or $.11 per diluted share. Additional comments regarding the components of net income are detailed in the following paragraphs.

Interest Income

     Income on mortgage loans increased by $5.0 million, or 7.3%, to $74.1 million, from $69.1 million. The average investment in mortgage loans increased by $86.1 million, or 10.9%, to $878.7 million for 1997, from $792.6 million for 1996. The amount invested in mortgage loans has continued to increase over the past eight years in both dollar amount and as a percentage of assets. Mortgages originated for the Bank's portfolio during 1997 increased by $69.0 million, or 50.6%, to $205.2 million, from $136.2 million during 1996. The mortgage portfolio yield decreased to 8.44% for 1997 from 8.72% for 1996.

     Income on debt and equity securities decreased $2.1 million, or 9.7%, to $19.6 million for 1997, compared to $21.7 million for 1996. The decrease in income reflected a $35.1 million, or 9.7%, decrease in the average investment in this portfolio while the yield remained unchanged at 6.01% for 1997 and 1996. During 1997, activity in the investment securities portfolio included purchases of $499.9 million and maturities of $555.0 million. At December 31, 1997, the $244.9 million debt securities portfolio had unrealized gains of $464,000, which are not expected to impact future income as these securities are designated as held-to-maturity. The marketable equity securities portfolio is designated as available-for-sale and was carried at its aggregate market value of $62.2 million at December 31, 1997, exceeding its cost of $10.9 million. During 1997 the Bank sold marketable equity securities having a cost of $823,000, realizing gains of $7.0 million. During 1996, the Bank sold or redeemed marketable equity securities totaling $30,000, and realized gross gains of $4,000 and gross losses of $2,000.

     Income on CMOs decreased by $2.1 million or 21.1%, to $7.9 million for 1997, from $10.1 million for 1996. Purchases of CMOs for 1997, totaled $55.0 million, compared with $124.3 million for 1996. The average investment in CMOs decreased by $45.9 million, or 25.6%, to $133.4 million for 1997, from $179.3 million for 1996. Principal payments on CMOs decreased to $106.5 million during 1997 from $114.1 million during 1996. During 1997, the CMO portfolio yielded 5.95% compared with 5.61% for 1996. At December 31, 1997, the $104.0 million CMO portfolio had net unrealized gains of $230,000 (comprised of unrealized gains of $295,000 and unrealized losses of $65,000), which are not expected to impact future results of operations, as CMOs are designated as held-to-maturity.

     Income on other loans remained relatively stable during 1997 compared to 1996, decreasing by $68,000, or 3.2% to $2.1 million for 1997. Management has determined to sell the student loan portfolio, which at December 31, 1997, had a balance of $5.2 million and comprised 17.9% of the other loan portfolio. At December 31, 1997, the portfolio, which had an estimated market value of $5.3 million will continue to be carried at the lower of cost or estimated market value, in the aggregate, until sold. Management is reviewing student loan origination programs packaged by the Student Loan Marketing Association (Sallie
Mae) and Nellie Mae under which the Bank would fund and own the loans, but servicing would be provided by others.

     During 1997, MBS continued and will continue to amortize without replacement. Income earned on MBS decreased to $499,000 during 1997 from $739,000 during 1996, reflecting the amortizing balance. There were no sales of MBS during 1997 or 1996. At December 31, 1997, there were unrealized gains of $335,000 in the $4.0 million MBS portfolio, which are not expected to impact future results of operations, as MBS securities are designated as held-to-maturity.

     Income from federal funds sold decreased to $3.5 million for 1997 from $3.9 million for 1996. The average balance invested in federal funds sold decreased to $64.3 million during 1997, compared to $72.2 million during 1996. The average yield on federal funds sold increased to 5.44% during 1997 from 5.35% during 1996. Investments in federal funds sold provide the liquidity of an interest bearing cash equivalent necessary to fund: mortgage and other loan originations; deposit withdrawals; dividend payments on and repurchases (if any) of the Company's common stock and to meet non-interest operating expense.

Interest Expense

     Interest expense on deposits decreased .9% to $39.9 million for 1997 from $40.2 million for 1996. This decrease reflected a decrease in average interest bearing deposits of $29.2 million, or 2.6%, to $1.098 billion for 1997, from $1.127 billion for 1996. Market interest rates generally declined during 1997 and the Bank's deposits continued to decrease and to shift primarily from passbook accounts into certificate accounts. (See Asset/Liability Management, herein.)

Net Interest Income

     The Bank's profitability is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest earning assets and its interest expense on interest bearing deposits. The Bank, like most savings institutions, will continue to be affected by general changes in levels of interest rates, government regulations and other economic factors beyond its control.

     Net interest income increased by $474,000, to $67.9 million for 1997, from $67.4 million for 1996. For 1997, the net interest margin increased to 4.73% from 4.68% for 1996. The interest rate spread decreased to 3.88% for 1997 from 3.90% for 1996. The yield on interest earning assets increased slightly to 7.51% for 1997 from 7.47% for 1996. The average balance of interest earning assets decreased by $4.8 million or .3% for 1997, compared to 1996. Reflecting the shift in deposits from lower yielding passbook deposit accounts to certificate accounts, the cost of interest bearing deposits increased to 3.63% from 3.57%. The average balance of interest bearing deposits decreased by $29.2 million, as the trend of deposit outflows continued. The slight increase in the net interest margin during 1997, reflected an increase in the ratio of interest earning assets funded by interest bearing liabilities, accompanied by a decrease in the interest rate spread. Average interest earning assets as a percentage of interest bearing liabilities increased to 131% for 1997, compared to 128% for 1996.

Provision For Possible Loan Losses

     The provision for possible loan losses for 1997 increased slightly to $648,000 compared to $640,000 for 1996. During 1997 and 1996 management made general mortgage loan provisions of $600,000, while provisions made against the other loan portfolio increased to $48,000 for 1997, compared to $40,000 for 1996. Effective January 1, 1998, management discontinued making additions to the general valuation mortgage allowance, and therefore does not currently expect to make any provisions for possible loan losses for the mortgage portfolio during 1998. However, future additions to or recoveries of the loan loss allowances will be based on management's continuing evaluations of the loan portfolios and assessments of economic conditions, changes in portfolio value and loan performance.

Provision For Possible Other Credit Losses

     During 1997 and 1996, no provisions were made for any investments, other than for possible loan losses. However, during 1996, the Bank recovered the entire $2.0 million allowance (established during 1995) in connection with investments with and in Nationar, a check clearing and trust company. Nationar was seized by the Superintendent of Banks for the State of New York during 1995. At the time of Nationar's seizure, the Bank had invested with Nationar $10.0 million of federal funds sold, cash in demand accounts of $200,000 and owned $38,000 of Nationar's capital stock. In accordance with the Company's internal procedures for monitoring asset quality, in 1995 the $38,000 stock investment was written off and a provision for possible other credit losses of $2.0 million, or 20% of the remaining investment, was made. The Bank received payments totaling $10.2 million from the Nationar estate during 1996, allowing the Bank to recapture the entire allowance.

Non-Interest Income

     Non-interest income for 1997 increased by $16.8 million, or 331.6%, to $21.9 million compared to $5.1 million in 1996. The increase in income from real estate operations comprised $8.7 million or 51.5% of the total increase, while the increase in gains realized on the sale of investments of $7.0 million comprised 41.5% of the total increase. The increase of $1.1 million for loan fees and service charges primarily reflected an increase in mortgage prepayment penalties.

     As required, the marketable equity securities (MES) portfolio is designated as available-for-sale and carried at estimated fair value, with changes in the fair value of the portfolio recorded to a separate component of stockholders' equity. During 1997, the Bank sold MES with a cost of $823,000, realizing gross gains of $7.0 million. Significant sales of MES have been rare in recent years, as management generally considers these securities as long-term investments. Management reviews many factors in determining whether to sell or hold MES. Among other things, these factors include: the anticipated future performance of individual securities, the overall stock market and economy; actual and anticipated direction of interest rates; the percentage of MES comprising interest-earning assets; the availability of alternative investments; liquidity, tax and other regulatory considerations. Future gains and/or losses (if either) on the sale of MES may be recognized; however, management can provide no assurance as to the timing, amount or resulting gains or losses from future sales, if any, from the MES portfolio.

     The increase in income from real estate operations of $8.7 million includes a pre-tax gain of $9.2 million realized on the sale of a commercial office tower located at 1995 Broadway, Manhattan, New York. The Bank retained ownership of the first floor of the building which houses a branch office. During the second quarter of 1997, management reclassified all real estate from held-for-investment to available-for-sale. The improving real estate market during 1997 in the New York metropolitan area impacted management's decision to consider offers received on properties previously held-for-investment.

Non-Interest Expense

     Non-interest expense decreased $164,000, or .6%, to $27.4 million for 1997, compared to $27.6 million for 1996. Included in non-interest expense are the costs of compensation and benefits, occupancy and equipment expense, federal deposit insurance premiums, advertising, ORE and other general and administrative expense.

     Compensation and benefits decreased by $491,000 or 3.0% to $15.9 million for 1997, compared to $16.4 million for 1996. The $491,000 decrease in compensation and benefits expense resulted primarily from the Bank realizing income from the pension plan of $1.5 million for 1997, compared to $711,000 for 1996, or an increase of $754,000. The Bank's pension plan is fully funded, which has resulted in the Bank recording income from the pension plan. The amount of future income, if any, will be impacted by the rate of return on the pension plan assets and various other factors. During 1996, a non-recurring expense of $330,000 was recognized in connection with the 1996 Stock Option Plan for the difference between the option price set on the date of grant and the stock price on the date of stockholder approval. The cost of dental and medical insurance premiums increased by $419,000 to $1.5 million for 1997 from $1.1 million for 1996. During 1996, the Bank received $564,000 in premium refunds due to excess insurance fund reserves for the dental and medical plans. Salaries and bonuses increased $206,000, or 1.6% to $13.0 million for 1997, from $12.8 million for 1996. At December 31, 1997 the Bank had 311 full-time and 118 part-time workers, compared to 315 full-time and 117 part-time workers at December 31, 1996.

     Federal deposit insurance premiums, which rates are established by law, were increased by $147,000 to $149,000 for 1997, compared with $2,000 for 1996, when the Bank Insurance Fund (BIF) became fully funded and excess premiums were refunded to the Bank. During 1997, BIF members were assessed a 1.3 basis point charge per $100 of insurable deposits to meet the Financing Corporation (FICO) bond obligations, which assessments will continue through 1999. Provided that the BIF remains fully funded, no additional charges will be assessed.

     ORE operations generated income of $59,000 for 1997 compared with income of $772,000 for 1996. Included in the 1997 results from ORE operations are net gains of $144,000 on the sale of ORE, while during 1996 net gains of $688,000 were recognized on the sale of ORE. Gains on the sale of ORE properties are recognized under the cost recovery method. During 1997 and 1996, $29,000 and $148,000 of gains on sales of cooperative shares held in ORE were deferred, respectively. At December 31, 1997 and 1996, ORE, net of deferred gains, was $473,000 and $647,000, respectively.

     Occupancy and equipment expense decreased $651,000, to $4.6 million for 1997 from $5.2 million for 1996. During 1996, the Company completed the renovations to the Company's headquarters. The project, which began during 1995 and continued through 1996, was the first major capital improvement since completion of the building in 1974.

     Other general and administrative expense increased by $453,000, or 8.4%, to $5.9 million for 1997, from $5.4 million for 1996. This increase was primarily related to consulting fees incurred in connection with the formation of the Bank's real estate investment trust subsidiary, Tier, Inc., during 1997, while various other administrative expenses decreased.

 Provision for Income Taxes

     Income taxes increased by $5.1 million, or 26.0%, to $24.6 million for 1997 from $19.6 million for 1996. This increase is reflective of the $15.4 million increase in pre-tax income, partially offset by the decrease in the Company's effective tax rate from 42.3% for 1996, to 39.9% for 1997. The decrease in the effective tax rate for 1997, compared to 1996 reflects certain tax benefits attributable to the Bank's real estate investment trust, which was formed during 1997. (See Note 14 to the Consolidated Financial Statements.)

Comparison of Operating Results for the Years Ended December 31, 1996 and 1995
------------------------------------------------------------------------------

General

     Net income for the year ended December 31, 1996 was $26.7 million, or $2.56 per diluted share, compared with $22.2 million, or $2.01 per diluted share, for 1995. Comments regarding the components of net income are detailed in the following paragraphs.

Interest Income

     Income on mortgage loans increased by $4.8 million, or 7.5%, to $69.1 million for 1996, from $64.3 million for 1995. The average investment in mortgage loans increased by $90.3 million, or 12.9%, to $792.6 million for 1996, from $702.3 million for 1995. The amount invested in mortgage loans has continued to increase over the past seven years in both dollar amount and as a percentage of assets. Mortgages originated for the Bank's portfolio during 1996 increased by $58.4 million, or 75.0%, to $136.2 million, from $77.8 million during 1995. The mortgage portfolio yield decreased to 8.72% for 1996 from 9.16% for 1995.

     Income on debt and equity securities decreased $5.9 million, or 21.2%, to $21.7 million for 1996, compared to $27.5 million for 1995. The decrease in income reflected a $95.5 million, or 20.9%, decrease in the average investment in this portfolio and a minimal decrease in the yield to 6.01% for 1996, from 6.03% for 1995. During 1996, activity in the investment securities portfolio included purchases of $534.6 million and maturities of $675.0 million. During 1996, the Bank sold or redeemed marketable equity securities totaling $30,000, realizing gross gains of $4,000 and gross losses of $2,000. There were no sales of debt or equity securities during 1995. At December 31, 1996, the $299.6 million debt securities portfolio had net unrealized gains of $617,000, which are not expected to impact future income, as these securities are designated as held-to-maturity. The equity portfolio, which is designated as available-for-sale, was carried at fair value of $51.0 million, which exceeded its cost of $11.7 million.

     Income on CMOs increased by $491,000, or 5.1%, to $10.1 million, from $9.6 million. During 1996 an increased number of CMOs meeting the Bank's investment guidelines became available on the secondary market, resulting in an increase of CMOs purchased. Purchases of CMOs for 1996 totaled $124.3 million, compared with $67.9 million for 1995. The average investment in CMOs decreased by $30.2 million, or 14.4%, to $179.3 million for 1996. Principal payments on CMOs decreased to $114.1 million during 1996 from $237.1 million during 1995. During 1996, the CMO portfolio yielded 5.61% compared with 4.57% for 1995. At December 31, 1996, the $155.3 million CMO portfolio had net unrealized gains of $149,000, which are not expected to impact future results of operations, as these securities are designated as held-to-maturity.

     During 1996, MBS continued to amortize without replacement, as the Bank discontinued purchasing MBS during the 1980's. Income earned on MBS decreased to $739,000 during 1996 from $969,000 during 1995, reflecting the amortizing balance. There were no sales of MBS during 1996 or 1995. At December 31, 1996, there were unrealized gains of $509,000 and no unrealized losses in the $5.6 million MBS portfolio. These gains are not expected to impact future results of operations, as MBS securities are designated as held-to-maturity.

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

Interest Expense

     Interest expense on deposits decreased to $40.2 million, or 1.2%, for 1996 from $40.7 million for 1995. This decrease reflected a decrease in average interest bearing deposits of $13.9 million, or 1.2%, to $1.127 billion for 1996, from $1.141 billion for 1995. Market interest rates fluctuated during 1996 and the Bank's deposits continued to shift from passbook accounts into certificate accounts.
Management monitors deposit levels and interest rates offered by competitors.

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

     Net interest income increased by $375,000, to $67.4 million, from $67.0 million for 1995. For 1996, the net interest margin increased to 4.68% from 4.60% for 1995, and the net interest rate spread increased to 3.90% from 3.82% for 1995. The yield on interest earning assets increased to 7.47% for 1996 from 7.39% for 1995. The cost of interest bearing deposits remained unchanged at 3.57% for 1996 and 1995. The average balance of interest earning assets and interest bearing deposits decreased by $18.3 million and $13.9 million, respectively.

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

Non-Interest Income

     Non-interest income for 1996 increased by $1.1 million, or 27.2%, to $5.1 million compared to $4.0 million in 1995. Loan fees and service charges increased by $553,000, or 24.3%, primarily reflecting increases of $525,000 in prepayment penalties; $67,000 in mortgage loan late charges and $51,000 in NYCE fees; partially offset by decreases of $32,000 each in NOW account service charges and regular account fees. During 1995, the Bank began to offer VISA(R) and Mastercard(R) credit cards resulting in related fee income of $38,000 for 1996. The Bank has an agreement with an unrelated financial institution, which bears all costs and credit risk associated with originating and owning the credit card portfolio originated from the Bank's customer list. In general, the Bank receives a fee for each new account opened or renewed and a percentage of all finance charges paid by the cardholders.

     The $542,000 net increase in income from real estate operations primarily reflected a $437,000 retroactive property tax refund received for a property that was sold during 1994. During 1996, gains of $571,000 were realized from the sale of 25 cooperative apartments owned by the Bank's real estate subsidiaries. During 1995, $587,000 of gains were realized from the sale of 31 cooperative apartments. At December 31, 1996, 158 cooperative apartments, which are carried at a zero basis, remained available-for-sale.

Non-Interest Expense

     Non-interest expense decreased $2.0 million, or 6.6%, to $27.6 million for 1996, compared to $29.6 million for 1995. Included in non-interest expense are the costs of compensation and benefits, occupancy and equipment, federal deposit insurance corporation premiums, advertising, ORE and other general and administrative expense.

     Federal deposit insurance premiums, which rates are established by law, were $2,000, the statutory minimum, for 1996, compared to $1.5 million for 1995. During 1995, the Federal Deposit Insurance Corporation (FDIC) announced that the BIF was recapitalized as of May 31, 1995, and issued refunds of deposit insurance overpayments from June 1 through September 30, 1995. In connection with federal legislation, BIF members will be assessed a 1.3 basis point charge per $100 of insurable deposits to meet the FICO bond obligations beginning in 1997 and continuing through 1999. Assuming that the BIF remains fully funded, no additional charges will be assessed.

     ORE operations generated income of $772,000 for 1996 compared to an expense of $209,000 for 1995. This income reflected a pre-tax gain of $705,000 recognized on the sale of a property acquired through foreclosure during the first quarter of 1996. Gains on the sale of ORE properties are recognized under the cost recovery method. During 1996, $148,000 of gains on sales of ORE were deferred.

     Occupancy and equipment expenses increased $254,000, to $5.2 million for 1996 from $5.0 million for 1995. This increase reflected increased costs as a result of the renovations at the Company's headquarters. The renovations, which began during 1995 and continued through 1996, were the first major capital improvements since completion of the building in 1974.

     Other general and administrative expense increased by $208,000, or 4.0%, reflecting increased legal fees in connection with foreclosure actions for problem loans and the Nationar claim.

     Compensation and benefit expense decreased by $167,000, to $16.4 million from $16.6 million, or 1.0%. Salaries increased overall by $326,000, or 2.5%. During 1995, the final vesting for the Bank Recognition and Retention Plans (BRRPs) occurred, resulting in the Bank recognizing an expense of $594,000. Since the BRRPs were terminated after the final vesting in 1995, no expense was incurred for the BRRPs during 1996. A non-recurring expense of $330,000 was recognized during 1996 in connection with the 1996 Stock Option Plan, for the difference between the option price set on the date of grant and the stock price on the date of stockholder approval. During 1996, the Bank realized savings of $564,000 for dental and medical insurance premiums resulting from excess insurance fund reserves. The Bank does not expect such savings in the future.

Provision for Income Taxes

     Income taxes increased by $2.9 million, or 17.8%, to $19.6 million for 1996 from $16.6 million for 1995. The provision for income taxes increased due to the increase in pretax income, as the effective tax rate remained relatively stable at 42.3% for 1996 compared to 42.8% for 1995. (See Note 14 to the Consolidated Financial Statements.)


JSB FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 1997 and 1996  (In Thousands, Except Share and Per Share Amounts)


ASSETS                                                                   1997          1996
------                                                                   ----          ----
Cash and due from banks                                               $   12,924    $   12,894
Federal funds sold                                                        62,000        86,500
                                                                      ----------     ---------
  Cash and cash equivalents                                               74,924        99,394

Securities available-for-sale, at estimated fair value                    62,243        51,021
Securities held-to-maturity, net (estimated fair value
 of $353,996 and $461,784, respectively)                                 352,967       460,509
Other investments                                                          7,645         6,859
Mortgage loans, net                                                      970,737       827,052
Other loans, net                                                          29,008        27,722
Premises and equipment, net                                               17,029        16,829
Interest due and accrued                                                   9,278         9,310
Real estate held-for-investment, net                                        -            6,082
Real estate held-for-sale and Other real estate                            3,450         5,236
Other assets                                                               7,750         6,002
                                                                      ----------    ----------
           Total Assets                                               $1,535,031    $1,516,016
                                                                      ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                              $1,121,203    $1,144,393
Advance payments for real estate taxes and insurance                      10,322         8,265
Official bank checks outstanding                                          10,405         9,644
Accrued expenses and other liabilities                                    25,587        18,415
                                                                      ----------    ----------
           Total Liabilities                                           1,167,517     1,180,717
                                                                      ----------    ----------

Commitments and Contingencies

STOCKHOLDERS' EQUITY
Preferred stock ($.01 par value, 15,000,000 shares
  authorized; none issued)                                                  -             -
Common stock ($.01 par value, 30,000,000 shares
  authorized; 16,000,000 issued; 9,919,927 and
  9,783,031 outstanding, respectively)                                       160           160
Additional paid-in capital                                               165,112       163,500
Retained income, substantially restricted                                311,436       289,588
Net unrealized gain on securities available-for-sale,
  net of tax                                                              28,469        21,795
Common stock held by Benefit Restoration Plan Trust,
  at cost (188,323 and 166,848 shares, respectively)                      (4,199)       (3,275)
Common stock held in treasury, at cost (6,080,073
  and 6,216,969 shares, respectively)                                   (133,464)     (136,469)
                                                                      ----------    ----------
           Total Stockholders' Equity                                    367,514       335,299
                                                                      ----------    ----------

           Total Liabilities and Stockholders' Equity                 $1,535,031    $1,516,016
                                                                      ==========    ==========

See accompanying Notes to Consolidated Financial Statements.


JSB FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 1997, 1996 and 1995
(In Thousands, Except Per Share Amounts)

                                                              1997         1996        1995
                                                              ----         ----        ----
Interest Income:
  Mortgage loans, net                                      $  74,149    $  69,113   $  64,309
  Debt & equity securities, net                               19,584       21,695      27,545
  Collateralized mortgage obligations(CMOs), net               7,937       10,063       9,572
  Other loans, net                                             2,070        2,138       2,299
  Mortgage-backed securities(MBS), net                           499          739         969
  Federal funds sold                                           3,503        3,863       3,032
                                                           ---------    ---------   ---------
    Total Interest Income                                    107,742      107,611     107,726
                                                           ---------    ---------   ---------

Interest Expense:
  Deposits                                                    39,874       40,217      40,707
                                                           ---------     --------   ---------
    Net Interest Income                                       67,868       67,394      67,019
  Provision for Possible Loan Losses                             648          640         636
  (Recovery of) Provision for Possible Other Credit Losses      -          (2,040)      2,040
                                                           ---------    ---------   ---------
    Net Interest Income After Provision
     for Possible Credit Losses                               67,220       68,794      64,343
                                                           ---------    ---------   ---------

Non-Interest Income:
  Real estate operations, net                                 10,442        1,767       1,225
  Loan fees and service charges                                3,969        2,833       2,280
  Gain on sale of investments, net                             6,991            2        -
  Miscellaneous income                                           527          479         490
                                                           ---------    ---------   ---------
    Total Non-Interest Income                                 21,929        5,081       3,995
                                                           ---------    ---------   ---------

Non-Interest Expense:
  Compensation and benefits                                   15,921       16,412      16,579
  Occupancy and equipment expenses (net of rental
   income of $1,287, $1,126 and $1,199, respectively)          4,560        5,211       4,957
  Federal deposit insurance premiums                             149            2       1,477
  Advertising                                                  1,005        1,340       1,142
  Other real estate (income) expense, net                        (59)        (772)        209
  Other general and administrative                             5,858        5,405       5,197
                                                           ---------    ---------   ---------
    Total Non-Interest Expense                                27,434       27,598      29,561
                                                           ---------    ---------   ---------

   Income Before Provision for Income Taxes                   61,715       46,277      38,777
   Provision for Income Taxes                                 24,625       19,552      16,603
                                                           ---------    ---------   ---------

    Net Income                                             $  37,090    $  26,725   $  22,174
                                                           =========    =========   =========

Earnings and Cash Dividends per Common Share
 Basic earnings per common share                          $    3.76    $    2.66   $    2.09
 Diluted earnings per common share                        $    3.64    $    2.56   $    2.01


  Cash dividends per common share                         $    1.40    $    1.20   $    1.00


See accompanying Notes to Consolidated Financial Statements.


JSB FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years ended December 31, 1997, 1996 and 1995 (In Thousands, Except Per Share Amounts)
                                                                 1997       1996      1995
                                                                 ----       ----      ----
Common Stock (Par value: $.01)
Balance at beginning and end of year                           $    160   $    160  $    160
                                                               --------   --------  --------

Additional Paid-in Capital
Balance at beginning of year                                    163,500    162,566   160,962
  Net allocation (distribution) of common stock
   for Benefit Restoration Plan                                     924          5      (199)
  Tax benefit for stock plans                                       688        599     1,645
  Reallocation of forfeited Bank Recognition and
   Retention Plans shares                                          -          -          158
  Compensation expense for 1996 stock option plan                  -           330      -
                                                               --------   --------  --------
Balance at end of year                                          165,112    163,500   162,566
                                                               --------   --------  --------

Retained Income, Substantially Restricted
Balance at beginning of year                                    289,588    276,317   266,361
  Net income                                                     37,090     26,725    22,174
  Loss on reissuance of treasury stock                           (1,437)    (1,364)   (1,602)
  Cash dividends on common stock ($1.40, $1.20, $1.00,
    respectively)                                               (13,805)   (12,090)  (10,616)
                                                                -------    -------   -------
Balance at end of year                                          311,436    289,588   276,317
                                                                -------    -------   -------

Net Unrealized Gain on Securities Available-for-Sale, Net of Tax
Balance at beginning of year                                     21,795     15,750     8,892
Change in net unrealized gains on securities available-
   for-sale (net of tax change of $5,371, $4,863 and
   $5,517, respectively)                                          6,674      6,045     6,858
                                                               --------   --------  --------
Balance at end of year                                           28,469     21,795    15,750
                                                               --------   --------  --------

Unearned Common Stock Held by Bank Recognition and
 Retention Plans
Balance at beginning of year                                       -          -         (516)
  Earned during the period                                         -          -          516
                                                               --------   --------  --------
Balance at end of year                                             -          -         -
                                                               --------   --------  --------

Common Stock Held by Benefit Restoration Plan Trust, at Cost
Balance at beginning of year                                     (3,275)    (3,270)   (3,469)
  Common stock acquired                                            (934)       (11)       (9)
  Common stock distributed                                           10          6       208
                                                               --------    -------  --------
Balance at end of year                                           (4,199)    (3,275)   (3,270)
                                                               --------    -------  --------

Common Stock Held in Treasury, at Cost
Balance at beginning of year                                   (136,469)  (111,416) (104,756)
  Common stock reacquired                                          -       (27,650)   (9,881)
  Common stock reissued for options exercised                     3,005      2,597     3,221
                                                               --------   --------  --------
Balance at end of year                                         (133,464)  (136,469) (111,416)
                                                               --------   --------  --------
Total Stockholders' Equity                                     $367,514   $335,299  $340,107
                                                               ========   ========  ========

See accompanying Notes to Consolidated Financial Statements.



JSB FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 1997, 1996 and 1995 (In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:                        1997         1996          1995
                                                             ----         ----          ----
Net income                                               $  37,090    $  26,725     $  22,174
Adjustments  to  reconcile   net  income  to  net
  cash  provided  by  operating   activities:
Provision for possible loan losses                             648          640           636
(Recovery of) provision for possible other credit losses      -          (2,040)        2,040
Loss on Nationar capital stock                                -            -               38
Net gain on sale/redemption of equity securities            (6,991)          (2)         -
Decrease in deferred loan fees and discounts, net             (418)        (593)         (608)
Accretion of discount (in excess of) less than
 amortization of premium on MBS and CMOs                      (300)        (578)          320
Accretion of discount in excess of amortization
 of premium on debt securities                                (337)        (249)         (248)
Depreciation and amortization of premises and equipment      1,891        1,826         1,920
Mortgage loans originated for sale                          (1,612)      (1,621)       (1,792)
Proceeds from sale of mortgage loans originated for sale     1,636        1,737         1,818
Gain on sale of mortgage and other loans                       (35)         (53)          (61)
Expense recognized for Bank Recognition and Retention Plans   -            -              675
Tax benefit for stock plans credited to capital                688          599         1,645
Gain on sale of real estate held for sale                   (9,992)        (571)         (587)
Decrease in interest due and accrued                            32        3,597           752
Transfer of federal funds sold to Nationar to
 claims receivable                                            -            -          (10,205)
Payments received against Nationar claim                      -          10,205          -
Net gain on sale of other real estate                         (144)        (688)         -
Increase (decrease) in official bank checks outstanding        761      (14,748)        3,986
Other                                                          137        1,547        (1,389)
                                                         ---------    ---------     ---------
  Net cash provided by operating activities                 23,054       25,733        21,114
                                                         ---------    ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated:
 Mortgage loans                                           (205,174)    (136,218)      (77,826)
 Other loans                                               (21,010)     (19,032)      (25,718)
Purchases of CMOs held-to-maturity                         (55,035)    (124,275)      (67,889)
Purchases of debt securities held-to-maturity and
 securities available-for-sale                            (499,920)    (534,569)     (300,047)
Principal payments on:
 Mortgage loans                                             60,833       46,506        22,672
 Other loans                                                19,025       19,656        22,556
 CMOs                                                      106,545      114,105       237,060
 MBS                                                         1,590        2,047         2,324
Proceeds from maturities of U.S. Government and
 federal agency securities                                 555,000      675,000       265,000
Proceeds from sale of other loans                              681          934         1,372
Purchases of Federal Home Loan Bank stock                     (786)        (557)         (188)



                                                                                  (Continued)



JSB FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
Years ended December 31, 1997, 1996 and 1995  (In Thousands)
                                                             1997         1996           1995
                                                             ----         ----           ----

Proceeds from sale/redemption of equity securities           7,813           30          -
Purchases of premises and equipment, net of disposals       (2,091)      (3,498)       (2,647)
Net decrease in real estate held-for-investment,
  excluding transfers to held-for-sale                        -             313           168
Proceeds from sale of real estate held-for-sale             17,703          571           587
Proceeds from sale of Other real estate                        688        2,759          -
Net (increase) decrease in real estate holdings,
  excluding sales                                              (16)       1,522         1,995
                                                           --------     -------       -------
  Net cash (used by) provided by investing activities      (14,154)      45,294        79,419
                                                           -------      -------       -------


CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in deposits                                   (23,190)     (19,053)      (40,978)
Increase (decrease) in advance payments for real
 estate taxes and insurance                                  2,057           34           (79)
Proceeds upon exercise of common stock options               1,568        1,233         1,619
Cash dividends paid to common stockholders                 (13,805)     (12,090)      (10,616)
Payments to repurchase common stock                           -         (27,650)       (9,881)
                                                         ---------    ---------     ---------
   Net cash used by financing activities                   (33,370)     (57,526)      (59,935)
                                                         ---------    ---------     ---------

Net (decrease) increase in cash and cash equivalents       (24,470)      13,501        40,598
Cash and cash equivalents at beginning of year              99,394       85,893        45,295
                                                         ---------    ---------     ---------
Cash and cash equivalents at end of year                 $  74,924    $  99,394     $  85,893
                                                         =========    =========     =========


Supplemental Disclosures of Cash Flow Information
Cash paid for:
 Interest on deposits                                    $  39,881    $  40,215     $  40,721
                                                         =========    =========     =========
 Income taxes                                            $  32,036    $  22,370     $  18,216
                                                         =========    =========     =========


Supplemental Disclosures of Noncash Investing and
 Financing Activities
Real estate acquired through foreclosure                 $     540    $   8,190     $    -
                                                         =========    =========     =========
Transfer of real estate held-for-investment
  to held-for-sale                                       $   6,145    $    -        $    -
                                                         =========    =========     =========

Mortgage originated upon sale of real estate
 from the held-for-sale portfolio and other real
 estate                                                  $      33    $   6,675     $    -
                                                         =========    =========     =========

Deferred tax liability on securities available-for-sale  $  22,905    $  17,534     $  12,671
                                                         =========    =========     =========





See accompanying Notes to Consolidated Financial Statements.

                       JSB FINANCIAL, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements



NOTE (1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS

     JSB Financial, Inc.(the Company or the Parent) is a unitary savings and loan holding company. The Company holds all of the outstanding common stock of its subsidiary, Jamaica Savings Bank FSB (the Bank or the Subsidiary). The Company is subject to the financial reporting requirements of the Securities Exchange Act of 1934.

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

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowances for credit losses and the valuation of real estate held-for-sale and other real estate (referred to collectively as real estate holdings). These estimates are primarily reactive to actual and anticipated changes in the real estate market, the economy in the Bank's market area and debtors' financial condition. In connection with the determination of allowances, management reviews: loan performance; historical trends; appraisals of real estate holdings and properties securing significant mortgages; investment ratings for equity securities; and capital and liquidity levels for correspondent banks, on an ongoing basis.

     The ultimate collection of the Bank's loan portfolio and the recovery of its various real estate holdings is affected by economic conditions in the Bank's market area and changes thereto. The Bank's mortgage loans are secured primarily by properties located in the New York-metropolitan area. In addition, all real estate holdings are located in the same market area.

     Management believes that the allowances for loan losses as presented in these consolidated financial statements are adequate. Future additions to the allowances could be necessary based on changes in debtors' financial condition, economic conditions or if economic conditions differ from management's previous assessments. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

(b)  Principles of Consolidation
     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, as consolidated with the Bank's wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(c)  Consolidated Statements of Cash Flows
     For the purposes of reporting cash flows, the Company considers all short-term investments with a maturity of less than three months from the date of purchase to be cash equivalents.

(d)  Securities
        The Company is required to report debt, readily-marketable equity, and mortgage-backed securities in one of the following categories: (i) "held-to-maturity" (when management has a positive intent and ability to hold to maturity) which are reported at amortized cost; (ii) "trading" (when held for current resale) which are to be reported at estimated fair value, with unrealized gains and losses included in earnings; and (iii) "available-for-sale" (all other debt and equity securities not designated as held-to-maturity or trading) which are reported at estimated fair value, with unrealized gains and losses excluded from earnings and reported, net of tax, as a separate component of stockholders' equity. The designation of a security as held-to-maturity or available-for-sale is made at the time of acquisition.

         Discounts on debt securities are accreted to income and premiums are amortized against income over the life of the security using a method which approximates the level yield method. Gains and losses on the sales of securities, if any, are recognized upon realization, using the specific identification method.

(e)  Loans
     Loans are carried at unpaid principal balances net of any deferred loan fees and unearned discounts. Discounts are accreted to income using a method which approximates the level yield method, over the composite average life of the loans. Loan fees received for commitments to make or purchase loans are deferred and accreted into income over the life of the loan using the level yield method.

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

          In accordance with Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" (Statement 114), and the amendment thereof, SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition Disclosures" (Statement 118), the Company considers a loan impaired if it is probable that, based upon current information, a creditor will be unable to collect all amounts due according to the contractual terms of a loan agreement. Statement 114 does not apply to large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including the Company's one-to four-family mortgage loans and consumer loans other than those modified in a troubled debt restructure (TDR). The Company generally does not consider a loan impaired when the delay in the timing of payments is three months or less or the shortfall in the amount of payments is the lower of $10,000 or 1.0% of the loan amount.

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

     A loan is deemed a TDR by the Company when concessionary modifications to the original contractual terms are made for economic or legal reasons related to the debtor's financial difficulties. Loans modified in a TDR subsequent to the 1995 adoption of Statement 114 are considered impaired, unless in periods subsequent to restructuring the loan is performing in accordance with the new terms of the agreement and such terms reflect those that would be offered by the Bank for a new credit. Valuation allowances associated with such impaired loans are measured in accordance with Statement 114 throughout the loan term. Modifications made to loans in TDRs prior to the adoption of Statement 114 that are not considered impaired based on the terms of the restructuring agreement continue to be accounted for under Statement 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings", and are not included in the Company's impaired loan statistics.

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

(h)  Real Estate Holdings
     Real estate held-for-investment represents real estate properties financed, owned and operated by the Bank's subsidiaries. Significant improvements have been made to the properties, thereby increasing the amount invested in individual properties. The properties were initially recorded at the lower of cost or fair value at acquisition (if foreclosed property) or cost (if purchased) and subsequently increased by capital improvements and decreased by depreciation. Management monitors each investment on a continuous basis. Valuation allowances for estimated losses on real estate held-for-investment are provided when a significant and permanent decline in value occurs.

     In the event of a change in classification from "held-for-investment" to "held-for-sale", the property's carrying value is compared to fair value less estimated selling costs (i.e. net fair value). If the carrying value exceeds net fair value, the investment is adjusted down through a valuation allowance, and subsequently carried at the lower of the carrying value or net fair value. As of June 30, 1997, management reclassified all real estate held-for-investment to held-for-sale. (See Notes 11, 12 and 13.)

        Real estate held-for-sale is carried at lower of cost or net fair value. Gains on the sale, if any, are accounted for using the cost recovery method. Revenues and expenses from the operations are reflected, as incurred, in the Company's operating results. (See Note 12.)

     Real estate properties acquired through foreclosure, known as other real estate (ORE), are recorded at the lower of the net unpaid loan balance at the foreclosure date plus related costs, or net fair value. Subsequent valuation adjustments are made if the net fair value decreases below the carrying amount. Gains, if any, on the sale of ORE are accounted for using the cost recovery method.

(i)  Income Taxes
      The Company follows SFAS No. 109, "Accounting for Income Taxes" (Statement
109), which requires the asset/liability method of accounting for income taxes. Under the asset/liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates, applicable to future years, to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Under Statement 109, deferred tax assets are recognized if it is more likely than not that a future benefit will be realized. It is management's position, as currently supported by the facts and circumstances, that no valuation allowance is necessary against any of the Company's deferred tax assets (See Note 14.)

(j)  Stock Based Compensation
    In October, 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, "Accounting for Stock-Based Compensation" (Statement 123). Statement 123 applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity's common stock price, except for employee stock ownership plans.

     Statement 123 established a fair value based method of accounting for stock-based compensation arrangements with employees rather than the intrinsic value based method that is contained in Accounting Principles Board Opinion No. 25 (Opinion 25). Statement 123 does not require an entity to adopt the new fair value based method for purposes of preparing its basic financial statements. While the Statement 123 fair value based method is considered by the FASB to be preferable to the Opinion 25 method, entities may opt to continue to use the method prescribed by Opinion 25. Entities not adopting the fair value based method under Statement 123 are required to present pro forma net income and earnings per share, in the notes to the financial statements, as if the fair value based method had been adopted.

     The accounting requirements of Statement 123 are effective for transactions entered into during fiscal years that begin after December 15, 1995. The disclosure requirements became effective for financial statements for fiscal years beginning after December 15, 1995, or for any earlier fiscal year for which Statement 123 was initially adopted for recognizing compensation cost. Pro forma disclosures required for entities that elect to continue to measure cost using the Opinion 25 method must include the effects of all awards granted in fiscal years that begin after December 15, 1994. Pro forma disclosures for awards granted in the first fiscal year, beginning after December 15, 1994, need not be included in financial statements for that fiscal year but should be presented subsequently whenever financial statements for that fiscal year are presented for comparative purposes with financial statements for a later year. During 1996, the Company adopted the disclosure provisions of Statement 123 and continues to measure cost using the Opinion 25 method for purposes of preparing its consolidated financial statements, therefore, the adoption of Statement 123 had no impact on the Company's financial condition or results of operations. (See Note 22.)

(k)  Earnings Per Share
        Effective December 31, 1997, the Company adopted SFAS No. 128, "Earnings Per Share" (Statement 128). Statement 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. Statement 128 simplifies the standards for computing EPS previously found in Accounting Principles Board Opinion No. 15, "Earnings Per Share" (Opinion 15), and makes them comparable to international EPS standards. Statement 128 replaces the presentation of primary EPS with a presentation of basic EPS and replaces fully diluted EPS with diluted EPS. Statement 128 requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. (See Note 15.)

        Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion 15. This Statement required restatement of all prior-period EPS data presented.

(l)  Treasury Stock
     Repurchases of common stock are accounted for under the cost method, whereby shares repurchased are recorded in a contra-equity account. (See Note 2.)

(m)  Reclassification
     Reclassifications have been made to prior year financial statements to conform with the 1997 presentation.


 NOTE (2) STOCK REPURCHASE PROGRAMS
      The Company did not repurchase any of its outstanding common stock during 1997. For the years ended December 31, 1996 and 1995, the Company repurchased 845,000 and 339,485 shares at an average price of $32.72 and $29.11 per share, respectively. The Company issued 136,896, 123,256 and 161,860 shares of treasury stock for options exercised during 1997, 1996 and 1995, respectively. There were 6,080,073 and 6,216,969 shares of common stock in the treasury at December 31, 1997 and 1996, respectively.

NOTE (3) SECURITIES
     The  following  tables  set  forth  information   regarding  the  Company's
securities as of December 31:

                                                         1997
                                                         ----
Securities Available-for-Sale:
------------------------------
                                                Estimated        Gross Unrealized
                                      Cost      Fair Value      Gains       Losses
                                      ----      ----------      -----       ------
                                                     (In Thousands)
Marketable equity securities        $ 10,869    $ 62,243       $51,462      $    88
                                    ========    ========       =======      =======

Securities Held-to-Maturity:
----------------------------

                                    Amortized   Estimated         Gross Unrealized
                                      Cost      Fair Value       Gains       Losses
                                      ----      ----------       -----       ------
                                                     (In Thousands)
U.S. Government and Federal
  Agency securities                 $244,903    $245,367       $   464      $  -

CMOs, net                            104,040     104,270           295           65

MBS:
  GNMA*                                3,640       3,944           304         -
  FNMA*                                  106         115             9         -
  Freddie Mac*                           278         300            22         -
                                    --------    --------       -------      -------
 Total MBS, net                        4,024       4,359           335         -
                                    --------    --------       -------      -------
     Total                          $352,967    $353,996       $ 1,094      $    65
                                    ========    ========       =======      =======

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
                                    ========    ========       =======      =======

Securities Held-to-Maturity:
----------------------------

                                    Amortized   Estimated        Gross Unrealized
                                      Cost      Fair Value      Gains       Losses
                                      ----      ----------      -----       ------
                                                     (In Thousands)
U.S. Government and Federal
  Agency securities                 $299,645    $300,262       $   617      $  -

CMOs, net                            155,272     155,421           436          287

MBS:
  GNMA                                 4,999       5,455           456         -
  FNMA                                   152         166            14         -
 Freddie Mac                             441         480            39         -
                                    --------    --------       -------      -------
 Total MBS, net                        5,592       6,101           509         -
                                    --------    --------       -------      -------
     Total                          $460,509    $461,784       $ 1,562      $   287
                                    ========    ========       =======      =======

     * Definitions: GNMA - Government National Mortgage Association; FNMA - Federal National Mortgage Association; Freddie Mac - Federal Home Loan Mortgage Corporation

     CMOs represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. All of the CMOs held by the Company consist of First Tranche-Planned Amortization Class Bonds collateralized by FNMA, Freddie Mac and GNMA mortgage-backed securities which in turn are collateralized by whole loans. MBS represent securities issued by governmental mortgage agencies and collateralized by mortgage loans.

     During 1997, the Bank sold or redeemed marketable equity securities with a cost of $823,000, realizing gross gains of $6,991,000 and no losses. During 1996, the Bank sold or redeemed marketable equity securities totaling $30,000, realizing gross gains of $4,000 and gross losses of $2,000. There were no sales of securities during 1995.

     Presented in the table below is the contractual maturity distribution, for debt securities held-to-maturity at December 31, 1997:

                                   Amortized           Estimated
                                     Cost              Fair Value
                                     ----              ----------
                                          (In Thousands)
Within 1 year                      $235,117             $235,515
After 1 year through 5 years         31,198               31,332
After 5 years through 10 years       83,783               84,051
After 10 years                        2,869                3,098
                                   --------             --------
    Total                          $352,967             $353,996
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

                                               1997              1996
                                               ----              ----
                                                   (In Thousands)

Amortized cost - Securities loaned            $ 79,970         $   -
                                              ========         ========

Estimated fair value - Securities loaned      $ 80,188         $   -
                                              ========         ========

Estimated fair value - Collateral             $ 82,069         $   -
                                              ========         ========

NOTE (4)  OTHER INVESTMENTS

     Other investments at December 31, 1997 and 1996 were as follows:

                                       1997                     1996
                                       ----                     ----
                                           Estimated                Estimated
                                Carrying     Fair        Carrying     Fair
                                 Value       Value        Value      Value
                                 -----       -----        -----      -----
                                             (In Thousands)

  Investment required by law*  $  7,615     $  7,615        $  6,829  $  6,829
  Other stock                        30           30              30        30
                               --------     --------        --------  --------
   Total other investments     $  7,645     $  7,645        $  6,859  $  6,859
                               ========     ========        ========  ========

* The Bank is required to hold shares of the Federal Home Loan Bank of New York.

NOTE (5)  LOANS

     Loans are summarized as follows:

                                                   December 31,
                                                   ------------
                                           1997                   1996
                                           ----                   ----
                                                   (In Thousands)
Mortgage loans:
  One-to four-family                     $ 73,757               $ 76,848
  Multi-family                            563,205                433,224
  Underlying cooperative*                 267,942                262,221
  Commercial                               71,839                 61,829
  Construction                              3,067                  1,836
                                         --------               --------
   Total mortgage loans                   979,810                835,958
                                         --------               --------

Deferred loan fees and unearned
 discounts                                 (3,332)                (3,730)
Allowance for possible loan losses         (5,741)                (5,176)
                                         --------               --------

   Total mortgage loans, net             $970,737               $827,052
                                         ========               ========

Other loans:
  Student                                $  5,213               $  6,204
  Consumer                                  4,775                  4,350
  Loans secured by deposit accounts         8,189                  8,328
  Overdraft loans                             227                    237
  Property improvement                     10,744                  8,775
                                         --------               --------
   Total other loans                       29,148                 27,894
                                         --------               --------

Unearned discounts                             (1)                   (21)
Allowance for possible loan losses           (139)                  (151)
                                         --------               --------

   Total other loans, net                $ 29,008               $ 27,722
                                         ========               ========

* Underlying cooperative loans are first liens on cooperative property and are senior to loans on the individual units commonly called cooperative share loans.

NOTE (6)  LOAN DELINQUENCIES
     Information regarding loans delinquent 90 days or more at December 31, 1997 and 1996 is summarized as follows:

                                              1997                   1996
                                              ----                   ----
                                        Number   Principal     Number   Principal
                                          of      balance        of      balance
                                        loans    of loans      loans    of loans
                                        -----    --------      -----    --------
                                                  (Dollars in Thousands)

          Delinquent loans:
           Guaranteed*                   82       $   500        144      $   692
           Non-guaranteed                 5        12,769         15       13,459
                                        ---       -------        ---      -------

          Total delinquencies
           over 90 days                  87       $13,269        159      $14,151
                                        ===       =======        ===      =======

          Ratio of loans 90 days
           or more past due to
           total gross loans                1.32%                    1.64%
                                            ====                     ====

     *These loans are guaranteed by the Federal Housing Administration, the Veterans
       Administration or the New York State Higher Education Services Corporation.

        At December 31, 1997 and December 31, 1996, there was one mortgage loan with a balance of $12,754,000 on non-accrual status. Net interest income was reduced by approximately $1,180,000, $1,180,000 and $197,000 for the years ended December 31, 1997, 1996 and 1995 in connection with non-accrual loans.

     The following table summarizes information regarding the Company's impaired loans at December 31:
                                                        1997
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
                                         =======       =======     =======

         There were no loans included in the above table which were modified in a TDR. The entire balance of impaired loans at December 31, 1997 and December 31, 1996 represents one loan on non-accrual status. The average balance of impaired loans for both 1997 and 1996 was $12,754,000 and for 1995 was $208,000. There was no interest income recorded for impaired loans (for the period in which the loans were identified as impaired) during 1997 and 1996. For both years ended December 31, 1997 and 1996, impaired loans resulted in foregone interest of $1,180,000. At December 31, 1997 and 1996, loans restructured in a TDR, other than those classified as impaired loans and/or non-accrual loans, were $1,840,000 and $1,874,000, respectively. Interest forfeited attributable to these loans was $62,000, each for the years ended December 31, 1997, 1996 and 1995.

NOTE (7)  ALLOWANCE FOR POSSIBLE LOAN LOSSES

     Activity  in the  allowance  for  possible  loan losses for the years ended
December 31, 1997, 1996 and 1995 is summarized as follows:
                                          Mortgage loans               Other loans
                                    1997       1996      1995      1997   1996   1995
                                    ----       ----      ----      ----   ----   ----
                                                     (In Thousands)

Balance at beginning of period      $5,176     $4,575    $3,976    $151   $122   $109
Provision for possible loan losses     600        600       600      48     40     36
Loans charged off                      (35)      -           (1)    (72)   (33)   (43)
Recoveries of loans previously
   charged off                        -             1      -         12     22     20
                                    ------     ------    ------    ----   ----   ----
Balance at end of period            $5,741     $5,176    $4,575    $139   $151   $122
                                    ======     ======    ======    ====   ====   ====

NOTE (8)  MORTGAGE LOAN SERVICING

     A summary of principal balances, servicing income and the number of loans serviced for others by the Bank at and for the years ended December 31, 1997, 1996 and 1995 were as follows:

                                    1997       1996      1995
                                    ----       ----      ----
                                      (Dollars in Thousands)

         Principal balances        $14,467    $16,016   $18,381
                                   =======    =======   =======

         Servicing income          $    25    $    39   $    47
                                   =======    =======   =======

         Number of loans               906      1,494     2,023
                                   =======      =====   =======

     The balance of loans sold with full recourse was $5,441,000 and $7,366,000 at December 31, 1997 and 1996, respectively. The Bank has not sold any loans with recourse since 1985. The Bank sold, without recourse, $1,612,000 and $1,715,000 of mortgage loans to FNMA and/or the State of New York Mortgage Association (SONYMA) during 1997 and 1996, respectively. The Bank retained servicing for these loans, which did not result in the recording of any servicing assets.

NOTE (9)  PREMISES AND EQUIPMENT

     Premises  and  equipment  at December  31, 1997 and 1996  consisted  of the following:
                                    1997       1996
                                    ----       ----
                                     (In Thousands)

Banking houses and land            $21,709    $21,493
Furniture, fixtures and equipment   16,911     15,086
Safe deposit vaults                  1,016      1,016
                                    39,636     37,595
Less accumulated depreciation and
 amortization                       22,607     20,766

Premises and equipment, net        $17,029    $16,829

     Depreciation and amortization expense for the years ended December 31, 1997, 1996 and 1995 was $1,891,000, $1,826,000 and $1,920,000, respectively.

NOTE (10)  INTEREST DUE AND ACCRUED


     Interest  due and accrued at December  31, 1997 and 1996  consisted  of the following:
                                              1997       1996
                                              ----       ----
                                               (In Thousands)

U.S. Government and Federal Agencies       $ 2,354    $ 2,655
CMOs                                           540        739
MBS                                             36         51
Mortgage and other loans                     6,348      5,865
                                           -------    -------
Total interest due and accrued             $ 9,278    $ 9,310
                                           =======    =======

NOTE (11)  REAL ESTATE HELD-FOR-INVESTMENT
     Through its wholly-owned subsidiaries, the Bank has investments in real estate. On June 30, 1997, management reclassified all real estate held-for-investment to held-for-sale. As of December 31, 1996, the components of the net asset amounts of real estate held-for-investment were as follows:

                                          1996
                                          ----
                                     (In Thousands)
Buildings, net                          $ 4,000
Land                                      1,561
Accrued interest and other assets         1,385
Other liabilities                          (864)
                                        -------
       Net assets                       $ 6,082
                                        =======

     The summarized statements of operations for the Bank's wholly-owned subsidiaries that comprise real estate held-for-investment, for the years ended
December 31, 1997, 1996 and 1995 were as follows:


                                      1997        1996       1995
                                      ----        ----       ----
                                              (In Thousands)

Rental income                        $1,478     $4,020     $4,236
Net interest income                       2          4          5
Other income                             17        652        210
                                     ------     ------     ------
    Total income                      1,497      4,676      4,451
                                     ------     ------     ------

Real estate taxes                       246        566        574
Operating and other expenses            647      3,087      3,376
                                     ------     ------     ------
    Total expenses                      893      3,653      3,950
                                     ------     ------     ------

Income from real estate held-
  for-investment 1                   $  604     $1,023    $   501
                                     ======     ======    =======

1 On June 30, 1997, management reclassified all real estate held-for-investment to held-for-sale. In October, 1997, a commercial office tower located at 1995 Broadway, New York and previously classified held-for-investment was sold, resulting in a pre-tax gain of $9,163,000.

NOTE (12)  REAL ESTATE HELD-FOR-SALE AND OTHER REAL ESTATE

      The following summarizes real estate properties owned by the Bank through its real estate subsidiaries at December 31:

                                                   1997         1996
                                                   ----         ----
                                                    (In Thousands)
     Real Estate Held-for-Sale1
     Condominium Property                         $2,752       $4,589
     Land                                            130         -
     Buildings                                       140         -
     Accrued interest and other assets               372         -
     Liabilities                                    (417)        -
                                                  ------       ------
        Net Assets                                 2,977        4,589
                                                  ------       ------
     Other Real Estate
     Cooperative apartments                          473          647
                                                  ------       ------

     Total Real Estate Held-for-Sale and ORE      $3,450       $5,236
                                                  ======       ======

1 During 1997, all real estate held-for-investment was reclassified to held-for-sale. (See Note 11.) In addition to the cooperative apartments that comprised ORE, several of the Bank's wholly owned subsidiaries own cooperative apartments in various buildings, which are carried at zero cost and are included in Real Estate Held-for-Sale. At December 31, 1997 and 1996, 138 and 158 such cooperative apartments remained available-for-sale, respectively.


NOTE (13)  REAL ESTATE OPERATIONS, NET

        Results of real estate operations for the years ended December 31, 1997, 1996 and 1995 were as follows:

                                                1997             1996            1995
                                                ----             ----            ----
                                                            (In Thousands)

Income from real estate held
 for investment, net  (See Note 11.)          $   604           $1,023          $  501
                                              -------           ------          ------

Real estate held for sale:
  Rental income, net of expenses                 (154)             173             137
  Gain on sale1                                 9,992              571             587
                                              -------           ------          ------
                                                9,838              744             724
                                              -------           ------          ------

  Real estate operations, net                 $10,442           $1,767          $1,225
                                              =======           ======          ======

      1 Includes gains on the sale of cooperative apartments, owned by various of the Bank's wholly-owned subsidiaries, which are carried at zero cost, and for 1997, the $9,163,000 pre-tax gain on the sale of an office tower (see Note 11.)

NOTE (14)  INCOME TAXES

      The 1997, 1996 and 1995 provisions for income tax were comprised of the following amounts:

                                 1997              1996               1995
                                 ----              ----               ----
                                              (In Thousands)

Current:
  Federal                      $18,877           $12,870            $11,657
  State and local                5,652             5,630              5,344
                               -------           -------            -------
                                24,529            18,500             17,001
                               -------           -------            -------

Deferred:
  Federal                           66               703               (133)
  State and local                   30               349               (265)
                               -------           -------            -------
                                    96             1,052               (398)
                               -------           -------            -------

Provision for income taxes     $24,625           $19,552            $16,603
                               =======           =======            =======

     For the years ended December 31, 1997, 1996 and 1995, the Company recognized tax benefits relating to its stock option and other stock benefit plans of $688,000, $599,000 and $1,645,000, respectively, which were credited directly to stockholders' equity.

     A reconciliation of the statutory U.S. federal income tax provision and rate, to the actual tax provision and effective rate for the years ended
December 31, 1997, 1996 and 1995 were as follows:

                                 1997                 1996               1995
                                 ----                 ----               ----
                                    % of                 % of                % of
                                   pre tax              pre tax             pre tax
                           Amount  earnings     Amount  earnings    Amount  earnings
                           ------  --------     ------  --------    ------  --------
                                             (Dollars in Thousands)

Statutory rate             $21,600   35.00%      $16,197    35.00%   $13,572   35.00%
Dividends received
 exclusion                    (246)   (.40)         (235)    (.51)      (218)   (.56)
State and local income
 taxes, net of Federal
 income tax benefit          3,693    5.98         3,886     8.40      3,301    8.51
Other, net                    (422)   (.68)         (296)    (.64)       (52)   (.13)
                           -------   -----       -------    -----    -------   -----

Provision for income taxes $24,625   39.90%      $19,552    42.25%   $16,603   42.82%
                           =======   =====       =======    =====    =======   =====

        At December 31, 1997 and 1996, deferred tax assets and liabilities were comprised of the following:

                                                    1997          1996
                                                    ----          ----
                                                       (In Thousands)
Deferred Tax Assets:
Deferred profits on unsold cooperative shares     $  1,955      $  2,308
Allowance for possible loan losses                   2,621         2,375
Benefit plan costs                                   1,830         1,877
Loan fees and mortgage discounts                       415           517
Other                                                  561           485
                                                  --------       -------
  Deferred tax assets                                7,382         7,562
                                                  --------       -------

Deferred Tax Liabilities:
Securities available-for-sale                      (22,905)      (17,534)
Depreciation                                           (21)          (46)
Cash basis mortgages                                   (84)         (144)
                                                  --------       -------
  Deferred tax liabilities                         (23,010)      (17,724)
                                                  --------       -------

  Deferred tax liability, net                     $(15,628)     $(10,162)
                                                  ========      ========


     Under the Federal law that existed prior to 1996, the Bank was generally allowed a special bad debt deduction in determining income for tax purposes. The deduction was based on either an experience formula or a percentage of taxable income before such deduction (reserve method). The reserve method was used in preparing the income tax returns for 1995. Legislation was enacted in August 1996 which repealed the reserve method for tax purposes. As a result, the Bank must instead use the direct charge-off method to compute its bad debt deduction.

     Pursuant to Statement 109, the Bank is generally not required to provide deferred taxes for the difference between book and tax bad debt expense taken in years prior to, or ending at December 31, 1987, referred to as base year reserves. The recapture tax on post 1987 reserves must be paid over a six year period starting in 1996. The payment of the tax was deferred in 1996 and 1997, as the Bank originated at least the same average annual principal amount of mortgage loans that it originated in the six years prior to 1996. The base year reserves of $85,107,000 and supplemental reserve are frozen, not forgiven. These reserves continue to be segregated as they are subject to recapture penalty if one of the following occurs: (a) the Bank's retained earnings represented by this reserve are used for purposes other than to absorb losses on loans, including excess dividends or distributions in liquidation; (b) the Bank redeems its stock; (c) the Bank fails to meet the definition provided by the Code for a Bank. Future changes in the Federal tax law, could of course further affect the status of the base year reserve. (See Note 17.)

     New York State and the City of New York adopted legislation to reform the franchise taxation of thrift reserves for loan losses. The legislation applies to taxable years beginning after December 31, 1995. The legislation, among other things, retained the reserve method for bad debt deductions. The New York State and the City of New York bad debt deduction is no longer predicated on the Federal deduction.

NOTE (15)  EARNINGS PER SHARE

        The  following  is a  reconciliation  of the  denominators  of basic and diluted EPS  computations  for net income.  The numerator for  calculating  both basic and diluted earnings per share for the Company is net income.
                                            For the Year Ended December 31,
                                            1997         1996*        1995*
                                            -------------------------------
                                           (In Thousands, Except EPS Amounts)

Numerator -  Net Income                    $37,090      $26,725      $22,174

Basic EPS: Denominator
  Weighted Average Shares                    9,858       10,062       10,604

Basic EPS                                    $3.76        $2.66        $2.09
                                             =====        =====        =====

Diluted EPS: Denominator
  Weighted Average Shares                    9,858       10,062       10,604
  Incremental shares-options                   332          374          449
                                            ------       ------       ------
                                            10,190       10,436       11,053

Diluted EPS                                  $3.64        $2.56        $2.01
                                             =====        =====        =====

* Earnings per share for 1996 and 1995 have been restated, as required, for the adoption of Statement 128. (See Note 1(k).)

NOTE (16)  DEPOSITS

      Deposits at December 31, 1997 and 1996 are summarized as follows:

                                        1997                            1996
                          ------------------------------     ----------------------------
                          Stated                             Stated
                           rate       Amount     Percent      rate       Amount   Percent
                           ----       ------     -------      ----       ------   -------
                                                (Dollars in Thousands)
Balance by interest rate:

    Demand                 -  %    $   32,132       2.87%      -  %   $   31,940    2.79%
    Negotiable order of
     withdrawal (NOW)     2.47         35,401       3.16      2.47        36,256    3.17
    Money market          2.96         79,007       7.05      2.96        89,081    7.78
    Passbook and lease
     security             2.71        565,130      50.40      2.71       599,951   52.43

    Certificates:      4.67- 5.00      44,646       3.98   4.14- 5.00    174,155   15.22
                       5.01- 6.00     343,864      30.67   5.01- 6.00    187,890   16.42
                       6.01- 7.00      21,023       1.87   6.01- 7.00     25,120    2.19
                                   ----------     ------              ----------  ------
                                      409,533      36.52                 387,165   33.83
                                   ----------     ------              ----------  ------
Deposits                           $1,121,203     100.00%             $1,144,393  100.00%
                                   ==========     ======              ==========  ======

        At December 31, 1997 and 1996, the scheduled maturities of certificate accounts were as follows:

                                     1997                        1996
                                     ----                        ----
                              Amount      Percent          Amount     Percent
                              ------      -------          ------     -------
                                          (Dollars in Thousands)

   12 months or less         $344,893      84.22%         $323,788     83.63%
   13 to 24 months             35,437       8.65            34,452      8.90
   25 to 36 months             14,573       3.56            13,939      3.60
   37 to 48 months             14,630       3.57            14,969      3.87
   49 to 60 months               -           -                  17       -
                             --------     ------          --------    ------
                             $409,533     100.00%         $387,165    100.00%
                             ========     ======          ========    ======

        At December 31, 1997 and 1996, certificate accounts in excess of $100,000, were $41,551,000 and $32,676,000, respectively. The Federal Deposit Insurance Corporation, an agency of the U.S. Government, generally insures each depositor's savings up to $100,000, through the Bank Insurance Fund.

     Interest expense on deposit balances is summarized as follows for the years ended December 31, 1997, 1996 and 1995:

                                       1997        1996       1995
                                       ----        ----       ----
                                             (In Thousands)
Passbook and lease security           $15,677     $16,722    $19,063
Certificates                           20,768      19,777     17,649
Money market                            2,549       2,819      3,051
NOW                                       880         899        944
                                      -------     -------    -------

Total interest expense                $39,874     $40,217    $40,707
                                      =======     =======    =======

NOTE (17)  RETAINED INCOME, SUBSTANTIALLY RESTRICTED
         In the unlikely event of a complete liquidation of the Bank (and only in such an event) eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account, which was established in connection with the Company's initial public stock offering. The total amount of the liquidation account may be decreased if the balances of eligible deposits decrease on the annual determination dates. The balance of the liquidation account was $63,709,000 at December 31, 1997 and $71,589,000 at December 31, 1996.

     The Bank is not permitted to declare or pay a cash dividend on, or repurchase any of its stock if the effect thereof would cause its net worth to be reduced below either (i) the amount required for the liquidation account or
(ii) the amount of applicable regulatory capital requirements.

     Retained income at December 31, 1997 and 1996 includes $85,107,000, which has been segregated for federal income tax purposes as a bad debt reserve. Any use of this amount for purposes other than to absorb losses on loans may result in taxable income, under federal regulations, at current rates. The Bank did not recognize any tax bad debt deductions during the year ended December 31, 1997. For the years ending December 31, 1996 and December 31, 1995, the Bank recognized tax bad debt deductions of $661,000 and $52,000, respectively.
(See Note 14.)

NOTE (18) COMMITMENTS AND CONTINGENCIES
     Lease Commitments
     The Bank occupies premises covered by noncancelable leases with expiration dates through October 31, 2002 (exclusive of renewal options). Rental expense under these leases for the years ended December 31, 1997, 1996 and 1995 was $272,000, $267,000 and $262,000, respectively. At December 31, 1997, the projected minimum rental payments (exclusive of possible rent escalation charges and normal recurring charges for maintenance, insurance and taxes) are as follows:

                    Years Ending
                    December 31,     Amount
                    ------------     ------
                          (In Thousands)

                       1998          $  197
                       1999             191
                       2000             166
                       2001             100
                       2002              50
                       Thereafter       -
                                     ------
                       Total         $  704
                                     ======

     Loan Commitments
     ----------------
     At December 31, 1997 and 1996, commitments to originate mortgage loans at fixed rates were $54,810,000 with stated rates ranging from 7.05% to 7.68% and $34,376,000 with stated rates ranging from 7.38% to 8.00%, respectively. There were no commitments to originate adjustable rate mortgages at December 31, 1997 and 1996. At December 31, 1997 and 1996, deposit account overdraft lines available were $821,000 and $745,000, respectively, with stated rates ranging from 10.00% to 12.00% and unused business lines of credit were $16,000 and $16,000, respectively, with a stated rate of 15.00%. At December 31, 1997 there were $233,000 of student loans held for sale. There were no loans held for sale at December 31, 1996.

     Security Purchase Commitments
     -----------------------------
     At December 31, 1997, there were commitments to purchase $15,000,000 federal agency securities at par with a three month term to maturity and a yield of 5.62%.

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

                                                        1997          1996
                                                        ----          ----
                                                         (In Thousands)
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including
   vested benefits of $28,527,000 and
   $25,451,000 at December 31, 1997 and 1996,
   respectively                                      $(29,190)     $(26,001)
                                                     ========      ========

Projected benefit obligation for services
   rendered to date                                   (42,405)      (36,701)
Plan assets at fair value, primarily listed
   stocks and U.S. bonds                               63,711        52,873
                                                     --------      --------
Plan assets in excess of projected benefit
   obligation                                          21,306        16,172
Unrecognized net gain from past experience
   different from that assumed and effects of
   changes in assumptions                             (13,779)       (9,801)
Unrecognized prior service cost                         1,576         1,721
Unrecognized net asset being amortized over
   18.35 years                                         (3,340)       (3,794)
                                                     --------      --------
Prepaid pension cost                                 $  5,763      $  4,298
                                                     ========      ========


        The  components  of net  periodic  pension  income  for the years  ended
December 31, 1997, 1996, and 1995, are as follows:

                                                       1997          1996         1995
                                                       ----          ----         ----
                                                                 (In Thousands)

     Service cost-benefits earned                    $    998      $  1,078      $   619
     Interest cost on projected
       benefit obligation                               2,295         2,239        2,066
     Actual return on plan assets                     (12,475)       (7,140)     (10,631)
     Net amortization and deferral                      7,717         3,112        7,184
                                                     --------      --------      -------

Net periodic pension (income)                        $ (1,465)     $   (711)     $  (762)
                                                     ========      ========      =======


        The expected long-term rate of return on assets was 8.00% for the years ended December 31, 1997, 1996 and 1995. The following actuarial assumptions have been made to determine the actuarial present value of the projected benefit obligation for the years ended December 31:

                                                       1997          1996         1995
                                                       ----          ----         ----
Rate of increase in future compensation                6.50%         6.50%        6.50%
Weighted average discount rate                         5.75%         6.50%        6.00%

              Jamaica Savings Bank Benefit Restoration Plan-Pension
              -----------------------------------------------------

     The Bank sponsors a pension benefit restoration plan (Pension Restore Plan) to provide retirement benefits which would have been provided under the Pension Plan except for limitations imposed by Section 415 and 401(a)(17) of the Internal Revenue Code. Payments under the Pension Restore Plan will be paid out of the general assets of the Bank.

     The following sets forth the Pension Restore Plan's status and amounts recognized in the Company's consolidated financial statements at December 31:

                                                     1997          1996
                                                     ----          ----
                                                       (In Thousands)
Actuarial present value of benefit obligations:
Accumulated benefit obligation, all of which
 are vested                                        $(4,036)       $(3,936)
                                                   =======        =======
Projected benefit obligation for service
 rendered to date                                   (4,728)        (4,607)
Plan assets at fair value                             -              -
                                                   -------        -------

Projected benefit obligations in excess of
 plan assets                                        (4,728)        (4,607)
Unrecognized net loss from past experience
 different from that assumed and effects of
 changes in assumptions                                831          1,003
Unrecognized prior service cost                         (4)            (4)
Additional minimum liability                          (135)          (328)
                                                   -------        -------
Accrued pension cost                               $(4,036)       $(3,936)
                                                   =======        =======


     The components for the net periodic Pension Restore Plan cost for the years ended December 31, 1997, 1996 and 1995, are as follows:
                                                      1997           1996           1995
                                                      ----           ----           ----
                                                                  (In Thousands)

Interest cost on projected benefit obligation      $   273        $   274        $   264
Net amortization and deferral                           54            252             41
                                                   -------        -------        -------

Net periodic Pension Restore Plan cost             $   327        $   526        $   305
                                                   =======        =======        =======


        The following actuarial assumptions have been made to determine the projected benefit obligation for the years ended December 31:

                                                   1997          1996         1995
                                                   ----          ----         ----
     Rate of increase in future compensation       6.50%         6.50%        6.50%
     Weighted average discount rate                5.75%         6.50%        6.00%

NOTE (20)  POST RETIREMENT BENEFITS, OTHER THAN PENSIONS
     The Bank's life insurance benefit plan provides for continued coverage for retirees with fifteen years of credited service. The coverage at the time of retirement is reduced by 20% per year over a five year period to a minimum coverage of $5,000, which remains in force until death. The retiree has the option each time the coverage is reduced to convert all or part of the reduction to whole-life coverage at the retiree's cost based on his/her attained age and without medical examination.

         The net periodic cost, before income taxes, related to the Bank's postretirement life insurance benefits for the years ended December 31, 1997, 1996 and 1995, was $69,000, $70,000 and $64,000, respectively. This periodic cost is included in the current cost of compensation and benefits.

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

     In connection  with the Bank's adoption of an Employee Stock Ownership Plan
(ESOP) during 1990, in order to comply with the limitations set forth by the Internal Revenue Code regarding qualified plans, no further contributions have been made to the Savings Plan. Management has determined to continue the ESOP and that contributions to the Savings Plan will remain suspended indefinitely.

NOTE (22)  STOCK OPTION PLANS
     Effective upon the conversion of the Bank, in 1990, from mutual to stock form of ownership (the Conversion), the Company adopted the Incentive Stock Option Plan (the Stock Option Plan) and the Option Plan for Outside Directors (the Directors' Option Plan).

Stock Option Plan
------------------
     Under the Stock Option Plan, 1,430,000 common stock options (which expire ten years from the date of grant, June 27, 1990) were granted to the executive officers and employees of the Company and its subsidiary, the Bank. Each option entitles the holder to purchase one share of the Company's common stock at an exercise price equal to $10.00 per share (the initial public offering price). Options became exercisable on a cumulative basis in equal installments at a rate of 20% per year commencing one year from the date of grant. Simultaneously with the grant of these options, "limited rights" with respect to the shares covered by the options were granted. Limited rights granted are subject to terms and conditions and can be exercised only in the event of a change in control of the Company. Upon exercise of a limited right, the holder shall receive from the Company a cash payment equal to the difference between the exercise price of the option ($10.00) and the fair market value of the underlying shares of common stock. During the years ended December 31, 1997, 1996 and 1995, 122,646, 121,256 and 161,860 options granted under the Stock Option Plan were exercised, respectively. At December 31, 1997, the remaining 324,140 options granted under the Stock Option Plan were exercisable.

Directors' Option Plan
-----------------------
     Each member of the Board of Directors, who is not an officer or employee of the Company or the Bank, was granted nonstatutory common stock options to purchase 25,000 shares of the common stock. In addition, active Directors Emeritus were each granted nonstatutory common stock options to purchase 10,000 shares of the common stock. In the aggregate, members of the Board of Directors and active Directors Emeritus of the Company were granted options to purchase 170,000 shares of the common stock of the Company at an exercise price equal to $10.00 per share (the initial public offering price) with limited rights. All options granted, including limited rights attached thereto, under the Directors' Option Plan expire upon the earlier of 10 years following the date of grant or one year following the date the optionee ceases to be a Director. During the years ended December 31, 1997 and 1996, 6,250, and 2,000 options granted under the Directors' Option Plan were exercised. There were no options exercised from the Directors' Option Plan during 1995. At December 31, 1997, 146,750 options granted under the Directors' Option Plan were exercisable.

The 1996 Stock Option Plan
--------------------------
     The JSB Financial, Inc. 1996 Stock Option Plan (the 1996 Option Plan), became effective January 1, 1996, subject to stockholder approval, which was obtained on May 14, 1996. The Company reserved 800,000 shares of common stock of the Company for issuance upon the exercise of options. The 1996 Option Plan provides for: (1) the grant of stock options to directors on an annual basis pursuant to a specified formula; (2) the grant of stock options to officers at the discretion of the Employee Benefits Committee of the Bank; (3) if certain events, which are likely to lead to a change in control of the Company or the Bank, should occur, stock options relating to any shares of the Company reserved for issuance that were not previously made subject to options, will be granted to all current directors and officers who were previously granted stock options under the 1996 Option Plan; (4) the grant of limited rights relating to all of the foregoing options, which shall be exercisable only upon a change of control; and (5) the grant of dividend equivalent rights (DER) relating to all of the foregoing options, which may provide for a cash payment to the optionee upon exercise of the option, based on the difference between the percentage of earnings per share paid by the Company as cash dividends compared to the percentage of earnings per share paid as cash dividends by the twenty-five largest stock owned thrift institutions in the United States, calculated on an annual basis.

         Under the 1996 Option Plan, each of the Company's Directors, who is neither an officer nor an employee of the Company or the Bank, is granted annually, nonstatutory common stock options to purchase 4,000 shares of the common stock, each active Director Emeritus is granted 2,000 options and individuals who become directors are granted 5,000 options. Options granted under the 1996 Option Plan are granted at an exercise price equal to the market closing price of the Company's common stock on the business day prior to grant. The option period during which an individual granted options may exercise such option will commence six months after the date of grant and will expire no later than ten years from the date of the grant. During 1997, 8,000 options granted from the 1996 Option Plan were exercised. At December 31, 1997, 326,000 of the 332,000 options outstanding under the 1996 Option Plan were exercisable. Effective January 1, 1998, an additional 164,000 options were granted at an exercise price of $50.0625 per share.

         The following table presents option transactions summarized for all of the Company's stock option plans for the years ended December 31, 1995, 1996 and 1997.

                                                                         Weighted
                                                                          Average
                                                       Number of         Exercise
                                                        Shares             Price
                                                        ------             -----
      Options outstanding at December 31, 1994          889,892           $10.00
      1995 Grants                                          -                 -
      1995 Forfeitures                                      (61)           10.00
      1995 Exercises                                   (161,860)           10.00
                                                        -------            -----

      Options outstanding at December 31, 1995          727,971            10.00
      1996 Grants                                       165,000            31.63
      1996 Forfeitures                                   (4,929)           10.00
      1996 Exercises                                   (123,256)           10.00
                                                        -------            -----

      Options outstanding at December 31, 1996          764,786            14.67
      1997 Grants                                       175,000            38.48
      1997 Forfeitures                                     -                 -
      1997 Exercises                                   (136,896)           11.45
                                                        -------            -----

      Options outstanding at December 31, 1997          802,890           $20.40
                                                        =======            =====

      Options exercisable at December 31, 1997          796,890           $20.20
                                                        =======            =====

         The range of exercise prices on options outstanding were $10.00 to $47.88, $10.00 to $31.63, and all at $10.00, for the years ended December 31, 1997, 1996 and 1995, respectively. The weighted average remaining contractual life for all stock options outstanding at December 31, 1997 was five years.

     In accordance with Statement 123, the Company used the Black-Scholes option-pricing model to determine the fair value of the 1996 and 1997 option grants, using the following weighted average assumptions:

                                                1997           1996
                                                ----           ----
Dividend yield                                  3.63%          3.63%
Expected volatility                            20.93          21.92
Risk-free interest rate                         6.28           5.44
Expected option lives                         6 Years        6 Years

         On a pro forma basis, had  compensation  expense for the Company's 1996
Stock Option Plan been determined based on the fair value at the grant dates for awards made under that plan, in accordance with the expense method of Statement
123, the Company's net income and earnings per share would have been reduced as follows for the years ended December 31:

                                                   1997      1996
                                                   ----      ----

               Net income (as reported)           $37,090   $26,725
               Pro forma net income               $36,288   $26,188

               Basic EPS (as reported)              $3.76     $2.66
               Pro forma Basic EPS                  $3.68     $2.60

               Diluted EPS (as reported)            $3.64     $2.56
               Pro forma Diluted EPS                $3.56     $2.51

         The pro forma results presented above may not be representative of the effects reported in pro forma net income for future years, because Statement 123 was not applied to all outstanding, non-vested awards, as Statement 123 does not apply to awards prior to January 1, 1996.

         The Company modified the 1996 Stock Option Plan, as originally adopted, to allow for the cash payment for the DER to option holders; rather than have the DER reduce the exercise price of the option. This change separated the cost of the DER from the cost of the option, and is expected to result in less expense volatility. The Company recognized $73,000 and $99,000 of expense related to the DER for the years ended December 31, 1997 and 1996, respectively. For 1996 the Company recognized $330,000 in expense for the difference in market closing price between the option grant date and date of stockholder approval.

NOTE (23)  STOCK PLANS
Employee Stock Ownership Plan
------------------------------
     Since 1990 the Bank has maintained an ESOP. For 1995, 1996 and 1997, the Board of Directors authorized contributions to the ESOP, to purchase shares, based on approximately 6.0% of employees' base salary.

     ESOP benefits generally become 20% vested after each year of credited service, becoming 100% vested after five years of service with the Bank. Forfeitures are reallocated among participating employees, in the same proportion as contributions. Benefits are payable upon death, retirement, early retirement, disability or separation from service and may be payable in cash or stock. The Bank recorded a net expense of $566,000, $550,000 and $533,000 related to the ESOP for the years ended December 31, 1997, 1996 and 1995, respectively. There were three unallocated shares in the ESOP Plan at December 31, 1997 and none at December 31, 1996 and 1995.

     The trustee for the ESOP must vote all allocated stock held in the ESOP trust in accordance with the instructions of the participants. Common stock allocated to participants was 15,342, 17,633 and 21,583 for the years ended December 31, 1997, 1996 and 1995, respectively. The Bank bears the cost of administering the ESOP.

Directors' Stock Program
------------------------
     To further align the outside Directors' interest with those of the Company's stockholders, on December 9, 1997, the Board of Directors of the Company authorized the issuance of up to 20,000 shares of the Company's common stock to the Company's non-employee directors, pursuant to the Jamaica Savings Bank FSB Directors' Stock Program (the Directors' Stock Program). Pursuant to the Directors Stock Program, each year, non-employee Directors of the Bank will receive shares of the Company's common stock having a fair market value equal to approximately one-third of the annual directorship fees during such year. The stock will be issued in lieu of a cash payment of such fees. Shares distributed thereunder will be from the Company's treasury stock. The operation of the Directors' Stock Program is automatic, with the determination of the appropriate number of shares to be issued to each director based on the fair market value of the common stock at the close of business prior to the date of issuance. Directors do not have the option to receive cash rather than stock in payment of the portion of their fees subject to the Directors' Stock Program. The maximum number of shares to be issued to any eligible director during 1998 is not expected to exceed 200 shares.

Bank Recognition and Retention Plans and Trusts
----------------------------------------------
     In connection with the Company's initial public stock offering during 1990, to provide employees, officers and directors of the Bank with a proprietary interest in the Company and in a manner designed to retain such individuals, the Bank established the Bank Recognition and Retention Plans (BRRPs). The Bank contributed a total of $6.4 million to the BRRPs during 1990 to acquire an aggregate of 640,000 shares of the Company's common stock in the Company's initial public stock offering, all of which have been awarded. Awards vested 20% per year commencing one year from the date of the award, and vested 100% upon termination of employment due to death, disability or normal retirement. Unvested amounts represented deferred compensation and were reflected as a reduction of stockholders' equity. Awards under the BRRPs were fully vested and the BRRPs were terminated during 1995. The Bank recorded an expense of $594,000, for the BRRPs for the year ended December 31, 1995. Pursuant to the BRRPs, 51,631 shares of common stock were vested during the year ended December 31, 1995.

NOTE (24)  BENEFIT RESTORATION PLAN
     The Bank maintains a non-qualified  Benefit  Restoration  Plan (the Restore
Plan), to compensate participants in the Bank's benefit plans that are limited by Section 415 of the Internal Revenue Code. With certain exceptions, the Restore Plan is unfunded. However, in connection with the ESOP, which entitles participants to shares of the Company's common stock and the Savings Plan, which entitles participants to direct amounts, if any, invested in the Company's stock, the Bank established a trust. The purpose of this trust is to purchase, on an ongoing basis, shares of the Company's common stock to which participants of the Restore Plan are entitled. By establishing this trust, the Bank fixed the amount of cash expended for amounts payable in shares of common stock of the Company or its equivalent cash value at the time of payout. The shares of common stock held by the trust are reflected as contra-equity and additional paid-in capital on the Consolidated Statements of Financial Condition of the Company. At December 31, 1997 and 1996, the trust held 188,323 and 166,848 shares of common stock, respectively, at an aggregate cost of $4,199,000 and $3,275,000, respectively. The expense recognized for the Restore Plan in connection with the ESOP for 1997, 1996 and 1995 was $113,000, $105,000 and $35,000, respectively.

NOTE (25)  FAIR VALUE OF FINANCIAL INSTRUMENTS
     SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" (Statement 107) defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Statement 107 provides limited guidance for calculating fair value estimates when quoted prices are not available, therefore the Company has disclosed the valuation approach and the material assumptions which have been made. The relevance and reliability of the estimates of fair values presented are limited, given the dynamic nature of market conditions, including changes in interest rates, the real estate market, existing borrowers' financial condition and numerous other factors over time.


        The following methods and assumptions were utilized by management to estimate the fair value of each class of financial instruments at December 31, 1997 and 1996:

     Cash and cash equivalents, interest due and accrued: The carrying values approximate fair value because of the short-term nature of these instruments.

     Securities available-for-sale, securities held-to-maturity and other investments: The estimated fair values are based on quoted market prices at the reporting date for those or similar investments, except for Federal Home Loan Bank stock, which is reflected at cost.

     Mortgage and other loans: For certain homogeneous categories of loans, such as some residential mortgages and student loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. In addition, it is assumed that one-to four-family fixed rate mortgage loans are FNMA qualifying, and could therefore be packaged into a MBS. The estimated fair value for the remainder of the mortgage and other loan portfolios was computed by discounting the contractual future cash flows at rates offered by the Bank, which approximate market rates, at December 31, 1997 and 1996 on loans with terms similar to the remaining term to maturity and to borrowers with similar credit quality. The estimated fair value of non-performing loans, if material, are calculated on an individual basis, applying a discount commensurate with the credit risk.

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

     Deposits: All deposits, except certificates, are subject to rate changes at any time, and therefore are considered to be carried at fair value. The estimates of fair value for certificates reflect the present value of the contractual future cash flow for each certificate. The present value rates utilized were the rates offered by the Bank (which approximate market rates) at December 31, 1997 and 1996, respectively, on a certificate with an initial term to maturity equal to the remaining term to maturity of the existing certificates.

     Commitments: Commitments to originate loans and purchase securities are derived by applying the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, estimated fair value also considers the difference between interest rates on the reporting date and the committed rates. The estimated fair value of lines of credit is based on the fees charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting dates. The commitments existing at December 31, 1997 and 1996, would have been offered at substantially the same rates and under substantially the same terms that would have been offered at December 31, 1997 and 1996 to the counterparties; therefore the estimated fair value of the commitments was zero at those dates.

The following table presents carrying values and estimated fair values of financial instruments at December 31:

                                      1997                    1996
                               -------------------    --------------------
                                         Estimated               Estimated
                               Carrying     Fair      Carrying      Fair
                                 Value     Value        Value      Value
                                 -----     -----        -----      -----
                                             (In Thousands)
Financial assets
   Cash and cash equivalents    $   74,924 $   74,924  $   99,394 $   99,394
   Securities available-for-sale    62,243     62,243      51,021     51,021
   Securities held-to-maturity     352,967    353,996     460,509    461,784
   Other investments                 7,645      7,645       6,859      6,859
   Mortgage loans, gross           979,810  1,031,586     835,958    846,508
   Other loans, gross               29,148     29,256      27,894     27,970
   Interest due and accrued          9,278      9,278       9,310      9,310

Financial liabilities
   Deposits                     $1,121,203 $1,121,903  $1,144,393 $1,144,690


NOTE (26)  REGULATORY CAPITAL
     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios. The most recent notification from the Office of Thrift Supervision (OTS), as of December 31, 1996, categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. The following table sets forth the required ratios and amounts and the Bank's actual capital amounts and ratios at December 31:

                                                                   To be Well Capitalized
                                                  For Capital     Under Prompt Corrective
                                  Actual       Adequacy Purposes      Action Provisions
                              -----------------------------------------------------------
                              Amount   Ratio     Amount    Ratio    Amount    Ratio
                              ------   -----     ------    -----    ------    -----
                                                (Dollars in Thousands)

1997
  Total risk-based capital
    (to risk weighted assets) $224,444  21.66%  $ 82,889   8.00%    $103,612   10.00%
  Tangible capital
    (to tangible assets)       229,168  16.35     21,020   1.50        N/A      N/A
  Tier I leverage (core)
   capital (to adjusted
   tangible assets)            229,168  16.35     42,040   3.00       51,806    5.00

1996
  Total risk-based capital
    (to risk weighted assets) $182,345  19.96%  $ 73,074   8.00%    $ 91,343   10.00%
  Tangible capital
    (to tangible assets)       188,309  13.54     20,866   1.50         N/A     N/A
  Tier I leverage (core)
   capital (to adjusted
   tangible assets)            188,309  13.54     41,733   3.00       69,555    5.00


     The OTS regulatory capital  requirements  incorporate an interest rate risk
(IRR) component. Savings institutions with "above normal" IRR exposure are subject to a deduction from regulatory capital for purposes of calculating their risk-based capital requirements. Implementation of the IRR component has been delayed by the OTS.

     OTS regulations generally require that institutions deduct from capital their investment in and advances to subsidiaries engaged, as principal, in activities not permissible for national banks, such as real estate development. OTS regulations also require that all equity and direct investments including all loans and advances in which a legally binding commitment existed at April 12, 1989 be deducted from capital for the purposes of computing regulatory capital ratios. As a result of this regulation, the Bank excluded from its regulatory capital $6,827,000 and $13,687,000 at December 31, 1997 and 1996, respectively.

     Distributions charged against an institution's capital accounts, such as, the upstreaming of funds to holding companies are subject to certain limitations under OTS regulations. An institution, such as the Bank, which meets its fully phased-in capital requirements is able to pay dividends to the Company, upon 30 days notice to the OTS, in an amount that would reduce its surplus capital ratio by one-half at the beginning of the year, plus all of its net income determined on the basis of generally accepted accounting principles for that calendar year. The institution must continue to meet all fully phased-in capital requirements after the proposed capital distribution.

NOTE (27)  PARENT ONLY FINANCIAL INFORMATION
     The following condensed statements of financial condition at December 31, 1997 and 1996 and the condensed statements of operations and cash flows for the years ended December 31, 1997, 1996 and 1995, for JSB Financial, Inc. (Parent company only) present the Company's investment in its wholly-owned subsidiary, the Bank, using the equity method of accounting.

                   Condensed Statements of Financial Condition
                           December 31, 1997 and 1996
                                 (In Thousands)

                                                      1997            1996
                                                      ----            ----
ASSETS
Cash and cash equivalents                          $ 17,164        $ 15,582
Securities held-to-maturity, net (estimated fair
  value of $70,000 and $80,028, respectively)        70,000          80,007
Mortgage loans, net                                  15,195          15,239
Other assets, net                                       691             680
Investment in the Bank                              264,464         223,791
                                                   --------        --------
      Total Assets                                 $367,514        $335,299
                                                   ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities, net                                   $   -           $   -
Stockholders' equity                                367,514         335,299
                                                   --------        --------
       Total Liabilities and Stockholders' Equity  $367,514        $335,299
                                                   ========        ========


                       Condensed Statements of Operations
                        For the Years Ended December 31,
                                 (In Thousands)

                                                            1997        1996       1995
                                                            ----        ----       ----
Dividends from the Bank                                  $  -        $20,000    $43,000
Interest income                                            6,080       6,589      7,275
Other income                                                  13          18         15
                                                         -------     -------    -------
      Total income                                         6,093      26,607     50,290
                                                         -------     -------    -------

Expenses                                                     531         451        437
                                                         -------     -------    -------

Income Before Income Taxes and Equity in
  Undistributed Earnings of the Bank                       5,562      26,156     49,853

Provision for Income Taxes                                 1,781       2,100      2,557
                                                         -------     -------    -------

Income Before Equity in Undistributed Earnings
  of the Bank                                              3,781      24,056     47,296
Equity in Undistributed Earnings of the Bank,
  Net of Provision for Income Taxes                       33,309       2,669    (25,122)1
                                                         -------     -------    -------
      Net Income                                         $37,090     $26,725    $22,174
                                                         =======     =======    =======

  1 Represents excess of dividends over net income.


                       Condensed Statements of Cash Flows
                        For the Years Ended December 31,
                                 (In Thousands)

                                                          1997         1996        1995
                                                          ----         ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                             $ 37,090    $  26,725   $  22,174
Adjustments to reconcile net income to cash
 provided by operating activities:
(Equity in undistributed earnings) excess of
 dividends over net income of the Bank                  (33,309)      (2,669)     25,122
(Increase) decrease in other assets                         (11)         697        (247)
Other                                                        (2)        -           -
                                                       --------    ---------   ---------
   Net cash provided by operating activities              3,768       24,753      47,049
                                                       --------    ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities held-to-maturity               (260,000)    (205,021)   (190,000)
Proceeds from maturities of securities held-
 to-maturity                                            270,000      215,000     170,000
Principal payments on mortgage loans                         44           40          38
Accretion of discount in excess of amortization of
 premium on debt securities                                   7           14        -
                                                       --------    ---------   ---------
   Net cash provided (used) by investing activities      10,051       10,033     (19,962)
                                                       --------    ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid to common stockholders              (13,805)     (12,090)    (10,616)
Payments to repurchase common stock                        -         (27,650)     (9,881)
Proceeds upon exercise of common stock options            1,568        1,233       1,619
                                                       --------    ---------   ---------
   Net cash used by financing activities                (12,237)     (38,507)    (18,878)
                                                       --------    ---------   ---------

Net increase (decrease) in cash and cash equivalents      1,582       (3,721)      8,209
Cash and cash equivalents at beginning of year           15,582       19,303      11,094
                                                       --------    ---------   ---------
Cash and cash equivalents at end of year               $ 17,164    $  15,582   $  19,303
                                                       ========    =========   =========

KPMG Peat Marwick LLP





INDEPENDENT AUDITORS' REPORT




To The Stockholders
and The Board of Directors of JSB Financial, Inc.:

We have audited the accompanying consolidated statements of financial condition of JSB Financial, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JSB Financial, Inc. and subsidiary at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                              KPMG Peat Marwick LLP

Jericho, New York
January 29, 1998