Form 10-K405, Exhibit 13
period 1998-12-31
JSB FINANCIAL INC
filed 1999-03-29
CIK 861499

Selected Financial Data
(In Thousands, Except Per Share Amounts)
----------------------------------------

Set forth below are selected consolidated financial data of the Company. This financial data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company.


Selected Financial Condition Data:
At December 31,                      1998        1997        1996        1995         1994
---------------                      ----        ----        ----        ----         ----
Total assets                      $1,621,649  $1,535,031  $1,516,016  $1,548,301  $1,565,095
Securities held-to-maturity/held-
  for-investment, net                208,457     352,967     460,509     592,060     728,630
Loans receivable, net              1,169,659     999,745     854,774     768,245     711,295
Deposits                           1,124,166   1,121,203   1,144,393   1,163,446   1,204,424
Federal Home Loan Bank of
  New York ("FHLB-NY") advances       50,000           -           -           -           -
Retained income                      337,474     311,436     289,588     276,317     266,361
Total stockholders' equity           382,476     367,514     335,299     340,107     327,634

Selected Operating Data:
Years Ended December 31,             1998        1997        1996        1995         1994
------------------------             ----        ----        ----        ----         ----

Interest income                   $  110,760  $  107,742  $  107,611  $  107,726   $ 103,027
Interest expense                      38,476      39,874      40,217      40,707      36,619
                                  ----------  ----------  ----------  ----------   ---------
Net interest income                   72,284      67,868      67,394      67,019      66,408
Provision for possible
 loan losses                              51         648         640         636         608
(Recovery of) provision for
 possible other credit losses              -           -      (2,040)      2,040           -
                                  ----------   ---------  ----------  ----------   ---------
Net interest income after
 provision for possible
 credit losses                        72,233      67,220      68,794      64,343      65,800
Non-interest income                   12,901      21,929       5,081       3,995       6,752
Non-interest expense                  27,458      27,434      27,598      29,561      30,937
                                  ----------  ----------   ---------  ----------   ---------
Income before provision for
 income taxes                         57,676      61,715      46,277      38,777      41,615
Provision for income taxes            13,288      24,625      19,552      16,603      18,018
                                  ----------  ----------  ----------  ----------   ---------
     Net income                   $   44,388  $   37,090  $   26,725  $   22,174   $  23,597
                                  ==========  ==========  ==========  ==========   =========



Basic earnings per common share        $4.53       $3.76       $2.66       $2.09       $2.13
                                       =====       =====       =====       =====       =====

Diluted earnings per common share      $4.41       $3.64       $2.56       $2.01       $2.04
                                       =====       =====       =====       =====       =====

Cash dividends per common share        $1.60       $1.40       $1.20       $1.00       $ .72
                                       =====       =====       =====       =====       =====

Quarterly Results
(In Thousands, Except Per Share Amounts and Yields)
---------------------------------------------------

                                                         1998 Quarter Ended
                                                         ------------------
                                          March 31,    June 30,   September 30,   December 31,
                                          ---------    --------   -------------   ------------
Interest income                             $27,398     $28,277         $27,581        $27,504
Interest expense                              9,642       9,742           9,714          9,378
                                            -------     -------        --------        -------
Net interest income                          17,756      18,535          17,867         18,126
Provision for possible loan losses               14          14              13             10
                                            -------     -------         -------        -------
Net interest income after provision
 for possible loan losses                    17,742      18,521          17,854         18,116
Non-interest income                           1,656       5,804           3,498          1,943
Non-interest expense                          6,786       6,881           7,151          6,640
                                            -------     -------         -------        -------
Income before provision for income taxes     12,612      17,444          14,201         13,419
Provision for income taxes                    4,948       2,258           2,824          3,258
                                            -------     -------         -------        -------
Net income                                  $ 7,664     $15,186         $11,377        $10,161
                                            =======     =======         =======        =======
Basic earnings per common share               $ .78       $1.54           $1.16          $1.06
                                              =====       =====           =====          =====
Diluted earnings per common share             $ .75       $1.49           $1.13          $1.03
                                              =====       =====           =====          =====


Stock Prices, Dividends and Yields:
      High                                   $57.13      $59.44          $60.00         $54.38
      Low                                    $45.75      $53.44          $44.75         $45.13
      Close                                  $55.94      $58.56          $51.31         $54.38
      Cash dividends per common share        $  .40      $  .40          $  .40         $  .40
      Dividend yield1                          3.11%       2.83%           3.05%         3.22%



                                                            1997 Quarter Ended
                                                            ------------------
                                          March 31,    June 30,   September 30,   December 31,
                                          ---------    --------   -------------   ------------
Interest income                             $26,683     $26,993         $26,796        $27,270
Interest expense                              9,738       9,932          10,094         10,110
                                            -------     -------         -------        -------
Net interest income                          16,945      17,061          16,702         17,160
Provision for possible loan losses              160         161             162            165
                                            -------     -------         -------        -------
Net interest income after provision
 for possible loan losses                    16,785      16,900          16,540         16,995
Non-interest income                           1,114       1,536           4,513         14,766
Non-interest expense                          6,884       6,751           7,063          6,736
                                            -------     -------         -------        -------
Income before provision for income taxes     11,015      11,685          13,990         25,025
Provision for income taxes                    4,567       4,576           5,436         10,046
                                            -------     -------         -------        -------
Net income                                  $ 6,448     $ 7,109         $ 8,554        $14,979
                                            =======     =======         =======        =======
Basic earnings per common share               $ .66       $ .72           $ .87          $1.51
                                              =====       =====           =====          =====
Diluted earnings per common share             $ .63       $ .70           $ .84          $1.46
                                              =====       =====           =====          =====


Stock Prices, Dividends and Yields:
      High                                   $44.00      $47.00          $49.69         $50.63
      Low                                    $36.00      $40.00          $39.75         $46.31
      Close                                  $42.50      $43.25          $48.94         $50.06
      Cash dividends per common share        $  .35      $  .35          $  .35         $  .35
      Dividend yield1                          3.50%       3.22%           3.13%         2.89%


1 Dividend yield is calculated by annualizing the quarterly dividend per share and dividing by an average of the high and low price for the quarter.

Management's Discussion and Analysis of Financial
 Condition and Results of Operations
 -----------------------------------

General

JSB Financial, Inc. is the holding company for Jamaica Savings Bank. The Bank's primary business is attracting deposits from the general public and investing deposits, along with cash flows generated from operating, investing and other financing activities, in first mortgage loans, U.S. Government and federal agency securities, CMOs and consumer type loans. The Company's mortgage portfolio is comprised primarily of mortgages secured by multi-family and cooperative apartment buildings. To a lesser extent, the Bank originates mortgages for one-to four-family homes, commercial real estate properties and construction projects.

As a unitary savings and loan holding company, the Company's results of operations are significantly affected by changes in market interest rates, general economic and competitive conditions, as well as government policies and actions of regulatory authorities. The Company considers net interest income plus loan fees and service charges as its "core revenue". Management aims at maintaining a stable net interest margin and minimizing the effects of market interest rate fluctuations on net interest income through its asset/liability structure.

Operating results are also affected by non-interest income and non-interest expense. Items included in non-interest income may vary significantly from period to period. These items may, but do not necessarily, include results of real estate operations, gains or losses on the sale of equity securities, loan servicing income and various other miscellaneous income/loss items. The principal components of non-interest expense are compensation and employee benefits, occupancy costs and other general and administrative expenses.

Management is focused on providing quality service as the Bank's key strategy for maintaining its relationships with its customers. Within recent years, the Bank has expanded products and services, including providing automated telephone banking 24 hours a day, 365 days a year, issuing credit cards, which portfolio is owned and managed by an unrelated financial institution that incurs all risk of loss, and accepting automated teller machine ("ATM") transactions for MasterCard(R), VISA(R), NYCE(R), CIRRUS(R), PLUS(R), Pulse(R) and HONOR(R) networks. By offering these products and services, the Company is providing services essential to its customers and earning fee income. In addition, the Company has continued to invest in technology to further improve convenience and service to its customers, while controlling costs.

Financial Condition

Assets increased by $86.6 million, or 5.6%, to $1.622 billion at year-end 1998, compared to assets of $1.535 billion at year-end 1997. At December 31, 1998, net mortgage loans were $1.147 billion, comprising 70.7% of total assets, as compared to $970.7 million, or 63.2% of total assets at December 31, 1997. Securities held-to-maturity totaled $208.5 million, or 12.9% of total assets at December 31, 1998, of which $110.0 million was invested in U.S. Government and federal agency securities, $95.8 million in CMOs and $2.7 million in mortgage-backed securities ("MBS"). Unrealized gains and losses in these portfolios are not expected to impact future results of operations, as these securities are designated as held-to-maturity. At December 31, 1997, securities held-to maturity totaled $353.0 million, or 23.0% of total assets. The Company's marketable equity securities ("MES") are designated as available-for-sale and carried at estimated fair value, with net unrealized gains and losses excluded from earnings and reported net of tax effects in a separate component of stockholders' equity, until realized. At December 31, 1998, these securities, which had a cost basis of $10.9 million, were carried at their aggregated fair value of $83.6 million.

During 1998, the Company continued to shift assets into fixed rate mortgage loans, which have longer maturities and produce higher yields than the short-term investments in U.S. Government and federal agency securities and CMOs they replaced. Given the combination of extended asset maturities, increased yield on assets and interest rate risk, along with the deposit trend, management decided that some degree of leveraging would be beneficial. On December 8, 1998, the Bank took a $50.0 million fixed rate advance from the FHLB-NY, with a balloon payment due in ten years. By lengthening the maturity of a portion of the Company's funding liabilities at a relatively low long-term fixed rate, management believes the Company's exposure to interest rate risk is mitigated.

Liabilities increased by $71.7 million, or 6.1%, to $1.239 billion at December 31, 1998 from $1.168 billion at December 31, 1997, of which $50.0 million is attributable to the FHLB-NY advance. Aside from the $3.0 million, or 0.3%, increase in deposits during 1998, year-end deposit levels had been declining since 1992. The Bank's deposit trend is similar to that experienced by the thrift industry, which in general, has used non-deposit sources to fund recent growth. Management will continue to analyze deposit trends, mortgage demand and market conditions, and may consider additional FHLB-NY advances in the future. While the FHLB-NY advances are expected to lessen the Company's exposure to interest rate risk, over time, the higher cost associated with the long-term advances may result in narrowing the net interest rate spread and interest margin. Future movements in market interest rates, asset and liability composition, as well as other market and economic conditions, will also influence the Company's results of operations.

Stockholders' equity totaled $382.5 million at December 31, 1998, an increase of $15.0 million from December 31, 1997. This increase primarily reflects: earnings of $44.4 million for 1998; an increase in unrealized gains on securities classified as available-for-sale, net of tax effects, of $12.4 million; $3.2 million for tax benefits related to various of the Company's stock based plans and $2.0 million received in connection with the exercise of common stock options. These increases to stockholders' equity were partially off-set by:
$31.5 million used to make repurchases of the Company's common stock; $15.7 million used for cash dividends, and other changes to stockholders' equity, primarily related to the reissuance of treasury stock pursuant to the Company's stock based compensation plans.

Asset Composition and Strategy

Much of the 1998 activity in the mortgage loan portfolio can be attributed to the low level of interest rates. As mortgage rates reached 30-year lows, the Bank's mortgage loan originations, refinancing and satisfaction activity soared. This scenario fostered the Company's goal to increase its mortgage portfolio, enabling it to originate loans that meet with the Bank's underwriting standards. The increase in mortgage loans has generally been funded with proceeds from maturities of U.S. Government and federal agency securities. The Company's multi-family and underlying cooperative mortgage loans generally have maturities of ten years or less and produce higher yields than do similar termed U.S. Government and federal agency securities. These mortgages inherently present greater credit risk than the securities they replaced. (See Asset Quality and Allowances, which follows.) This shift in asset composition and the decline in interest rates are the primary factors which contributed to the increases in the Company's net interest margin and interest rate spread during 1998.

At December 31, 1998, 87.0% of the mortgage portfolio was comprised of mortgages secured by multi-family and cooperative apartment buildings. The repayment of multi-family loans is subject, among other things, to adverse changes in the real estate market and the economy to a far greater extent than is repayment of one-to four-family mortgage loans. Thus, these loans generally pose greater credit risk to the Bank, compared to loans secured by one-to four-family dwellings.

During 1998, investments in CMOs decreased, as payments of $65.4 million were received from maturities and amortization and purchases of $57.1 million were made. All of the Bank's CMOs are First Tranche - Planned Amortization Class Bonds that are collateralized by Federal National Mortgage Association ("FNMA"), Federal Home Loan Mortgage Corporation ("FHLMC"), or Government National Mortgage Association ("GNMA"), MBS which are collateralized by whole loans. At December 31, 1998, the estimated average remaining maturity of the CMO portfolio was approximately twenty-six months. Management plans to continue to purchase CMOs which meet its investment guidelines, when available.

Asset Quality and Allowances

Non-performing loans to total loans at December 31, 1998 was 0.04%, well below industry averages, compared to 1.32% at December 31, 1997. Non-performing loans at December 31, 1997 included a $12.8 million underlying cooperative mortgage loan on which the Bank had commenced foreclosure proceedings. This mortgage loan, which comprised 96.1% of non-performing loans and 92.8% of non-performing assets at December 31, 1997, was satisfied during the second quarter of 1998, resulting in the Company recovering all interest, late charges and expenses incurred in connection with this loan.

The ratio of non-performing assets to total assets at December 31, 1998 also decreased in connection with the satisfaction of the non-performing mortgage loan, discussed above. At December 31, 1998, non-performing assets to total assets was 0.04%, compared to 0.90% at December 31, 1997.

In addition to non-performing loans, non-performing assets include ORE and any other investments not performing in accordance with contractual terms. ORE represents real estate properties owned as a result of foreclosure or obtained by receiving a deed in lieu of foreclosure. At December 31, 1998, ORE of $277,000 was comprised of the remaining 29 residential cooperative apartments received in connection with the 1994 troubled debt restructuring of a mortgage secured by a cooperative apartment building. Management closely monitors properties that are obtained through foreclosure actions and regularly assesses their value.

The Company's increased concentration in mortgage loans is accompanied by management's continued commitment to asset quality. The Bank's underwriting standards and regular monitoring of assets and allowances are the primary means for identifying and limiting losses. However, a weakness or deterioration in the economic conditions of the Bank's primary lending area in the future could result in the Bank experiencing increases in non-performing assets. Such a scenario could result in higher provisions for possible loan losses and ORE and related expenses, reduced levels of interest earning assets and interest income.

During 1998, no additions were made to the general valuation mortgage allowance, as loan quality remained high and non-performing loans declined substantially, as previously discussed. Management has not modified the Company's underwriting standards, nor has the Company entered into any new lending category of any significance to foster recent loan growth. The ratio of mortgage allowances to mortgage loans (net of deferred fees and unearned discounts) at December 31, 1998 was 0.50%; however, the mortgage allowance of $5.7 million was 27.0 times the $213,000 of non-performing mortgage loans.

Liquidity and Capital Resources

The Company's primary source of funds is deposits. Significant cash flows are provided by proceeds from maturities of securities held-to-maturity, amortization on and maturities of loans and from operations. Overall liquidity is affected by the Company's operating, financing and investing activities, as well as the interest rate environment, economic conditions and competition.

Due to the increased emphasis on mortgage loans, which replaced a significant portion of the short-term investments in U.S. Government and federal agency securities during 1998, the Company's exposure to interest rate risk increased. In response to this increased interest rate risk, management determined that some degree of leveraging would be beneficial. In addition to providing an alternative source of funds to deposits, terms available on FHLB-NY advances allowed the Company to reduce interest rate risk by more closely matching the repricing of some assets with the repricing of the advance liability. The Bank, should management so decide, has the ability to take additional advances from the FHLB-NY. The amount of future advances, if any, would be determined by management, subject to the approval and terms of the FHLB-NY.

The Company's overall asset/liability structure and level of non-performing assets affects interest rate spreads and margins, which are considered key measures of the Company's financial performance. Should deposits continue to migrate into higher cost term accounts, deposits decrease significantly, or additional long-term advances from the FHLB-NY be taken, interest rate spreads and margins are likely to decline. In determining whether additional advances will be taken, management will assess deposit levels and trends, loan demand, the Company's overall liquidity and other market conditions in the future.

Management monitors deposit levels and sets interest rates with the intent of influencing those levels and preserving the Bank's deposit base. While deposits increased by $3.0 million, or .30%, during 1998, deposit composition continued to shift. The most relevant change was the shift between certificate of deposit accounts ("CDs"), which increased $24.0 million, or 5.9%, and passbook accounts, which decreased by $23.8 million, or 4.4%. In addition, the Bank's demand deposits (i.e. checking accounts) increased by $13.5 million and negotiable order of withdrawal ("NOW") accounts increased by $1.6 million, while money market accounts decreased by $14.7 million. As part of the mortgage term, the Bank generally requires mortgagees for multi-family apartment buildings to maintain tenants' rent security accounts with the Bank. The $2.3 million increase in lease security accounts reflects the growth in multi-family mortgages during 1998. (See Note 16 to the Consolidated Financial Statements, herein.)

While interest rates on the various accounts offered by the Bank remained competitive with those of other depository institutions in the Bank's market, customers have continued to withdraw funds and shift deposits out of savings accounts and into CDs, which offer higher yields. Management attributes the decline of deposits and migration to CDs to the relatively low interest rate environment and strong equities market that has prevailed over the last several years. Under the Company's present interest rate structure, management expects gradual changes in deposit composition and total deposits.

During 1998, operating activities provided $52.5 million, the greatest source of funds, on a net basis. The Company's investing activities used $26.1 million, net. The largest uses of funds for investing activities included purchases of U.S. Government and federal agency securities, mortgage originations and purchases of CMOs, respectively. Financing activities provided $11.5 million, net. This net increase reflects the Company receiving a $50.0 million advance from the FHLB-NY in December, 1998. (See Management of Interest Rate Risk, herein.) Significant uses of funds for the Company's financing activities included $31.5 million to repurchase 620,100 shares of the Company's common stock and $15.7 million to make dividend payments on its common stock.

Liquidity management for the Company is both a daily and a long-term function. During 1998, the Company maintained strong liquidity, which management expects to continue in the future. The Company's most liquid assets are cash and cash equivalents. The Company considers all short-term investments with a maturity of three months or less from the time of purchase to be cash equivalents.
Historically, the Company's cash equivalents have been comprised of federal funds sold. The amount of cash and cash equivalents is affected by the funds used for and generated by operating, financing and investing activities during any given period. At December 31, 1998, the U.S. Government and federal agency securities portfolio had an average remaining maturity of two months and the CMO portfolio had an average anticipated remaining maturity of twenty-six months. (See the Consolidated Statements of Cash Flows, which are part of the Consolidated Financial Statements, herein.)

The Bank is required to maintain minimum levels of liquid assets as defined by Office of Thrift Supervision ("OTS") regulations. This requirement, which may be varied at the discretion of the OTS, is based upon a percentage of deposits and short-term borrowings. The required ratio at December 31, 1998 was 4.0%. The Bank's average liquidity ratios were 26.2% and 29.9% for the years ended December 31, 1998 and 1997, respectively. Management has structured the assets and liabilities of the Company to enable the Bank to meet all regulatory liquidity requirements.

Management of Interest Rate Risk

The Company's primary market risk is interest rate volatility. Net interest income is the Company's primary component of income. Changes in interest rates, particularly if there is a substantial variation in the timing between the repricing of the Company's assets and the liabilities which fund them, subjects the Company's net interest income to substantial risk. Management seeks to address this risk by monitoring and controlling the variation in repricing intervals between its assets and liabilities. To a lesser extent, the Company also monitors its interest rate sensitivity by analyzing the estimated changes in market value of its assets and liabilities assuming various interest rate scenarios. As discussed below, there are a variety of factors which influence the repricing characteristics and market values of any given asset or liability.

The principal objectives of the Company's interest rate risk management are to evaluate the interest rate risk inherent in certain assets and liabilities, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Bank's Board of Directors reviews the Bank's interest rate risk position on a quarterly basis.

Interest Rate Risk

At December 31, 1998, 70.7% of the Company's assets were invested in mortgage loans, which were primarily at fixed rates. Multi-family and underlying cooperative mortgage loans, which are predominantly underwritten with fixed rates and ten year maturities, comprised approximately 87.0% of the mortgage portfolio. In addition, the Company remained highly liquid with 7.0% of assets invested in cash and cash equivalents and 11.9% invested in securities held-to-maturity, that were scheduled to mature within twelve months and securities available-for-sale. The Company's investments in U.S. Government and federal agency securities generally have maturities ranging from three months to two years at the time of purchase. As interest rates increase, the Company generally purchases securities with longer terms, and may purchase securities with maturities of up to three years.

Within  recent  years,   management  has  been  extending  asset  maturities  by
increasing mortgages originated for its portfolio, while reducing its investments in short-term, U.S. Government and federal agency securities. This strategy has tended to improve the Company's interest rate spreads and net interest margins. However, due to the lengthening of asset maturities without corresponding lengthening of funding liabilities, the Company's exposure to interest rate risk has increased. In recognition of this risk factor, management has closely monitored the pricing of its depository products. Low-cost core deposits, which exclude CDs, have historically displayed a low level of volatility and help limit the Company's exposure to interest rate risk. In addition, management determined that terms available on fixed rate advances from the FHLB-NY were conducive to mitigating some of the increased interest rate risk associated with the increased emphasis on mortgages. On December 8, 1998, the Bank borrowed $50.0 million from the FHLB-NY at a fixed rate of 5.62% for ten years.

Interest Rate Sensitivity Analysis

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income. At December 31, 1998, the Company had a negative short-term (up to one year) gap.

The following table sets forth, as of December 31, 1998, repricing information on earning assets and interest bearing liabilities. The data reflects estimated principal amortization and prepayments on mortgage loans based upon historical performance. Approximate prepayment rate assumptions for fixed rate one-to four-family mortgage loans and MBS are based upon the remaining term to contractual maturity as follows: (a) 26% if less than six months; (b) 11% if six months to one year, three to five years and for five to ten years; (c) 8% if one to three years; (d) 9% if ten to twenty years; and (e) 17% if beyond 20 years. Adjustable-rate mortgages are assumed to prepay at 15% and second mortgages at 18%. All other fixed rate first mortgage loans are assumed to prepay at 3%. All deposit accounts, which are subject to immediate withdrawal/repricing, except CDs, are assumed to reprice in the earliest period presented. MES and other investments, which do not have a fixed maturity date or a stated yield, are reflected as repricing in the more than five years category. The table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain categories of assets and liabilities is beyond the Company's control. As a result, certain assets and liabilities indicated as repricing within a stated period may in fact reprice at different times and at different rate levels. While management regularly reviews the Company's gap analysis, the gap is considered an analytical tool, which has limited value.


                                                                  At December 31, 1998
                                                                  --------------------
                                              More       More       More       More
                                              Than       Than       Than       Than
                                             1 Year     2 Years    3 Years    4 Years   More
                                  1 Year       to         to         to         to      Than                  Fair
                                  or Less    2 Years    3 Years    4 Years    5 Years  5 Years     Total     Value 1
                                 ------------------------------------------------------------------------------------
                                                                 (Dollars in Thousands)
Interest earning assets:
  Mortgage loans, net 2..........$   49,793 $  64,055 $  66,839 $ 101,279  $  69,065 $  801,625 $ 1,152,656 $1,197,873
    Average interest rate .......      8.76%     8.78%     8.78%     8.22%      8.25%      7.61%
  U.S. Government and federal
   agency securities, net .......   109,996         -         -         -          -          -     109,996    110,026
    Average interest rate .......      5.14%        -         -         -          -          -
  Marketable equity securities
   and other investments, net 3..         -         -         -         -          -     92,514      92,514     92,514
    Average interest rate .......         -         -         -         -          -          -
  CMOs, net......................         -         -         -         -      4,401     91,389      95,790     95,997
    Average interest rate .......         -         -         -         -      5.75%      6.15%
  MBS, net.......................        17       463         -         -          -      2,191       2,671      2,883
    Average interest rate .......     12.25%    10.50%         -         -          -      9.63%
  Other loans, net 2.............       481     1,435     9,944     1,660      1,641      7,766      22,927     22,915
    Average interest rate .......      8.33%     8.22%     4.93%     7.79%      7.80%      8.07%
  Federal funds sold.............    99,000         -         -         -          -          -      99,000     99,000
    Average interest rate .......      4.74%        -         -         -          -          -
                                  ---------   -------   -------  --------    -------   -------- ----------- ----------


    Total interest earning assets   259,287    65,953    76,783   102,939     75,107    995,485   1,575,554  1,621,208
                                  ---------  --------  -------- ---------   --------  --------- ----------- ----------


Interest bearing deposit accounts:
  Passbook.......................   522,671         -         -         -          -         -      522,671    522,671
    Average interest rate .......      2.45%        -         -         -          -         -
  Lease security accounts........    21,031         -         -         -          -         -       21,031     21,031
    Average interest rate .......      2.42%        -         -         -          -         -
  CDs............................   367,226    37,388    10,832     9,134      8,980         -      433,560    435,545
    Average interest rate .......      4.76%     5.10%     5.12%     5.53%      5.38%        -
  Money market accounts..........    62,747         -         -         -          -         -       62,747     62,747
    Average interest rate .......      2.77%        -         -         -          -         -
  NOW accounts...................    37,005         -         -         -          -         -       37,005     37,005
    Average interest rate .......      2.10%        -         -         -          -         -
  FHLB-NY advances...............         -         -         -         -          -    50,000       50,000     50,249
    Average interest rate .......         -         -         -         -          -      5.62%
                                  ---------  -------- --------- ---------  ---------  --------  ----------- ----------



    Interest bearing liabilities. 1,010,680    37,388    10,832     9,134      8,980    50,000   1,127,014   1,129,248
                                 ----------  -------- --------- ---------  ---------  --------  ---------- -----------


Interest sensitivity gap
  per period.....................$(751,393) $  28,565 $  65,951 $  93,805  $  66,127 $ 945,485  $  448,540
                                 =========  ========= ========= =========  ========= =========  ==========


Cumulative interest
  sensitivity gap................$(751,393) $(722,828)$(656,877)$(563,072) $(496,945)$ 448,540  $        -
                                 =========  ========= ========= =========  ========= =========  ==========

Percentage of gap per period to
    total assets.................   (46.34%)     1.76%     4.07%     5.78%      4.08%    58.30%

Percentage of cumulative gap to
     total assets................   (46.34%)   (44.58%)  (40.51%)  (34.73%)   (30.65%)   27.65%


1 See Note 25 to the Consolidated Financial Statements for the methods, assumptions and limitations regarding the fair values presented.
2 Balance includes non-performing loans, as amount is immaterial and is not reduced for the allowance for possible loan losses.
3 Securities available-for-sale are shown including the market value appreciation of $72.7 million, before tax.

The Company's interest rate sensitivity is also monitored by management through the use of a model which internally generates estimates of the net portfolio value ("NPV") over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. Based upon data submitted on the Bank's quarterly Thrift Financial Reports, which does not include the assets, liabilities or off-balance sheet contracts of the Company, the OTS produces a similar analysis using its own model and assumptions. Due to differences in assumptions applied for the Bank's internal model and the OTS model, including estimated loan prepayment rates, reinvestment rates and deposit decay rates, the results of the OTS model may vary from the Bank's internal model. For purposes of the NPV table, the Company applied prepayment speeds similar to those used in the Gap table. Reinvestment rates applied were rates offered for similar products at the time the NPV was calculated. The discount rates applied for CDs and borrowings were based on rates that approximate the rates offered by the Bank for deposits and borrowings of similar remaining maturities. The following table sets forth the Company's NPV as of December 31, 1998, as calculated by the Company.



                             Net Portfolio Value               Portfolio Value of Assets
                             -------------------               -------------------------
Rate Changes in
Basis Points               Dollar    Dollar    Percent            NPV           Percent
(Rate Shock)               Amount    Change    Change            Ratio          Change1
-----------------------------------------------------------------------------------------
                            (Dollars in Thousands)

   +200                   $356,281 $ (60,153)  (14.44)%          21.98%           (2.59)%
   +100                    382,871   (33,563)   (8.06)           23.14            (1.43)
      0                    416,434      -         -              24.57              -
   -100                    463,902    47,468    11.40            26.50             1.93
   -200                    518,059   101,625    24.40            28.56             3.99

1 Reflects the percentage change in the portfolio value of the Company's assets for each rate shock compared to the portfolio value of the Company's assets under the zero rate change scenario.

Note: As in the case with the Gap table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income, as actual results will differ.

Analysis of Net Interest Income

Net interest income represents the difference between income on interest earning assets and expense on interest bearing liabilities. Net interest income depends upon the relative amount of interest earning assets and interest bearing liabilities and the interest rate earned or paid on them.

Average Balance Sheet

The following table sets forth information relating to the Company's Consolidated Statements of Financial Condition and the Consolidated Statements of Operations for the years ended December 31, 1998, 1997 and 1996 and reflects the average yield on assets and average cost of liabilities for the periods indicated. Yields and costs are derived by dividing income or expense by the average balance of the related assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields and costs include the amortization of fees which are considered adjustments to yields. Average loan balances and yields include non-accruing loans.


                                                     Year Ended December 31,
                          --------------------------------------------------------------------------------
                                     1998                        1997                       1996
                          --------------------------  --------------------------  -------------------------
                                    Interest Average           Interest  Average           Interest Average
                           Average   Income/ Yield/   Average   Income/  Yield/   Average   Income/  Yield/
                           Balance   Expense  Cost    Balance   Expense   Cost    Balance   Expense  Cost
                           -------   -------  ----    -------   -------   ----    -------   -------  ----
                                                       (Dollars in Thousands)
Assets
 Interest earning assets:
   Mortgage loans, net...$1,064,723 $ 87,149  8.19% $  878,697 $ 74,149  8.44%  $  792,579 $ 69,113  8.72%
   Debt and equity
    securities, net1.....   183,217   11,179  6.10     325,964   19,584  6.01      361,106   21,695  6.01
   CMOs, net.............   101,867    6,218  6.10     133,418    7,937  5.95      179,336   10,063  5.61
   Other loans, net......    25,888    1,838  7.10      28,119    2,070  7.36       28,393    2,138  7.53
   MBS, net..............     3,330      319  9.58       4,855      499 10.28        6,540      739 11.30
   Federal funds sold....    76,357    4,057  5.31      64,345    3,503  5.44       72,221    3,863  5.35
                         ---------- --------        ---------- --------         ---------- ---------
 Total interest earning
  assets................. 1,455,382  110,760  7.61   1,435,398  107,742  7.51    1,440,175  107,611  7.47
 Non-interest earning
  assets.................   105,922                     99,180                      93,539
                         ----------                 ----------                  ----------
    Total assets.........$1,561,304                 $1,534,578                  $1,533,714
                         ==========                 ==========                  ==========

 Liabilities and stockholders' equity
 Interest bearing
   liabilities:
  Passbook and other.....$  666,672 $ 16,318  2.45% $  699,715 $ 19,106  2.73%  $  743,526 $ 20,440  2.75%
  CDs....................   421,359   21,973  5.21     397,832   20,768  5.22      383,215   19,777  5.16
  FHLB-NY advances.......     3,288      185  5.63        -        -      -           -        -      -
                         ---------- --------        ---------- --------         ---------- --------
 Total interest
  bearing liabilities.... 1,091,319   38,476  3.53   1,097,547   39,874  3.63    1,126,741   40,217  3.57
  Non-interest bearing
    liabilities..........    95,791                     88,423                      74,928
                         ----------                 ----------                  ----------
    Total liabilities.... 1,187,110                  1,185,970                   1,201,669
    Total stockholders'
     equity..............   374,194                    348,608                     332,045
                         ----------                 ----------                  ----------
    Total liabilities
     and stockholders'
     equity..............$1,561,304                 $1,534,578                  $1,533,714
                         ==========                 ==========                  ==========
 Net interest income/
  interest rate spread2..           $ 72,284  4.08%            $ 67,868  3.88%             $ 67,394  3.90%
                                    ========  ====             ========  ====              ========  ====
 Net interest earning
  assets/net interest
  margin3................$  364,063           4.97% $  337,851           4.73%  $  313,434           4.68%
                         ==========           ====  ==========           ====   ==========           =====
 Ratio of interest
  earning assets to
  interest bearing
  liabilities............                     1.33x                      1.31x                       1.28x
                                              ====                       ====                        ====



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


                                          Year Ended December 31, 1998                Year Ended December 31, 1997
                                                  Compared to                                 Compared to
                                          Year Ended December 31, 1997                Year Ended December 31, 1996
                                          ----------------------------                ----------------------------
                                          Volume       Rate        Net                Volume       Rate        Net
                                          ------       ----        ---                ------       ----        ---
                                                                       (In Thousands)

Interest earning assets:
  Mortgage loans, net ..............     $15,259     $ (2,259)   $ 13,000            $ 7,313     $(2,277)   $ 5,036
  Debt and equity securities, net ..      (8,694)         289      (8,405)            (2,111)          -     (2,111)
  CMOs, net.........................      (1,915)         196      (1,719)            (2,705)        579     (2,126)
  MBS, net..........................        (148)         (32)       (180)              (177)        (63)      (240)
  Other loans, net .................        (161)         (71)       (232)               (21)        (47)       (68)
  Federal funds sold ...............         640          (86)        554               (424)         64       (360)
                                         -------     --------    --------            -------     -------    -------

        Total ......................       4,981       (1,963)      3,018              1,875      (1,744)       131
                                         -------     --------    --------            -------     -------    -------


Interest bearing liabilities:
  Passbook and other ...............        (942)      (1,846)     (2,788)            (1,186)       (148)    (1,334)
  CDs...............................       1,244          (39)      1,205                759         232        991
  FHLB-NY advances..................         185            -         185                  -           -          -
                                         -------     --------    --------            -------     -------   --------

        Total.......................         487       (1,885)     (1,398)              (427)         84       (343)
                                         -------     --------    --------            -------     -------    -------


Net change in net interest income...     $ 4,494     $    (78)   $  4,416            $ 2,302     $(1,828)   $   474
                                         =======     ========    ========            =======     =======    =======

Comparison of Operating Results for the Years Ended December 31, 1998 and 1997
------------------------------------------------------------------------------

General

Net income for the year ended December 31, 1998 was $44.4 million, or $4.41 per diluted share, compared with $37.1 million, or $3.64 per diluted share for the year ended December 31, 1997. In comparing the results of operations for 1998 to 1997, management notes that, as more fully discussed below, each of the 1998 and 1997 results of operations were significantly improved by items of a non-recurring nature.

Earnings for the year ended December 31, 1998, were significantly improved by the following non-recurring items: (1) the Company experienced a lower effective tax rate, principally related to the second quarter realignment of an operating subsidiary of the Bank, resulting in tax savings of $10.7 million; (2) in connection with the settlement of a $12.8 million underlying cooperative loan, additional pre-tax income of $4.3 million was realized; (3) the Company experienced a $2.1 million increase in prepayment penalties compared to 1997 and
(4) the Bank sold two subsidiary corporations, realizing pre-tax gains of $963,000. Combined, these items contributed $14.8 million, or $1.47 per diluted share, to net income for 1998.

Earnings for the year ended December 31, 1997, were significantly improved by the following non-recurring items: (1) pre-tax gains of $9.3 million on sales of real estate were realized and (2) pre-tax gains of $7.0 million on the sale of equity securities were realized. Combined, these items contributed $9.4 million, or $.92 per diluted share, to net income for 1997.

Interest Income

Income on mortgage loans increased by $13.0 million, or 17.5%, to $87.1 million for 1998, from $74.1 million for 1997. The average investment in mortgage loans increased by $186.0 million, or 21.2%, to $1.065 billion for 1998, from $878.7 million for 1997. The amount invested in mortgage loans has continued to increase over the past nine years, both in dollar amount and as a percentage of assets. During 1998, mortgages originated for the Bank's portfolio increased by $56.0 million, or 27.3%, to $261.2 million, from $205.2 million during 1997. The mortgage portfolio yield decreased to 8.19% for 1998 from 8.44% for 1997, reflecting the lower yields on new originations.

Income on debt and equity securities decreased $8.4 million, or 42.9%, to $11.2 million for 1998, compared to $19.6 million for 1997. The decrease in income reflected a $142.7 million, or 43.8%, decrease in the average balance of this portfolio, while the yield for 1998 increased to 6.10% from 6.01% for 1997. Activity in the investment securities portfolio during 1998 included purchases of $379.0 million and maturities of $514.0 million. At December 31, 1998, the $110.0 million debt securities portfolio had net unrealized gains of $30,000, which are not expected to impact future income as these securities are designated as held-to-maturity. The MES portfolio is designated as available-for-sale and was carried at its aggregate fair value of $83.6 million at December 31, 1998, exceeding its cost of $10.9 million.

Income on CMOs decreased by $1.7 million, or 21.7%, to $6.2 million for 1998, from $7.9 million for 1997. Purchases of CMOs during 1998 totaled $57.1 million, compared to $55.0 million during 1997. Principal payments on CMOs decreased to $65.4 million during 1998 from $106.5 million during 1997. The average investment in CMOs decreased by $31.6 million, or 23.6%, to $101.9 million for 1998, from $133.4 million for 1997. During 1998, the CMO portfolio yielded 6.10% compared with 5.95% for 1997. At December 31, 1998, the $95.8 million CMO portfolio had net unrealized gains of $207,000 (comprised of unrealized gains of $310,000 and unrealized losses of $103,000), which are not expected to impact future results of operations, as CMOs are designated as held-to-maturity.

Income on other loans decreased by $232,000, or 11.2%, to $1.8 million for 1998, from $2.1 million for 1997. This decrease reflects the decline in the average other loan portfolio of $2.2 million, accompanied by a decrease in the yield on the portfolio to 7.10% for 1998, from 7.36% for 1997. During 1998, the Bank sold the $5.1 million student loan portfolio to Sallie Mae, realizing a pre-tax gain of $64,000. As part of the sale transaction, Sallie Mae agreed to purchase all future student loans originated by the Bank on which repayment by the student has not begun. This allows the Bank to continue to receive interest and special allowances (or rate subsidies) while the student is in school and eliminates the high cost of servicing the loan once repayment begins. Student loans, which had a balance of $153,000 at December 31, 1998, are carried at fair value, in the aggregate.

During 1998, MBS continued to amortize, as no additional investments have been made in these securities. Income earned on MBS decreased to $319,000 during 1998 from $499,000 during 1997. There were no sales of MBS during 1998 or 1997. At December 31, 1998, there were unrealized gains of $212,000 in the $2.7 million MBS portfolio, which are not expected to impact future results of operations, as MBS are designated as held-to-maturity.

Income from federal funds sold increased to $4.1 million for 1998 from $3.5 million for 1997. The average balance invested in federal funds sold increased to $76.4 million during 1998, compared to $64.3 million during 1997. The average yield on federal funds sold decreased to 5.31% during 1998 from 5.44% during 1997. Investments in federal funds sold, which are cash equivalents, provide the liquidity necessary to fund: mortgage and other loan originations; deposit withdrawals; dividend payments on and repurchases (if any) of the Company's common stock and to meet non-interest operating expense.

Interest Expense on Deposits

Interest expense on deposits decreased by 4.0%, to $38.3 million for 1998 from $39.9 million for 1997. This decrease in interest expense resulted, despite the continued shift from lower cost passbook accounts into higher cost CDs. In general, declining market interest rates during 1998 allowed the Bank to lower rates on deposits. For 1998, the average cost of deposits was 3.52%, compared to 3.63% for 1997. In addition, while total deposits at year end 1998 had increased slightly compared to year end 1997, average interest bearing deposits decreased by $9.5 million, or .9%, to $1.088 billion for 1998, from $1.098 billion for 1997.

Interest on FHLB-NY Advances

On December 8, 1998, the Bank borrowed $50.0 million from the FHLB-NY, in the form of a fixed rate ten year non-amortizing advance. As a result, interest expense on the advance for 1998 was $185,000, reflecting an interest rate of 5.62%. The Bank did not have any borrowed funds during 1997.

Net Interest Income

The Bank's profitability is dependent to a large extent upon its net interest income, which is the difference between income generated from interest earning assets and expense incurred for interest bearing liabilities. The Bank, like most savings institutions, will continue to be affected by general changes in levels of interest rates, government regulations and other economic factors beyond its control.

Net interest income increased by $4.4 million, to $72.3 million for 1998, from $67.9 million for 1997. For 1998, the net interest margin increased to 4.97% from 4.73% for 1997. The interest rate spread increased to 4.08% for 1998 from 3.88% for 1997. The yield on interest earning assets increased to 7.61% for 1998 from 7.51% for 1997. These increases are primarily the result of the increased emphasis on mortgage loans during 1998.

The average balance of interest earning assets increased by $20.0 million or 1.4% for 1998, compared to 1997. Average interest earning assets as a percentage of interest bearing liabilities increased to 133% for 1998, compared to 131% for 1997. This increase reflects the continued decrease in non-interest earning assets, such as real estate held-for-sale and ORE.

Provision for Possible Loan Losses

The provision for possible loan losses for 1998 decreased to $51,000 compared to $648,000 for 1997. Based on management's internal loan review analysis, no additions to the general valuation mortgage allowance were considered necessary during 1998. During 1997, $600,000 of provisions were made to increase the general valuation mortgage allowance. Provisions made against the other loan portfolio, which is comprised of consumer type loans, increased slightly to $51,000 for 1998, compared to $48,000 for 1997. Future additions to or recoveries of the loan loss allowances will be based on management's continuing evaluations of the loan portfolios and assessments of economic conditions, changes in portfolio value and loan performance.

Non-Interest Income

Non-interest income for 1998 decreased by $9.0 million, or 41.2%, to $12.9 million, compared to $21.9 million in 1997. The decrease in income from real estate operations of $9.7 million reflects the pre-tax gain realized during 1997 of $9.2 million on the sale of a commercial office tower located at 1995 Broadway, Manhattan, New York. The Bank retained ownership of the first floor of the building, which houses a branch office.

The MES portfolio is designated as available-for-sale and carried at estimated fair value, with changes in the fair value of the portfolio recorded to a separate component of stockholders' equity. There were no sales of MES during 1998, however, during 1997, the Bank sold MES with a cost basis of $823,000, realizing gross gains of $7.0 million. Significant sales of MES have been rare in recent years, as management generally considers these securities as long-term investments. Management reviews many factors in determining whether to sell or hold MES. Among other things, these factors include: the anticipated future performance of individual securities, the overall stock market and economy; actual and anticipated direction of interest rates; the percentage of MES comprising assets; the availability of alternative investments; liquidity, tax and other regulatory considerations. Future gains/losses on the sale of MES may be recognized; however, management can provide no assurance as to the timing or, whether gains or losses will actually result from future sales from the MES portfolio.

Non-interest income for 1998 includes a $4.3 million recovery of prior period expenses, unaccrued interest and late charges on a troubled loan. This recovery resulted from the final settlement on a $12.8 million underlying cooperative mortgage loan. (See Asset Quality and Allowances, herein.)

Loan fees and service charges increased by $1.9 million to $5.9 million for 1998, from $4.0 million for 1997. The decline in market interest rates sparked refinancing and satisfaction activity, which resulted in an increase in prepayment penalties, primarily on multi-family mortgage loans.

The net increase of $1.5 million in miscellaneous income to $2.0 million for 1998, from $527,000 for 1997, reflects gains of: $963,000 on the sale of two of the Bank's subsidiary corporations; $394,000 of real estate tax refunds for prior years on the Company's headquarters; and a $173,000 medical insurance premium refund for 1997.

Non-Interest Expense

Non-interest expense remained relatively stable, increasing by $24,000, to $27.5 million for 1998, compared to $27.4 million for 1997. Included in non-interest expense are the costs of compensation and benefits, occupancy and equipment expense, federal deposit insurance premiums, advertising, ORE and other general and administrative expense. During 1997, the Company spent $1.0 million for advertising. After analyzing the results from various forms of advertising, the Company reduced certain types of advertising during 1998, which resulted in a $124,000, or 12.3% decrease in advertising costs compared to 1997. The Company is continuing to monitor the effectiveness to its advertising campaigns and may consider future spending adjustments.

Provision for Income Taxes

Income taxes decreased by $11.3 million, or 46.0%, to $13.3 million for 1998 from $24.6 million for 1997. This decrease is reflective of the significant decrease in the Company's effective tax rate from 39.9% for 1997, to 23.0% for 1998. The effective tax rate for 1998, reflects tax benefits recognized from the realignment of an operating subsidiary of the Bank during the second quarter of 1998. (See Note 14 to the Consolidated Financial Statements.)

Comparison of Operating Results for the Years Ended December 31, 1997 and 1996
------------------------------------------------------------------------------

General

Net income for the year ended December 31, 1997 was $37.1 million, or $3.64 per diluted share, compared with $26.7 million, or $2.56 per diluted share, for 1996. In comparing the results of operations for 1997 to 1996, it must be noted that both the 1997 and 1996 results of operations were significantly improved by items of a non-recurring nature. During 1997, sales of real estate generated pre-tax gains of $9.3 million and sales of equity securities generated pre-tax gains of $7.0 million. Combined, these items contributed $9.4 million, or $.92 per diluted share, to net income for 1997. The 1996 results included a pre-tax recovery of a $2.0 million credit valuation allowance against the Bank's investments with Nationar Trust Company, which increased net income for 1996 by $1.2 million, or $.11 per diluted share.

Interest Income

Income on mortgage loans increased by $5.0 million, or 7.3%, to $74.1 million for 1997, from $69.1 million for 1996. The average investment in mortgage loans increased by $86.1 million, or 10.9%, to $878.7 million for 1997, from $792.6 million for 1996. Mortgages originated for the Bank's portfolio during 1997 increased by $69.0 million, or 50.6%, to $205.2 million, from $136.2 million during 1996. The mortgage portfolio yield decreased to 8.44% for 1997 from 8.72% for 1996.

Income on debt and equity securities decreased $2.1 million, or 9.7%, to $19.6 million for 1997, compared to $21.7 million for 1996. The decrease in income reflected a $35.1 million, or 9.7%, decrease in the average investment in this portfolio, while the yield remained unchanged at 6.01% for 1997 and 1996. During 1997, activity in the investment securities portfolio included purchases of $499.9 million and maturities of $555.0 million. At December 31, 1997, the $244.9 million debt securities portfolio had unrealized gains of $464,000. The MES portfolio is designated as available-for-sale and was carried at its aggregate fair value of $62.2 million at December 31, 1997, exceeding its cost of $10.9 million. During 1997, the Bank sold MES having a cost of $823,000, realizing gains of $7.0 million. During 1996, the Bank sold or redeemed MES totaling $30,000, and realized gross gains of $4,000 and gross losses of $2,000.

Income on CMOs decreased by $2.1 million or 21.1%, to $7.9 million for 1997, from $10.1 million for 1996. Purchases of CMOs for 1997, totaled $55.0 million, compared with $124.3 million for 1996. The average investment in CMOs decreased by $45.9 million, or 25.6%, to $133.4 million for 1997, from $179.3 million for 1996. Principal payments on CMOs decreased to $106.5 million during 1997, from $114.1 million during 1996. During 1997, the CMO portfolio yielded 5.95% compared with 5.61% for 1996. At December 31, 1997, the $104.0 million CMO portfolio had unrealized gains of $295,000 and unrealized losses of $65,000, or net unrealized gains of $230,000.

Income on other loans remained relatively stable during 1997 compared to 1996, decreasing by $68,000, or 3.2% to $2.1 million for 1997. During 1997, MBS continued to amortize, as the Bank discontinued investing in these securities. Income earned on MBS decreased to $499,000 during 1997 from $739,000 during 1996, reflecting the amortizing balance. There were no sales of MBS during 1997 or 1996. At December 31, 1997, there were unrealized gains of $335,000 in the $4.0 million MBS portfolio.

Income from federal funds sold decreased to $3.5 million for 1997 from $3.9 million for 1996. The average balance invested in federal funds sold decreased to $64.3 million during 1997, compared to $72.2 million during 1996. The average yield on federal funds sold increased to 5.44% during 1997 from 5.35% during 1996.

Interest Expense

Interest expense on deposits decreased .9% to $39.9 million for 1997 from $40.2 million for 1996. This decrease reflected a decrease in average interest bearing deposits of $29.2 million, or 2.6%, to $1.098 billion for 1997, from $1.127 billion for 1996. Market interest rates generally declined during 1997 and the Bank's deposits continued to decrease and to shift primarily from passbook accounts into CDs. (See Asset Composition and Strategy, herein.)

Net Interest Income

Net interest income increased by $474,000, to $67.9 million for 1997, from $67.4 million for 1996. For 1997, the net interest margin increased to 4.73% from 4.68% for 1996. The interest rate spread decreased to 3.88% for 1997 from 3.90% for 1996. The yield on interest earning assets increased slightly to 7.51% for 1997 from 7.47% for 1996. The average balance of interest earning assets decreased by $4.8 million or .3% for 1997, compared to 1996. Reflecting the shift in deposits from lower yielding passbook deposit accounts to CDs, the cost of interest bearing deposits increased to 3.63% for 1997, from 3.57% for 1996. During 1997, the average balance of interest bearing deposits decreased by $29.2 million, as the trend of deposit outflows continued. The slight increase in the net interest margin during 1997, reflected an increase in the ratio of interest earning assets funded by interest bearing liabilities, accompanied by a decrease in the interest rate spread. Average interest earning assets as a percentage of interest bearing liabilities increased to 131% for 1997, compared to 128% for 1996.

Provision for Possible Loan Losses

The provision for possible loan losses for 1997 increased slightly to $648,000 compared to $640,000 for 1996. During 1997 and 1996 management made general mortgage loan provisions of $600,000, while provisions made against the other loan portfolio increased to $48,000 for 1997, compared to $40,000 for 1996.

Provision for Possible Other Credit Losses

During 1997 and 1996, no provisions were made for any investments, other than for possible loan losses. However, during 1996, the Bank recovered the entire $2.0 million allowance (established during 1995) in connection with investments with, and in Nationar, a check clearing and trust company. Nationar was seized by the Superintendent of Banks for the State of New York during 1995. At the time of Nationar's seizure, the Bank had invested with Nationar $10.0 million of federal funds sold, cash in demand accounts of $200,000 and owned $38,000 of Nationar's capital stock. In accordance with the Company's internal procedures for monitoring asset quality, in 1995 the $38,000 stock investment was written off and a provision for possible other credit losses of $2.0 million, or 20% of the remaining investment, was made. The Bank received payments totaling $10.2 million from the Nationar estate during 1996, resulting in recapture of the entire allowance.

Non-Interest Income

Non-interest income for 1997 increased by $16.8 million, or 331.6%, to $21.9 million compared to $5.1 million in 1996. The increase in income from real estate operations comprised $8.7 million or 51.5% of the total increase, while the increase in gains realized on the sale of investments of $7.0 million comprised 41.5% of the total increase. The increase of $1.1 million for loan fees and service charges primarily reflected an increase in mortgage loan prepayment penalties.

The MES portfolio is designated as available-for-sale and carried at estimated fair value, with changes in the fair value of the portfolio recorded to a separate component of stockholders' equity. During 1997, the Bank sold MES with a cost of $823,000, realizing gross gains of $7.0 million.

The increase in income from real estate operations of $8.7 million includes a pre-tax gain of $9.2 million realized on the sale of a commercial office tower located at 1995 Broadway, Manhattan, New York. The Bank retained ownership of the first floor of the building which houses a branch office. During the second quarter of 1997, management reclassified all real estate from held-for-investment to held-for-sale. The improving real estate market during 1997 in the New York metropolitan area impacted management's decision to consider offers received on properties previously held-for-investment.

Non-Interest Expense

Non-interest expense decreased $164,000, or .6%, to $27.4 million for 1997, compared to $27.6 million for 1996. Included in non-interest expense are the costs of compensation and benefits, occupancy and equipment expense, federal deposit insurance premiums, advertising, ORE and other general and administrative expense.

Compensation and benefits decreased by $491,000 or 3.0% to $15.9 million for 1997, compared to $16.4 million for 1996. The $491,000 decrease in compensation and benefits expense resulted primarily from the Bank realizing income from the pension plan of $1.5 million for 1997, compared to $711,000 for 1996, or an increase of $754,000. At December 31, 1997, the Bank's pension plan was fully funded, which resulted in the Bank recognizing pension plan income. The amount of future income, if any, will be impacted by the rate of return on the pension plan assets and various other factors. During 1996, a non-recurring expense of $330,000 was recognized in connection with the 1996 Stock Option Plan for the difference between the option price set on the date of grant and the stock price on the date of stockholder approval. The cost of dental and medical insurance premiums increased by $419,000 to $1.5 million for 1997 from $1.1 million for 1996. During 1996, the Bank received $564,000 in premium refunds due to excess insurance fund reserves for the dental and medical plans. Salaries and bonuses increased $206,000, or 1.6% to $13.0 million for 1997, from $12.8 million for 1996. At December 31, 1997, the Bank had 311 full-time and 118 part-time workers, compared to 315 full-time and 117 part-time workers at December 31, 1996.

Federal deposit insurance premiums, which rates are established by law, increased by $147,000 to $149,000 for 1997, compared with $2,000 for 1996, when the Bank Insurance Fund ("BIF") became fully funded and excess premiums were refunded to the Bank. During 1997, BIF members were assessed a 1.3 basis point charge per $100 of insurable deposits to meet the Financing Corporation bond obligations, which assessments will continue through 1999. Provided that the BIF remains fully funded, no additional charges will be assessed.

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

Occupancy and equipment expense decreased $505,000, to $5.1 million for 1997 from $5.6 million for 1996. During 1996, the Company completed the renovations to the Company's headquarters. The project, which began during 1995 and continued through 1996, was the first major capital improvement project since completion of the building in 1974.

Other general and administrative expense increased by $307,000, or 6.1%, to $5.3 million for 1997, from $5.0 million for 1996. This increase was primarily related to consulting fees incurred in connection with the formation of the Bank's real estate investment trust subsidiary, Tier Inc., during 1997, while various other administrative expenses decreased.

Provision for Income Taxes

Income taxes increased by $5.1 million, or 25.9%, to $24.6 million for 1997 from $19.6 million for 1996. This increase was reflective of the $15.4 million increase in pre-tax income, partially offset by the decrease in the Company's effective tax rate from 42.3% for 1996, to 39.9% for 1997. The decrease in the effective tax rate for 1997, compared to 1996 reflected certain tax benefits attributable to an operating subsidiary of the Bank, which was formed during 1997. (See Note 14 to the Consolidated Financial Statements.)

Year 2000 Issues

The following discussion and tables contain certain forward-looking information with respect to management's expectations for implementation and compliance with year 2000 ("Y2K") issues and requirements. Management has analyzed the Company's internal and outsourced computer hardware, operating systems and applications, both information technology systems and non-information technology systems, such as telephone, air conditioning, electrical, etc. The actual readiness of these systems may differ materially from what is presented below. Factors that may cause differences between anticipated Y2K readiness and actual Y2K readiness include failure of outside vendors to provide upgrades on a timely basis, and/or failure of the Bank's hardware, operating systems and applications to meet Y2K readiness requirements as planned. In addition, the actions of depositors and borrowers in anticipation of Y2K complications may adversely impact the Company, regardless of the Company's actual state of Y2K readiness.

The Company completed its assessment of all of its critical computer systems by September 30, 1997, which included both information technology systems and non-information technology systems. In January 1999, for reasons unrelated to Y2K, the Bank substantially replaced its mainframe system with a Windows NT(R) Client/Server system. This new system had Y2K capabilities built into its design. All of the Bank's system upgrades and/or programming changes have been made within the normal course of business, therefore, no material costs specific to attaining Y2K capability have been incurred. In accordance with Y2K disclosure requirements, the Company has analyzed the cost impact of Y2K compliance issues and does not expect related future costs to be material to the Company's future results of operations or financial condition.

A member of the Bank's senior management has inventoried all of the Bank's hardware and software programs and has contacted all outside vendors inquiring as to the status of Y2K compliance. Management is not aware of any vendor who does not expect to be Y2K compliant and will continue to require updates from all vendors who are not yet Y2K compliant. The Bank has many non-critical applications, which will be tested for Y2K compliance during 1999. The applications will be loaded and the dates used for the tests will include the majority of the dates outlined by the Federal Financial Institutions Examination Council.

The Company believes the required upgrades and testing will ensure completion of the Y2K project by September 1999. However, given the broad spectrum of potential Y2K problems, including the ultimate state of readiness of the Company's local utilities and other third parties, including governmental and quasi-governmental agencies on which the Company relies, a vast amount of uncertainty remains with respect to the actual affect of Y2K. Like all other financial institutions, a failure to correct a material Y2K problem could result in an interruption in, or a failure of, certain normal business activities or operations of the Company. Such failures could materially and adversely affect the Company's results of operations and financial condition. In addition, the long term effect of poorly managing Y2K problems that may arise, or failure of critical computer systems to be Y2K compliant could result in a decline in business, depositors and confidence in the Company. The Company's Y2K project was designed and is expected to significantly reduce the Company's level of uncertainty about internal and external Y2K implications. Should the Company face Y2K liability, the Company's Directors and Officers Errors and Omissions Insurance Policy may provide some relief.

The following table presents the Company's Y2K renovation and testing status indicating the Company's state of readiness regarding its critical computer systems, as they pertain to the Company as of February 28, 1999.

                              Hardware           Operating Systems       Application
                              --------           -----------------       -----------
System                  Renovated   Tested      Renovated   Tested     Renovated   Tested
------                  ---------   ------      ---------   ------     ---------   ------

Relational Data Base(1)   Yes        Yes          Yes         Yes        Yes         Yes
Local Area Network(2)     Yes        Yes          Yes         Yes        Yes         No
Accounting Systems        Yes        Yes          Yes         Yes        Yes         Yes
Federal Reserve
  Wire System(3)          Yes        No           Yes         No         Yes         No
Check Processing          Yes        No           Yes         No         Yes         No
ATMs(4)                   No         No           No          No         No          No
NYCE(4)                   No         No           No          No         No          No

(1) During January 1999, the Company replaced its mainframe with a relational data base system, which now supports all of the critical applications previously supported by the mainframe system. Only non-critical applications remain supported by the mainframe system.

(2)    Application is expected to be internally tested by March 31, 1999.

(3)    Expected to be internally tested during the second quarter of 1999.

(4) Management expects these third party systems to be upgraded and tested during the second quarter of 1999.

The following table presents the Company's Y2K contingency plan for the Bank's critical systems should they fail to meet Y2K compliance deadlines, or ultimately fail to be Y2K compliant in the future.

System                      Contingency Plan
------                      ----------------
Relational Data Base        No  contingency  plan is considered  necessary
Local Area Network          No contingency plan is considered necessary
Accounting system           Use manual system
Federal Reserve
  Wire System               Use off-line system
Check Processing            Manual processing
ATMs                        Customers to use branches
NYCE                        Customers to use the Bank's ATM's or branches


Impact of New Accounting Standards To Be Adopted

In June of 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). Statement 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. Statement 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

Statement 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this Statement should be as of the beginning of an entity's fiscal quarter. When implemented, hedging relationships must be designated anew and documented pursuant to the provisions of Statement
133. Earlier application of all of the provisions of Statement 133 is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after the issuance of this Statement. Statement 133 should not be applied retroactively to financial statements of prior periods. The Company does not expect the adoption of Statement 133 to have a material affect on its financial condition or results of operations.

Private Securities Litigation Reform Act Safe Harbor Statement

In addition to historical information, this Annual Report may include certain forward looking statements based on management's current expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, the actual impact of Y2K, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Bank's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in detail in Item 1, "Business" of the Company's 1998 Form 10-K.

JSB FINANCIAL, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
December 31, 1998 and 1997  (In Thousands, Except Share and Per Share Amounts)


ASSETS                                                                   1998          1997
------                                                                   ----          ----
Cash and due from banks                                               $   13,849    $   12,924
Federal funds sold                                                        99,000        62,000
                                                                      ----------     ---------
  Cash and cash equivalents                                              112,849        74,924

Securities available-for-sale, at estimated fair value                    83,592        62,243
Securities held-to-maturity, net (estimated fair value
 of $208,906 and $353,996, respectively)                                 208,457       352,967
Other investments                                                          8,922         7,645
Mortgage loans, net                                                    1,146,915       970,737
Other loans, net                                                          22,744        29,008
Premises and equipment, net                                               18,340        17,029
Interest due and accrued                                                   8,773         9,278
Real estate held-for-sale and Other real estate                              785         3,450
Other assets                                                              10,272         7,750
                                                                      ----------    ----------
           Total Assets                                               $1,621,649    $1,535,031
                                                                      ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                              $1,124,166    $1,121,203
Federal Home Loan Bank of New York ("FHLB-NY") advances                   50,000             -
Advance payments for real estate taxes and insurance                      13,993        10,322
Official bank checks outstanding                                          11,604        10,405
Deferred tax liability, net                                               25,476        15,628
Accrued expenses and other liabilities                                    13,934         9,959
                                                                      ----------    ----------
           Total Liabilities                                           1,239,173     1,167,517
                                                                      ----------    ----------

Commitments and Contingencies

STOCKHOLDERS' EQUITY
Preferred stock ($.01 par value, 15,000,000 shares
  authorized; none issued)                                                     -             -
Common stock ($.01 par value, 65,000,000 shares
  authorized; 16,000,000 issued; 9,505,923 and
  9,919,927 outstanding, respectively)                                       160           160
Additional paid-in capital                                               168,663       165,112
Retained income, substantially restricted                                337,474       311,436
Accumulated other comprehensive income:
Net unrealized gain on securities available-for-sale,
  net of tax                                                              40,871        28,469
Common stock held by Benefit Restoration Plan Trust,
  at cost (193,723 and 188,323 shares, respectively)                      (4,477)       (4,199)
Common stock held in treasury, at cost (6,494,077
  and 6,080,073 shares, respectively)                                   (160,215)     (133,464)
                                                                      ----------    ----------
           Total Stockholders' Equity                                    382,476       367,514
                                                                      ----------    ----------

           Total Liabilities and Stockholders' Equity                 $1,621,649    $1,535,031
                                                                      ==========    ==========



See accompanying Notes to Consolidated Financial Statements.

JSB FINANCIAL, INC. AND SUBSIDIARY
Consolidated Statements of Operations
Years ended December 31, 1998, 1997 and 1996
(In Thousands, Except Per Share Amounts)

                                                              1998         1997        1996
                                                              ----         ----        ----
Interest Income:
  Mortgage loans, net                                      $  87,149    $  74,149   $  69,113
  Debt & equity securities, net                               11,179       19,584      21,695
  Collateralized mortgage obligations("CMOs"), net             6,218        7,937      10,063
  Other loans, net                                             1,838        2,070       2,138
  Mortgage-backed securities("MBS"), net                         319          499         739
  Federal funds sold                                           4,057        3,503       3,863
                                                           ---------    ---------   ---------
    Total Interest Income                                    110,760      107,742     107,611
                                                           ---------    ---------   ---------

Interest Expense:
  Deposits                                                    38,291       39,874      40,217
  FHLB advances                                                  185            -           -
                                                           ---------     --------   ---------
    Total Interest Expense                                    38,476       39,874      40,217
                                                           ---------     --------   ---------

    Net Interest Income                                       72,284       67,868      67,394
  Provision for Possible Loan Losses                              51          648         640
  Recovery of Provision for Possible Other Credit Losses           -            -      (2,040)
                                                           ---------    ---------   ---------
    Net Interest Income After Provision
     for Possible Credit Losses                               72,233       67,220      68,794
                                                           ---------    ---------   ---------

Non-Interest Income:
  Real estate operations, net                                    714       10,442       1,767
  Loan fees and service charges                                5,859        3,969       2,833
  Recovery of prior period expenses and unaccrued
   interest on troubled loans                                  4,346            -           -
  Gain on sale of investments, net                                 -        6,991           2
  Miscellaneous income, net                                    1,982          527         479
                                                           ---------    ---------   ---------
    Total Non-Interest Income                                 12,901       21,929       5,081
                                                           ---------    ---------   ---------

Non-Interest Expense:
  Compensation and benefits                                   15,843       15,921      16,412
  Occupancy and equipment expenses (net of rental
   income of $1,283, $1,287 and $1,126, respectively)          5,181        5,094       5,599
  Federal deposit insurance premiums                             142          149           2
  Advertising                                                    881        1,005       1,340
  Other real estate expense (income), net                         33          (59)       (772)
  Other general and administrative                             5,378        5,324       5,017
                                                           ---------    ---------   ---------
    Total Non-Interest Expense                                27,458       27,434      27,598
                                                           ---------    ---------   ---------

   Income Before Provision for Income Taxes                   57,676       61,715      46,277
   Provision for Income Taxes                                 13,288       24,625      19,552
                                                           ---------    ---------   ---------

    Net Income                                             $  44,388    $  37,090   $  26,725
                                                           =========    =========   =========


 Basic earnings per common share                          $    4.53    $    3.76   $    2.66
 Diluted earnings per common share                        $    4.41    $    3.64   $    2.56


  Cash dividends per common share                         $    1.60    $    1.40   $    1.20



See accompanying Notes to Consolidated Financial Statements.

JSB FINANCIAL, INC. AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders' Equity
Years ended December 31, 1998, 1997 and 1996 (In Thousands, Except Per Share Amounts)


                                                                   1998       1997      1996
                                                                   ----       ----      -----
Common Stock (Par value: $.01)
Balance at beginning and end of year                             $    160   $    160  $    160
                                                                 --------   --------  --------

Additional Paid-in Capital
Balance at beginning of year                                      165,112    163,500   162,566
  Net allocation of common stock
   for Benefit Restoration Plan                                       278        924         5
  Tax benefit for stock plans                                       3,222        688       599
  Issuance of common stock for Directors' compensation                 51          -         -
  Compensation expense for 1996 stock option plan                       -          -       330
                                                                 --------   --------  --------
Balance at end of year                                            168,663    165,112   163,500
                                                                 --------   --------  --------

Retained Income, Substantially Restricted
Balance at beginning of year                                      311,436    289,588   276,317
  Net income                                                       44,388     37,090    26,725
  Loss on reissuance of treasury stock                             (2,634)    (1,437)   (1,364)
  Cash dividends on common stock ($1.60, $1.40, $1.20,
    respectively)                                                 (15,716)   (13,805)  (12,090)
                                                                 --------   --------  --------
Balance at end of year                                            337,474    311,436   289,588
                                                                 --------   --------  --------

Accumulated Other Comprehensive Income:
Net Unrealized Gain on Securities Available-For-Sale, Net of Tax
Balance at beginning of year                                       28,469     21,795    15,750
  Net unrealized holding gains on securities arising
   during period (net of realized gains included in income of
   $0, $6,991 and $2, respectively, and tax effect of
   $8,947, $5,371 and $4,863, respectively)                        12,402      6,674     6,045
                                                                 --------   --------  --------
Balance at end of year                                             40,871     28,469    21,795
                                                                 --------   --------  --------

Common Stock Held by Benefit Restoration Plan Trust, at Cost
Balance at beginning of year                                       (4,199)    (3,275)   (3,270)
  Common stock acquired                                              (285)      (934)      (11)
  Common stock distributed                                             _7         10         6
                                                                 --------   --------  --------
Balance at end of year                                             (4,477)    (4,199)   (3,275)
                                                                 --------   --------  --------

Common Stock Held in Treasury, at Cost
Balance at beginning of year                                     (133,464)  (136,469) (111,416)
  Common stock reacquired                                         (31,466)         -   (27,650)
  Common stock reissued for options exercised                       4,675      3,005     2,597
  Common stock reissued for Directors' compensation                    40          -         -
                                                                 --------   --------  --------
Balance at end of year                                           (160,215)  (133,464) (136,469)
                                                                 --------   --------  --------
Total Stockholders' Equity                                       $382,476   $367,514  $335,299
                                                                 ========   ========  ========

See accompanying Notes to Consolidated Financial Statements.

JSB FINANCIAL, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
Years ended December 31, 1998, 1997 and 1996 (In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:                        1998         1997          1996
                                                             ----         ----          ----
Net income                                               $  44,388    $  37,090     $  26,725
Adjustments to reconcile net income to net cash
  provided by operating activities:
Provision for possible loan losses                              51          648           640
(Recovery of) provision for possible other credit losses         -            -        (2,040)
Net gain on sale/redemption of equity securities                 -       (6,991)           (2)
Decrease in deferred loan fees and discounts, net             (630)        (418)         (593)
Accretion of discount in excess of
 amortization of premium on MBS and CMOs                       (46)        (300)         (578)
Accretion of discount in excess of amortization
 of premium on debt securities                                 (94)        (337)         (249)
Depreciation and amortization of premises and equipment      2,213        1,891         1,826
Mortgage loans originated for sale                          (4,839)      (1,612)       (1,621)
Proceeds from sale of mortgage loans originated for sale     4,821        1,636         1,737
Gain on sales of mortgage and other loans, net                 (47)         (35)          (53)
Tax benefit for stock plans credited to capital              3,222          688           599
Gain on sale of real estate held-for-sale                     (691)      (9,992)         (571)
Decrease in interest due and accrued                           505           32         3,597
Payments received against Nationar claim                         -            -        10,205
Net gain on sale of ORE                                          -         (144)         (688)
Increase (decrease) in official bank checks outstanding      1,199          761       (14,748)
Other                                                        2,445          137         1,547
                                                         ---------    ---------     ---------
  Net cash provided by operating activities                 52,497       23,054        25,733
                                                         ---------    ---------     ---------

Cash flows from investing activities:
Loans originated:
 Mortgage loans                                           (261,201)    (205,174)     (136,218)
 Other loans                                               (15,143)     (21,010)      (19,032)
Purchases of CMOs held-to-maturity                         (57,084)     (55,035)     (124,275)
Purchases of debt securities held-to-maturity and
 securities available-for-sale                            (379,000)    (499,920)     (534,569)
Principal payments on:
 Mortgage loans                                             85,652       60,833        46,506
 Other loans                                                16,278       19,025        19,656
 CMOs                                                       65,381      106,545       114,105
 MBS                                                         1,353        1,590         2,047
Proceeds from maturities of U.S. Government and
 federal agency securities                                 514,000      555,000       675,000
Proceeds from sale of other loans                            5,144          681           934
Purchases of FHLB-NY stock                                  (1,277)        (786)         (557)
Proceeds from sale/redemption of equity securities               -        7,813            30
Purchases of premises and equipment, net of disposals       (3,524)      (2,091)       (3,498)
Proceeds from sales of real estate held-for-sale and
 ORE, net of change in real estate holdings                  3,356       18,375         5,165
                                                           -------      -------       -------
  Net cash (used) provided by investing activities         (26,065)     (14,154)       45,294
                                                           -------      -------       -------


                                                                                    (Continued)

JSB FINANCIAL, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows - Continued
Years ended December 31, 1998, 1997 and 1996  (In Thousands)


                                                             1998         1997          1996
                                                             ----         ----          ----

Cash flows from financing activities:
Net increase (decrease) in deposits                          2,963      (23,190)      (19,053)
Increase in advance payments for real estate
 taxes and insurance                                         3,671        2,057            34
Proceeds upon exercise of common stock options               2,041        1,568         1,233
Cash dividends paid to common stockholders                 (15,716)     (13,805)      (12,090)
Payments to repurchase common stock                        (31,466)           -       (27,650)
FHLB-NY advances                                            50,000            -             -
                                                         ---------    ---------     ---------
   Net cash provided (used) by financing activities         11,493      (33,370)      (57,526)
                                                         ---------    ---------     ---------

Net  increase (decrease) in cash and cash equivalents       37,925      (24,470)       13,501
Cash and cash equivalents at beginning of year              74,924       99,394        85,893
                                                         ---------    ---------     ---------
Cash and cash equivalents at end of year                 $ 112,849    $  74,924     $  99,394
                                                         =========    =========     =========


Supplemental Disclosures of Cash Flow Information
Cash paid for:
 Interest on deposits                                    $  38,333    $  39,881     $  40,215
                                                         =========    =========     =========
 Income taxes                                            $   5,825    $  32,036     $  22,370
                                                         =========    =========     =========


Supplemental Disclosures of Noncash Investing and
 Financing Activities
Real estate acquired through foreclosure                 $       -    $     540     $   8,190
                                                         =========    =========     =========
Transfer of real estate held-for-investment
  to held-for-sale                                       $       -    $   6,145     $       -
                                                         =========    =========     =========

Mortgage originated upon sale of real estate
 from the held-for-sale portfolio and other real
 estate                                                  $       -    $      33     $   6,675
                                                         =========    =========     =========

Deferred tax liability on securities available-for-sale  $  31,852    $  22,905     $  17,534
                                                         =========    =========     =========








See accompanying Notes to Consolidated Financial Statements.

                       JSB FINANCIAL, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements



Note (1) Summary of Significant Accounting Policies and Related Matters

     JSB Financial, Inc.(the "Company" or the "Parent") is a unitary savings and loan holding company. The Company holds all of the outstanding common stock of its subsidiary, Jamaica Savings Bank FSB (the "Bank" or the "Subsidiary"). The Company is subject to the financial reporting requirements of the Securities Exchange Act of 1934.

(a)  Basis of Presentation and Accounting Standards Adopted During 1998
     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Bank, as consolidated with the Bank's wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Reclassifications have been made to prior year financial statements to conform with the 1998 presentation.

        In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities as of the dates of the consolidated statements of financial condition and revenues and expenses for the periods presented. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowances for credit losses.

        Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("Statement 130"). Comprehensive income represents the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Statement 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. In applying Statement 130, such items are reported in the Consolidated Statements of Changes in Stockholders' Equity.

        Effective January 1, 1998, the Company addressed SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("Statement 131"). The Company determined that it has no reportable segments pursuant to the criteria presented in Statement 131, however if such reportable segments should exist in the future, the disclosure as required by Statement 131 would be provided.

        Effective January 1, 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("Statement 132"). Statement 132 revises employers' disclosures about pension and other postretirement benefit plans, it does not change the accounting for such plans. The adoption of Statement 132 had no impact on the Company's financial condition or results of operations. (See Note 20.)

(b)  Consolidated Statements of Cash Flows
     For the purposes of reporting cash flows, the Company considers all short-term investments with a maturity of less than three months from the date of purchase to be cash equivalents.

(c)  Securities
     The Company is  required to report  debt,  readily-marketable  equity,  and mortgage-backed securities in one of the following categories: (i) "held-to-maturity" (when management has a positive intent and ability to hold to maturity) which are reported at amortized cost; (ii) "trading" (when held for current resale) which are to be reported at estimated fair value, with unrealized gains and losses included in earnings; and (iii) "available-for-sale" (all other debt and equity securities not designated as held-to-maturity or trading) which are reported at estimated fair value, with unrealized gains and losses excluded from earnings and reported, net of tax, as other comprehensive income, a separate component of stockholders' equity. The designation of a security as held-to-maturity or available-for-sale is made at the time of acquisition.

     Discounts on debt securities are accreted to income and premiums are amortized against income over the life of the security using a method which approximates the level yield method. Gains and losses on the sales of securities, if any, are recognized upon realization, using the specific identification method.

(d)  Mortgage and Other Loans
     Loans are carried at unpaid principal balances net of any deferred loan fees and unearned discounts. Discounts are accreted to income using a method which approximates the level yield method, over the composite average life of the loans. Loan fees received for commitments to make or purchase loans are deferred and accreted into income over the life of the loan using the level yield method.

     Interest is accrued monthly on the outstanding balances of loans. Mortgages 90 days in arrears and/or loans where full collection of principal and interest is questionable are placed on non-accrual status, at which time loan interest due and accrued is reversed against interest income of the current period. A non-accrual loan is restored to accrual status when principal and interest payments are current and full payment of principal and interest is expected. Cash receipts on an impaired loan are applied to principal and interest in accordance with the contractual terms of the loan unless full payment of principal is not expected, in which case both principal and interest payments received are netted against the loan balance. The Bank continues to accrue interest income on non-insured other loans up to 120 days delinquent, beyond which time the loan balance is written off.

     In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" ("Statement 114"), and the amendment thereof, SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition Disclosures" ("Statement 118"), the Company considers a loan impaired if it is probable that, based upon current information, the Company will be unable to collect all amounts due according to the contractual terms of a loan agreement. Statement 114 does not apply to large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including the Company's one-to four-family mortgage loans and consumer loans other than those modified in a troubled debt restructure ("TDR"). The Company generally does not consider a loan impaired when the delay in the timing of payments is three months or less or the shortfall in the amount of payments is the lower of $10,000 or 1.0% of the loan amount.

     Loans individually reviewed for impairment by the Company are limited to loans secured by multi-family, underlying cooperative, commercial and construction properties, loans modified in TDRs and selected large one-to four-family loans. Examples of measurement techniques utilized by the Company include present value of expected future cash flows, the loan's market price (if one exists) and the estimated fair value of the collateral. Reserves are established against impaired loans in amounts equal to the difference between the recorded investment in the asset and either the present value of the cash flows expected to be received, or the fair value of the underlying collateral if foreclosure is deemed probable or if the loan is considered collateral dependent. The Company's impaired loan identification and measurement process is conducted in conjunction with the Company's review of the adequacy of its allowance for loan losses.

     A loan is deemed a TDR by the Company when concessionary modifications to the original contractual terms are made for economic or legal reasons related to the debtor's financial difficulties. Loans modified in a TDR subsequent to the January 1, 1995 adoption of Statement 114 are considered impaired, unless in periods subsequent to restructuring, the loan is performing in accordance with the new terms of the agreement and such terms reflect those that would be offered by the Bank for a new credit. Valuation allowances associated with such impaired loans are measured in accordance with Statement 114 throughout the loan term. Modifications made to loans in TDRs prior to the adoption of Statement 114 that are not considered impaired based on the terms of the restructuring agreement continue to be accounted for under Statement 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings", and are not included in the Company's impaired loan statistics.

     Loans originated for sale are carried at the lower of unpaid principal balance, net of any discounts and deferred fees or estimated fair value, in the aggregate.

(e)  Allowances for Losses
     Allowances for losses are estimates which are primarily reactive to actual and anticipated changes in the real estate market, the economy in the Bank's market area and debtors' financial condition. In connection with the determination of allowances, management reviews: loan performance; historical trends; appraisals of real estate held-for-sale, ORE and properties securing significant mortgages; investment ratings for debt and equity securities; and capital and liquidity levels for correspondent banks, on an ongoing basis.

     The allowance for possible loan losses is available for future charge-offs of loans. The allowance is increased by the provision for possible loan losses made and recoveries of loans previously charged off. The allowance is reduced by charge-offs, in whole or in part, of problem loans. The allowance for possible loan losses is based on continuous analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for possible loan losses in the existing portfolio. In evaluating the portfolio, management considers numerous factors, such as the Bank's loan growth, prior loss experience, present and potential risks of the loan portfolio and current economic conditions and entails management's review of delinquency reports, loan to value ratios, collateral condition and debt coverage ratios.

     The ultimate collection of the Bank's loan portfolio is affected by economic conditions in the Bank's market area and changes thereto. The Bank's mortgage loans are secured primarily by properties located in the New York-metropolitan area.

     Management believes that the allowances for loan losses as presented in these consolidated financial statements are adequate. Future additions to the allowances could be necessary based on changes in debtors' financial condition, economic conditions or if economic conditions differ from management's previous assessments. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgment using information available to them at the time of their examination.

(f)  Premises and Equipment
        Depreciation is computed on the straight-line method over the estimated useful life of the related assets. Estimated lives are 15 to 60 years for buildings and 5 to 8 years for furniture and fixtures. Amortization for leasehold improvements is computed on the straight-line method over the lesser of the term of the lease or the asset's estimated useful life. Premises and equipment are carried at cost, net of accumulated depreciation.

(g)  Real Estate Held-for-Sale and ORE
     Real estate held-for-sale is carried at the lower of cost or net fair value. Gains on the sale, if any, are accounted for using the cost recovery method. Revenues and expenses from the operations are reflected, as incurred, in the Company's operating results.

     Real estate properties acquired through foreclosure, known as ORE, are recorded at the lower of the net unpaid loan balance at the foreclosure date plus related costs, or net fair value. Subsequent valuation adjustments are made if the net fair value decreases below the carrying amount. Gains, if any, on the sale of ORE are accounted for using the cost recovery method. (See Notes 11, 12 and 13.)

(h)     Income Taxes
        The Company, the Bank and certain of its subsidiary corporations file consolidated tax returns with the federal, state and local taxing authorities. Other subsidiaries file separate domestic tax returns as required.

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (temporary differences). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. A valuation allowance is provided for deferred tax assets where realization is not considered "more likely than not". The effect of changes in tax laws or rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date. (See Note 14.)

(i)  Stock Based Compensation
        SFAS No. 123 "Accounting for Stock-Based Compensation" ("Statement 123") permits either the recognition of compensation cost for the estimated fair value of employee stock-based compensation arrangements on the date of grant, or the disclosure in the notes to the financial statements of the pro forma effects on net income and earnings per share, determined as if the fair value-based method had been applied in measuring compensation cost. The Company has adopted the disclosure option and continues to apply Accounting Principles Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for its plans. Accordingly, no compensation cost has been recognized for the Company's stock option plans. (See Note 22.)

(j)  Earnings Per Share
        Basic earnings per share ("EPS") is calculated by dividing net income by the weighted average number of common shares outstanding, with no consideration given to potential outstanding shares. Diluted EPS is calculated using the same method as basic EPS, but reflects the potential dilution that would occur if stock options outstanding were exercised and converted into common stock. Common stock equivalents are computed using the treasury stock method. (See Note 15.)

(k)  Treasury Stock
     Repurchases of common stock are accounted for under the cost method, whereby shares repurchased are recorded in a contra-equity account. (See Note 2.)


 Note (2) Repurchases of Common Stock
     For the year ended December 31, 1998 the Company repurchased 620,100 shares of its outstanding common stock at an average price of $50.74. The Company did not repurchase any shares during 1997 and repurchased 845,000 shares during 1996 at an average price of $32.72 per share. The Company issued 204,296, 136,896 and 123,256 shares of treasury stock for options exercised during 1998, 1997 and 1996, respectively. In addition, during 1998, the Company issued 1,800 shares of treasury stock pursuant to the Directors' Stock Program. (See Note 23.) There were 6,494,077 and 6,080,073 shares of common stock in the treasury at December 31, 1998 and 1997, respectively.

Note (3) Securities

     The  following  tables  set  forth  information   regarding  the  Company's
securities portfolios as of December 31:
                                                         1998
                                                         ----
Securities Available-for-Sale:
                                                Estimated        Gross Unrealized
                                      Cost      Fair Value      Gains       Losses
                                      ----      ----------      -----       ------
                                                     (In Thousands)

Marketable equity securities        $ 10,869    $ 83,592       $72,746      $    23
                                    ========    ========       =======      =======

Securities Held-to-Maturity:

                                    Amortized   Estimated         Gross Unrealized
                                      Cost      Fair Value       Gains       Losses
                                    ---------   ----------       -----       ------
                                                     (In Thousands)
U.S. Government and federal
  agency securities                 $109,996    $110,026       $    38      $     8

CMOs, net                             95,790      95,997           310          103

MBS:
  GNMA*                                2,464       2,659           195         -
  FNMA*                                   53          57             4         -
  Freddie Mac*                           154         167            13         -
                                    --------    --------       -------      -------
Total MBS, net                         2,671       2,883           212         -
                                    --------    --------       -------      -------
     Total                          $208,457    $208,906       $   560      $   111
                                    ========    ========       =======      =======


                                                         1997
                                                         ----
Securities Available-for-Sale:

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
                                    ========    ========       =======      =======

Securities Held-to-Maturity:

                                    Amortized   Estimated        Gross Unrealized
                                      Cost      Fair Value      Gains       Losses
                                    ---------   ----------      -----       ------
                                                     (In Thousands)
U.S. Government and federal
  agency securities                 $244,903    $245,367       $   464      $  -

CMOs, net                            104,040     104,270           295           65

MBS:
  GNMA                                 3,640       3,944           304         -
  FNMA                                   106         115             9         -
  Freddie Mac                            278         300            22         -
                                    --------    --------       -------      -------
Total MBS, net                         4,024       4,359           335         -
                                    --------    --------       -------      -------
     Total                          $352,967    $353,996       $ 1,094      $    65
                                    ========    ========       =======      =======


* Definitions: GNMA - Government National Mortgage Association; FNMA - Federal National Mortgage Association; Freddie Mac - Federal Home Loan Mortgage Corporation

     CMOs represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. All of the CMOs held by the Company consist of First Tranche-Planned Amortization Class Bonds collateralized by FNMA, Freddie Mac and GNMA mortgage-backed securities, which in turn are collateralized by whole loans. MBS represent securities issued by governmental mortgage agencies and collateralized by mortgage loans.

     There were no sales of securities during 1998. During 1997, the Bank sold or redeemed marketable equity securities with a cost of $823,000, realizing gross gains of $6,991,000 and no losses. During 1996, the Bank sold or redeemed marketable equity securities totaling $30,000, realizing gross gains of $4,000 and gross losses of $2,000.

     Presented in the table below is the contractual maturity distribution for debt securities held-to-maturity at December 31, 1998:


                                   Amortized           Estimated
                                     Cost              Fair Value
                                   ---------           ----------
                                          (In Thousands)
Within 1 year                      $110,013             $110,044
After 1 year through 5 years          4,864                4,913
After 5 years through 10 years       81,730               82,046
After 10 years                       11,850               11,903
                                   --------             --------
    Total                          $208,457             $208,906
                                   ========             ========

     Actual maturities of CMOs and MBS may differ substantially from the presentation, due to prepayment activity. The table reflects the balance of the entire security in the category in which the final contractual payment is due.

     The Company loans securities to specified brokerage houses. These loaned securities are collateralized at a minimum of 102% of their fair value with government securities and/or cash. To protect the Company's investment, the agreements contain provisions to increase the collateral obtained, should the fair value of the collateral decline or the fair value of the security loaned increase. Upon termination of the agreement, securities loaned are returned to the Company. The following table reflects the carrying value of securities loaned and their estimated fair value and the estimated fair value of the collateral at December 31:

                                               1998              1997
                                               ----              ----
                                                   (In Thousands)

Amortized cost - Securities loaned            $  9,996         $ 79,970
                                              ========         ========

Estimated fair value - Securities loaned      $ 10,034         $ 80,188
                                              ========         ========

Estimated fair value - Collateral             $ 10,422         $ 82,069
                                              ========         ========

Note (4)  Other Investments

     Other investments at December 31, 1998 and 1997 were as follows:

                                       1998                     1997
                                       ----                     ----
                                           Estimated                Estimated
                                Carrying     Fair        Carrying     Fair
                                 Value       Value        Value       Value
                               -----------------------------------------------
                                             (In Thousands)

  Investment required by law*  $  8,892     $  8,892        $  7,615  $  7,615
  Other stock                        30           30              30        30
                               --------     --------        --------  --------
   Total other investments     $  8,922     $  8,922        $  7,645  $  7,645
                               ========     ========        ========  ========

* The Bank is required to hold shares of the FHLB-NY.

Note (5)  Loans

     Loans are summarized as follows:
                                                   December 31,
                                                   ------------
                                           1998                   1997
                                         -------------------------------
                                                   (In Thousands)
Mortgage loans:
  Multi-family                           $  702,914           $  563,205
  Underlying cooperative*                   302,494              267,942
  One-to four-family                         75,773               73,757
  Commercial                                 69,001               71,839
  Construction                                5,176                3,067
                                         ----------           ----------
   Total mortgage loans                   1,155,358              979,810
                                         ----------           ----------

Deferred loan fees and unearned
 discounts                                   (2,702)              (3,332)
Allowance for possible loan losses           (5,741)              (5,741)
                                         ----------           ----------

   Total mortgage loans, net             $1,146,915           $  970,737
                                         ==========           ==========

Other loans:
  Property improvement                   $   10,652           $   10,744
                                          ---------            ---------
  Loans secured by deposit accounts           8,166                8,189
  Consumer                                    3,754                4,775
  Overdraft loans                               202                  227
  Student                                       153                5,213
                                         ----------           ----------
   Total other loans                         22,927               29,148
                                         ----------           ----------

Unearned discounts                             -                      (1)
Allowance for possible loan losses             (183)                (139)
                                         ----------           ----------

   Total other loans, net                $   22,744           $   29,008
                                         ==========           ==========

* Underlying cooperative loans are first liens on cooperative apartment buildings and are senior to loans on the individual units commonly called cooperative share loans.

Note (6)  Loan Delinquencies

     Information regarding loans delinquent 90 days or more at December 31, 1998 and 1997 is summarized as follows:

                                              1998                   1997
                                              ----                   ----
                                        Number   Principal     Number   Principal
                                          of      balance        of      balance
                                        loans    of loans      loans    of loans
                                        -----------------------------------------
                                                  (Dollars in Thousands)

          Delinquent loans:
           Guaranteed*                   10       $   233         82      $   500
           Non-guaranteed                 5           216          5       12,769
                                        ---       -------        ---      -------

          Total delinquencies
           over 90 days                  15       $   449         87      $13,269
                                        ===       =======        ===      =======

          Ratio of loans 90 days
           or more past due to
           total gross loans                 .04%                    1.32%

 *These loans are guaranteed by the Federal Housing Administration, the Veterans
   Administration or the New York State Higher Education Services Corporation.


Impaired and Non-accrual loans

         At December 31, 1998, the Bank had one impaired mortgage loan with a $213,000 balance and a $27,000 specific valuation allowance. The Bank had a net investment in this loan of $186,000, which comprised total non-accrual loans at December 31, 1998. At December 31, 1997, the Bank had one impaired mortgage loan, secured by a cooperative apartment building, with a balance of $12,754,000 and no related valuation allowance. This loan comprised the total balance of non-accrual loans at December 31, 1997.

        If all non-accrual loans had been performing in accordance with their original terms, the Company would have recorded interest income, with respect to such loans, of $509,000, $1,180,000 and $1,180,000 for the years ended December 31, 1998, 1997 and 1996, respectively. This compares to $397,000 of actual payments recorded for 1998, no interest income was recognized with respect to such loans for 1997 and 1996.

        On May 28, 1998, the $12,754,000 underlying cooperative mortgage loan, discussed above, was satisfied. Upon satisfaction, $4,346,000 of previously unrecorded prior years' interest and legal fees, as well as late charges, were recovered and included in non-interest income. The average balance of impaired loans for calendar 1998, 1997 and 1996 was $5,491,000, $12,754,000 and
$12,754,000, respectively.

        At December 31, 1998 and 1997, loans restructured in a TDR, all of which are performing in accordance with their contractual terms and therefore not considered impaired, were $1,842,000 and $1,840,000, respectively. Interest forfeited attributable to these loans was $73,000, $62,000 and $62,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

Note (7)  Allowance for Possible Loan Losses

     Activity in the allowance for possible loan losses for the years ended December 31, 1998, 1997 and 1996 is summarized as follows:

                                                    Mortgage loans
                                                    --------------
                                              1998       1997       1996
                                              ----       ----       ----
                                                    (In Thousands)

Balance at beginning of period                $5,741     $5,176    $4,575
Provision for possible loan losses              -           600       600
Loans charged off                               -           (35)     -
Recoveries of loans previously
   charged off                                  -  _       -            1
                                              ------     ------    ------
Balance at end of period                      $5,741     $5,741    $5,176
                                              ======     ======    ======


                                                     Other loans
                                                     -----------
                                              1998       1997       1996
                                              ----       ----       ----
                                                    (In Thousands)
Balance at beginning of period                $139       $151      $122
Provision for possible loan losses              51         48        40
Loans charged off                              (25)       (72)      (33)
Recoveries of loans previously
   charged off                                  18         12        22
                                              ----       ----      ----
Balance at end of period                      $183       $139      $151
                                              ====       ====      ====


Note (8)  Mortgage Loan Servicing

     A summary of principal balances, servicing income and the number of loans serviced for others by the Bank at and for the years ended December 31, 1998, 1997 and 1996 were as follows:

                                    1998       1997      1996
                                    ----       ----      ----
                                      (Dollars in Thousands)

         Principal balances        $16,509    $14,467   $16,016
                                   =======    =======   =======

         Servicing income          $    40    $    46   $    59
                                   =======    =======   =======

         Number of loans               534        906     1,494
                                   =======    =======   =======

     The balance of loans sold with full recourse was $4,414,000 and $5,441,000 at December 31, 1998 and 1997, respectively. The Bank has not sold any loans with recourse since 1985. The Bank sold mortgage loans without recourse during 1998 and 1997, receiving proceeds of $4,821,000 and $1,636,000, respectively. The Bank retained servicing for these loans, which did not result in the recording of any servicing assets.

Note (9)  Premises and Equipment

     Premises and equipment at December 31, 1998 and 1997 consisted of the following:

                                     1998       1997
                                     ----       ----
                                     (In Thousands)

Banking houses and land            $22,253    $21,709
Furniture, fixtures and equipment   19,813     16,911
Safe deposit vaults                  1,016      1,016
                                   -------    -------
                                    43,082     39,636
Less accumulated depreciation and
 amortization                       24,742     22,607
                                   -------    -------
Premises and equipment, net        $18,340    $17,029
                                   =======    =======

     Depreciation and amortization expense for the years ended December 31, 1998, 1997 and 1996 was $2,213,000, $1,891,000 and $1,826,000, respectively.

Note (10)  Interest Due and Accrued

     Interest due and accrued at December 31, 1998 and 1997 consisted of the following:

                                              1998       1997
                                              ----       ----
                                               (In Thousands)

U.S. Government and federal agencies       $ 1,042    $ 2,354
CMOs                                           489        540
MBS                                             23         36
Mortgage and other loans                     7,219      6,348
                                           -------    -------
Total interest due and accrued             $ 8,773    $ 9,278
                                           =======    =======


Note (11)  Real Estate Held-for-Investment

        On  June   30,   1997,   management   reclassified   all   real   estate
held-for-investment to held-for-sale. There has been no real estate held-for-investment subsequent to this reclassification and accordingly, no results of operations for 1998 are presented. A commercial office tower located at 1995 Broadway, New York, was sold in October 1997, subsequent to its reclassification to held-for-sale, resulting in a pre-tax gain of $9,163,000. (See Note 12.)

        The summarized statements of operations for the Bank's wholly-owned subsidiaries that comprised real estate held-for-investment, for the years ended
December 31, 1997 and 1996 were as follows:


                                              1997       1996
                                              ----       ----
                                              (In Thousands)

Rental income                                $1,478     $4,020
Net interest income                               2          4
Other income                                     17        652
                                             ------     ------
    Total income                              1,497      4,676
                                             ------     ------

Real estate taxes                               246        566
Operating and other expenses                    647      3,087
                                             ------     ------
    Total expenses                              893      3,653
                                             ------     ------

Income from real estate held-
  for-investment                             $  604    $ 1,023
                                             ======    =======


Note (12)  Real Estate Held-for-Sale and ORE

      The following summarizes real estate properties owned by the Bank through its real estate subsidiaries at December 31:

                                                   1998         1997
                                                   ----         ----
                                                    (In Thousands)
     Real Estate Held-for-Sale:1
       Condominium property2                     $ -          $2,752
       Land                                         130          130
       Buildings                                     50          140
       Accrued interest and other assets            641          372
       Liabilities                                 (313)        (417)
                                                 ------       ------
     Net Assets                                     508        2,977
                                                 ------       ------

     ORE:
       Cooperative apartments                       277          473
                                                 ------       ------

     Total Real Estate Held-for-Sale and ORE     $  785       $3,450
                                                 ======       ======

1 On June 30, 1997, all real estate held-for-investment was reclassified to held-for-sale. (See Note 11.) In addition to the cooperative apartments that comprised ORE, several of the Bank's wholly-owned subsidiaries own cooperative apartments in various buildings, which are carried at zero cost and are included in Real Estate Held-for-Sale. At December 31, 1998 and 1997, 126 and 138 such cooperative apartments remained held-for-sale, respectively.

2 The condominium property resulted from a joint venture formed in the 1980's to construct and subsequently sell an 84 unit condominium complex. The property became troubled and the Bank ultimately attained 100% ownership of the unsold units. Sales of the units were accounted for under the full cost recovery method. During 1998, 28 units were sold, which resulted in the full recovery of amounts invested and $299,000 of realized gains. At December 31, 1998, the 6 units held-for-sale were carried at zero cost, compared to 34 units at December 31 1997.

NOTE (13)  Real Estate Operations, Net

        Results of real estate operations for the years ended December 31, 1998, 1997 and 1996 were as follows:

                                                1998             1997            1996
                                                ----             ----            ----
                                                            (In Thousands)

Income from real estate held-
 for-investment, net  (See Note 11.)          $  -              $   604         $1,023
                                              -------           -------         ------

Real estate held-for-sale:
  Rental income, net of expenses                   23              (154)           173
  Gain on sale1                                   691             9,992            571
                                              -------           -------         ------
                                                  714             9,838            744
                                              -------           -------         ------

  Real estate operations, net                 $   714           $10,442         $1,767
                                              =======           =======         ======

1 Includes gains on the sale of cooperative apartments, owned by various of the Bank's wholly-owned subsidiaries, which are carried at zero cost. The 1997 gains include a $9,163,000 pre-tax gain on the sale of an office tower. (See Note 11.)

NOTE (14)  Income Taxes

      The 1998, 1997 and 1996 provisions for income tax were comprised of the following amounts:

                                 1998              1997               1996
                                 ----              ----               ----
                                              (In Thousands)

Current:
  Federal                      $ 8,791           $18,877            $12,870
  State and local                3,597             5,652              5,630
                               -------           -------            -------
                                12,388            24,529             18,500
                               -------           -------            -------

Deferred:
  Federal                          465                66                703
  State and local                  435                30                349
                               -------           -------            -------
                                   900                96              1,052
                               -------           -------            -------

Provision for income taxes     $13,288           $24,625            $19,552
                               =======           =======            =======

     For the years ended December 31, 1998, 1997 and 1996, the Company recognized tax benefits relating to its stock option and other stock benefit plans of $3,222,000, $688,000 and $599,000, respectively, which were credited directly to stockholders' equity.

     A reconciliation of the statutory U.S. federal income tax provision and rate, to the actual tax provision and effective rate for the years ended
December 31, 1998, 1997 and 1996 were as follows:

                                 1998                 1997               1996
                                 ----                 ----               ----
                                    % of                 % of                % of
                                   Pre Tax              Pre Tax             Pre Tax
                           Amount  Earnings     Amount  Earnings    Amount  Earnings
                           ---------------------------------------------------------
                                             (Dollars in Thousands)

Statutory Federal rate     $20,187   35.00%      $21,600    35.00%   $16,197   35.00%
Dividends received
 exclusion                    (247)   (.43)         (246)    (.40)      (235)   (.51)
State and local income
 taxes, net of Federal
 income tax benefit          2,621    4.54         3,693     5.98      3,886    8.40
Benefits realized from
 realignment of operating
 subsidiary                (10,667) (18.49)         -         -         -        -
Other, net                   1,394    2.42          (422)    (.68)      (296)   (.64)
                           -------   -----       -------    -----    -------   -----

Provision for income taxes $13,288   23.04%      $24,625    39.90%   $19,552   42.25%
                           =======   =====       =======    =====    =======   =====

     At December  31, 1998 and 1997,  deferred tax assets and  liabilities  were comprised of the following:
                                                    1998          1997
                                                    ----          ----
                                                       (In Thousands)
Deferred Tax Assets:
Deferred profits on unsold cooperative shares     $  1,582      $  1,955
Allowance for possible loan losses                   2,594         2,621
Benefit plan costs                                   4,684         4,400
Loan fees and mortgage discounts                       294           415
Other                                                  657           561
                                                  --------       -------
  Deferred tax assets                                9,811         9,952
                                                  --------       -------

Deferred Tax Liabilities:
Securities available-for-sale                      (31,852)      (22,905)
Benefit plan costs                                  (3,435)       (2,570)
Other                                                 -             (105)
                                                  --------       -------
  Deferred tax liabilities                         (35,287)      (25,580)
                                                  --------       -------

  Deferred tax liability, net                     $(25,476)     $(15,628)
                                                  ========      ========


     Pursuant to SFAS No. 109 "Accounting for Income Taxes", the Bank is generally not required to provide deferred taxes for the difference between book and tax bad debt expense taken in years prior to, or ending at December 31, 1987, referred to as base year reserves. The Bank did not have any post 1987 tax reserves. The base year reserves of $85,107,000 and supplemental reserve are frozen, not forgiven. These reserves continue to be segregated as they are subject to recapture penalty if one of the following occurs: (a) the Bank's retained earnings represented by this reserve are used for purposes other than to absorb losses on loans, including excess dividends or distributions in liquidation; (b) the Bank redeems its stock; (c) the Bank fails to meet the definition provided by the Code for a Bank. Future changes in the Federal tax law, could of course further affect the status of the base year reserve. (See
Note 18.)

     New York State and the City of New York adopted legislation to reform the franchise taxation of thrift reserves for loan losses. The legislation applies to taxable years beginning after December 31, 1995. The legislation, among other things, retained the reserve method for bad debt deductions. The New York State and the City of New York bad debt deduction is no longer predicated on the Federal deduction which is now computed on the direct charge-off method.

NOTE (15)  Earnings Per Share

        The  following  is a  reconciliation  of the  denominators  of basic and diluted EPS  computations  for net income.  The numerator for  calculating  both basic and diluted earnings per share for the Company is net income.
                                              For the Year Ended December 31,
                                              1998         1997          1996
                                              -------------------------------
                                             (In Thousands, Except EPS Amounts)

Net Income - (Numerator)                     $44,388      $37,090      $26,725

Basic EPS: (Denominator)
  Weighted Average Shares                      9,793        9,858       10,062

Basic EPS                                      $4.53        $3.76        $2.66
                                               =====        =====        =====

Diluted EPS: (Denominator)
  Weighted Average Shares                      9,793        9,858       10,062
  Incremental shares-options                     281          332          374
                                              ------       ------       ------
  Weighted Average and Incremental Shares     10,074       10,190       10,436

Diluted EPS                                    $4.41        $3.64        $2.56
                                               =====        =====        =====

NOTE (16)  Deposits

      Deposits at December 31, 1998 and 1997 are summarized as follows:
                                        1998                            1997
                          ------------------------------     -----------------------------
                          Stated                             Stated
                           rate       Amount     Percent      rate       Amount   Percent
                           ----       ------     -------      ----       ------   -------
                                                (Dollars in Thousands)
Balance by interest rate:
    Demand                 -  %    $   47,152       4.20%      -  %   $   33,662     3.00%
    Negotiable order of
     withdrawal ("NOW")   1.24         37,005       3.29      2.47        35,401     3.16
    Money market          2.32         62,747       5.58      2.96        77,477     6.92
    Passbook              2.22        522,671      46.49      2.71       546,447    48.74
    Lease security        2.22         21,031       1.87      2.71        18,683     1.66

    Certificates:      4.07- 5.00     200,635      17.85   4.67- 5.00     44,646     3.98
                       5.01- 6.00     213,121      18.96   5.01- 6.00    343,864    30.67
                       6.01- 6.82      19,804       1.76   6.01- 6.82     21,023     1.87
                                   ----------     ------              ----------   ------
                                      433,560      38.57                 409,533    36.52
                                   ----------     ------              ----------   ------
Total deposits                     $1,124,166     100.00%             $1,121,203   100.00%
                                   ==========     ======              ==========   ======

        At December 31, 1998 and 1997,  the scheduled  maturities of certificate accounts were as follows:
                                     1998                        1997
                                     ----                        ----
                              Amount      Percent          Amount     Percent
                              ------      -------          ------     -------
                                          (Dollars in Thousands)

   12 months or less         $367,226      84.70%         $344,893     84.22%
   13 to 24 months             37,388       8.62            35,437      8.65
   25 to 36 months             10,832       2.50            14,573      3.56
   37 to 48 months              9,134       2.11            14,630      3.57
   49 to 60 months              8,980       2.07              -          -
                             --------     ------          --------    ------
                             $433,560     100.00%         $409,533    100.00%
                             ========     ======          ========    ======

        At December 31, 1998 and 1997, certificate accounts in excess of $100,000, were $48,517,000 and $41,551,000, respectively. The Federal Deposit Insurance Corporation, an agency of the U.S. Government, generally insures each depositor's savings up to $100,000 through the Bank Insurance Fund.

     Interest expense on deposit balances is summarized as follows for the years ended December 31, 1998, 1997 and 1996:
                                        1998        1997       1996
                                        ----        ----       ----
                                              (In Thousands)
NOW                                   $   733     $   880    $   899
Money market                            2,092       2,549      2,819
Passbook                               13,011      15,186     16,267
Lease security                            482         491        455
Certificates                           21,973      20,768     19,777
                                      -------     -------    -------
Total interest expense                $38,291     $39,874    $40,217
                                      =======     =======    =======

NOTE (17)  FHLB-NY Advances
         On December 8, 1998, the Bank borrowed $50.0 million from the FHLB-NY at a fixed rate of 5.62% for ten years. Interest expense on FHLB-NY advances for the year ended December 31, 1998 was $185,000. Prior to 1998, the Bank had not borrowed funds for its direct activities since 1984. Pursuant to a blanket collateral agreement with the FHLB-NY, advances are secured by qualifying mortgage loans owned by the Bank in an amount at least equal to 110% of the advances outstanding.

NOTE (18)  Retained Income, Substantially Restricted
     In the unlikely event of a complete liquidation of the Bank (and only in such an event) eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account, which was established in connection with the Company's initial public stock offering. The total amount of the liquidation account is decreased if the balances of eligible deposits decrease on the annual determination dates. The balance of the liquidation account was $57,358,000 at December 31, 1998 and $63,709,000 at December 31, 1997.

     The Bank is not permitted to declare or pay a cash dividend on, or repurchase any of its stock if the effect thereof would cause its net worth to be reduced below either (i) the amount required for the liquidation account or
(ii) the amount of applicable regulatory capital requirements.

     Retained income at December 31, 1998 and 1997 includes $85,107,000, which has been segregated for federal income tax purposes as a bad debt reserve. Any use of this amount for purposes other than to absorb losses on loans may result in taxable income, under federal regulations, at current rates. The Bank did not recognize any tax bad debt deductions during the years ended December 31, 1998 or 1997, and recognized $661,000 for the year ended December 31, 1996. (See Note 14.)

Note (19) Commitments and Contingencies

     Lease Commitments
     The Bank occupies premises covered by noncancelable leases with expiration dates through October 31, 2002 (exclusive of renewal options). Rental expense under these leases for the years ended December 31, 1998, 1997 and 1996 was $270,000, $272,000 and $267,000, respectively. At December 31, 1998 the projected minimum rental payments (exclusive of possible rent escalation charges and normal recurring charges for maintenance, insurance and taxes) were as follows for the years ended December 31:

                                     Amount
                                 (In Thousands)
                                 --------------
                       1999          $  191
                       2000             166
                       2001             100
                       2002              50
                       Thereafter       -
                                     ------
                       Total         $  507
                                     ======

     Loan Commitments
     At December 31, 1998, commitments to originate mortgage loans, all of which were at fixed rates, were $40,915,000 with stated rates ranging from 6.125% to 7.25%. At December 31, 1998, deposit account overdraft lines available were $832,000, with stated rates ranging from 10.00% to 12.00% and unused business lines of credit were $16,000, with a stated rate of 15.00%. At December 31, 1998, there were $175,000 of mortgage loans held-for-sale.

     Security Purchase Commitments
     At December 31, 1998, there were commitments to purchase $40,000,000 of federal agency securities at par with a three month term to maturity and a stated yield of 4.87%. There was a commitment to purchase $10,000,000 of CMOs at
101.07 of par. This security had a stated rate of 6.00% and a contractual maturity of approximately eight years. The anticipated maturity of this CMO is approximately forty-eight months and the anticipated yield is approximately 5.50%.

        Litigation
     The Bank is a defendant in several lawsuits arising out of the normal conduct of business. In the opinion of management and after consultation with legal counsel, the ultimate outcome of these matters is not expected to have a material adverse effect on the Company's results of operations, business operations or the consolidated financial condition of the Company.


NOTE (20)  Pension Plans and Other Postretirement Benefit Plans
        The Bank sponsors a trusteed non-contributory defined benefit pension plan (the "Pension Plan") covering substantially all of its full-time employees. It is the policy of the Bank to fund current and past service pension costs accrued. In addition, the Bank sponsors a pension benefit restoration plan ("Pension Restore Plan") to provide retirement benefits which would have been provided under the Pension Plan except for limitations imposed by Section 415 and 401(a)(17) of the Internal Revenue Code. Payments under the Pension Restore Plan will be paid out of the general assets of the Bank.

     The Bank's life insurance benefit plan provides for continued coverage for retirees with fifteen years of credited service. The coverage at the time of retirement, or age 65, whichever comes first, is reduced by 20% per year over a five year period to a minimum coverage of $5,000, which remains in force until death. The retiree has the option each time the coverage is reduced to convert all or part of the reduction to whole-life coverage at the retiree's cost. In accordance with SFAS No. 106, costs of postretirement benefits are accrued during an employee's active working career.

     In accordance with Statement 132, the following tables set forth the Bank's benefit obligations, fair values of plan assets and funded status recognized in the Company's consolidated financial statements for the Pension Plan and Pension Restore Plan, as combined, and other postretirement benefit plans at December 31:

                                               Pension Benefits     Other Benefits
                                               ----------------     --------------
                                                1998      1997      1998    1997
                                                ----      ----      ----    ----
                                                          (In Thousands)
Change in benefit obligation
Balance at beginning of year                  $47,133  $ 41,308  $  1,596  $  1,527
  Service cost                                  1,239       998        24        24
  Interest cost                                 2,624     2,568        96        96
  Actuarial (gain)/loss                        (1,150)    3,930         -         -
  Benefits paid                                (1,745)   (1,671)      (53)      (51)
                                              -------------------------------------
Balance at end of year                        $48,101  $ 47,133  $  1,663  $  1,596
                                              =====================================

Change in plan assets
Balance at beginning of year                  $63,711  $ 52,873  $      -  $      -

  Actual return on plan assets,
   net of expenses                              9,020    12,475         -         -
  Employer contribution                            34        34        53        51
  Benefits paid                                (1,745)   (1,671)      (53)      (51)
                                              -------------------------------------
Balance at end of year                        $ 71,020 $ 63,711  $      -  $      -
                                              =====================================

Funded status                                   22,919   16,578    (1,663)   (1,596)
Unrecognized net asset                          (2,885)  (3,340)        -         -

Unrecognized prior service cost                  1,428    1,572         -         -
Unrecognized actuarial (gain)/loss)            (17,658) (12,948)        -         -
                                              --------------------------------------
Net amount recognized                         $  3,804 $  1,862  $ (1,663) $ (1,596)
                                              ======================================

Amounts recognized in the statement of
 Financial position consist of:
 Prepaid benefit cost                         $  7,917 $  5,763  $      -  $      -

 Accrued benefit liability                      (4,113)  (4,036)   (1,663)   (1,596)
 Accumulated other comprehensive income              -      135         -         -
                                              --------------------------------------
 Net amount recognized                        $  3,804 $  1,862  $ (1,663) $ (1,596)
                                              ======================================


     Weighted-average assumptions were as follows as of December 31:

                                                       Pension Benefits              Other Benefits
                                                   ------------------------     ------------------------
                                                   1998      1997     1996      1998     1997      1996
                                                   ----      ----     ----      ----     ----      ----
Discount rate                                      5.75%     5.75%    6.50%     8.00%     8.00%     8.00%
Expected return on plan assets                     8.00%     8.00%    8.00%      N/A       N/A       N/A
Rate of compensation increase                      6.50%     6.50%    6.50%     6.50%     6.50%     6.50%

     The components of net periodic benefit cost were as follows for the years ended December 31:

                                                           Pension Benefits             Other Benefits
                                                ----------------------------      -------------------------
                                                   1998       1997      1996      1998       1997      1996
                                                   ----       ----      ----      ----       ----      ----
                                                                       (In Thousands)
Service cost                                    $  1,239  $    998   $  1,078  $     24  $     24  $     24
Interest cost                                      2,624     2,568      2,513        96        96        97
Expected return on plan assets                    (5,032)   (4,167)    (3,719)        -         -         -
Amortization of unrecognized net asset              (454)     (454)      (454)        -         -         -

Amortization of prior service cost                   145       145        145         -         -         -
Recognized actuarial (gain)/loss                    (429)     (228)       253         -         -         -
                                                -----------------------------------------------------------
Net periodic benefit cost                       $ (1,907) $ (1,138)  $   (184) $    120  $    120  $    121
                                                ===========================================================


         The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plan with accumulated benefit obligations (i.e. the Pension Restore Plan) in excess of plan assets were $4,043,000, $3,544,000 and $0, respectively, as of December 31, 1998, and
$4,728,000, $4,036,000 and $0, respectively, as of December 31, 1997.

Note (21)  Incentive Savings Plan
     The Incentive Savings Plan (the "Savings Plan") is a defined contribution and thrift savings plan subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended. Prior to the suspension of the Savings Plan during 1990, all full-time employees were eligible for voluntary participation after one year of continuous service. The Savings Plan continues to earn income on the Savings Plan's investments. The Bank bears the costs of administering the Savings Plan.

     In connection with the Bank's adoption of an Employee Stock Ownership Plan ("ESOP") during 1990, in order to comply with the limitations set forth by the Internal Revenue Code regarding qualified plans, no further contributions have been made to the Savings Plan. Management has determined to continue the ESOP and that contributions to the Savings Plan will remain suspended indefinitely.

Note (22)  Stock Option Plans
     Effective upon the conversion of the Bank, in 1990, from mutual to stock form of ownership, the Company adopted the Incentive Stock Option Plan (the "Stock Option Plan") and the Option Plan for Outside Directors (the "Directors' Option Plan").

    Stock Option Plan. Pursuant to the Stock Option Plan, 1,430,000 common stock options (which expire ten years from the date of grant, June 27, 1990) were granted to the executive officers and employees of the Company and its subsidiary, the Bank. Each option entitles the holder to purchase one share of the Company's common stock at an exercise price equal to $10.00 per share (the initial public offering price). Options became exercisable on a cumulative basis in equal installments at a rate of 20% per year commencing one year from the date of grant. Simultaneously with the grant of these options, "limited rights" with respect to the shares covered by the options were granted. Limited rights granted are subject to terms and conditions and can be exercised only in the event of a change in control of the Company. Upon exercise of a limited right, the holder shall receive from the Company a cash payment equal to the difference between the exercise price of the option ($10.00) and the fair market value of the underlying shares of common stock. During the years ended December 31, 1998, 1997 and 1996, 98,046, 122,646 and 121,256 options granted under the Stock Option Plan were exercised, respectively. At December 31, 1998, the remaining 226,094 options granted under the Stock Option Plan were exercisable.

      Directors' Option Plan. Each member of the Board of Directors, who is neither an officer nor an employee of the Company or the Bank, was granted nonstatutory common stock options to purchase 25,000 shares of the common stock. In addition, active Directors Emeritus were each granted nonstatutory common stock options to purchase 10,000 shares of the common stock. In the aggregate, members of the Board of Directors and active Directors Emeritus of the Company were granted options, with limited rights, to purchase 170,000 shares of the common stock of the Company at an exercise price equal to $10.00 per share, the initial public offering price. All options granted, including limited rights attached thereto, under the Directors' Option Plan expire upon the earlier of 10 years following the date of grant or one year following the date the optionee ceases to be a Director. During the years ended December 31, 1998, 1997 and 1996, 106,250, 6,250, and 2,000 options granted under the Directors' Option Plan were exercised. At December 31, 1998, 40,500 options granted under the Directors' Option Plan were exercisable.

      The 1996 Stock Option Plan. The JSB Financial, Inc. 1996 Stock Option Plan (the "1996 Option Plan"), became effective January 1, 1996, subject to stockholder approval, which was obtained on May 14, 1996. The Company reserved 800,000 shares of common stock of the Company for issuance upon the exercise of options. The 1996 Option Plan provides for: (1) the grant of stock options to directors on an annual basis pursuant to a specified formula; (2) the grant of stock options to officers at the discretion of the Employee Benefits Committee of the Bank; (3) if certain events, which are likely to lead to a change in control of the Company or the Bank, should occur, stock options relating to any shares of the Company reserved for issuance that were not previously made subject to options, will be granted to all current directors and officers who were previously granted stock options under the 1996 Option Plan; (4) the grant of limited rights relating to all of the foregoing options, which shall be exercisable only upon a change of control; and (5) the grant of dividend equivalent rights ("DER") relating to all of the foregoing options, which may provide for a cash payment to the optionee upon exercise of the option, based on the difference between the percentage of earnings per share paid by the Company as cash dividends compared to the percentage of earnings per share paid as cash dividends by the twenty-five largest stock owned thrift institutions in the United States, calculated on an annual basis.

         Pursuant to the 1996 Option Plan, each of the Company's Directors, who is neither an officer nor an employee of the Company or the Bank, is granted annually, nonstatutory common stock options to purchase 4,000 shares of the common stock, each active Director Emeritus is granted 2,000 options and individuals who become directors are granted 5,000 options. Options granted under the 1996 Option Plan are granted at an exercise price equal to the market closing price of the Company's common stock on the business day prior to grant. The option period during which an individual granted options may exercise such option will commence six months after the date of grant and will expire no later than ten years from the date of the grant. There were no options exercised from the 1996 Option Plan during 1998. During 1997, 8,000 options granted from the 1996 Option Plan were exercised. At December 31, 1998, all of the 496,000 options outstanding under the 1996 Option Plan were exercisable. Effective January 1, 1999, an additional 154,000 options were granted at an exercise of $54.375 per share.

         The following table presents option transactions  summarized for all of the Company's stock option plans for the years ended December 31, 1996, 1997 and
1998.
                                                                          Weighted
                                                                          Average
                                                       Number of          Exercise
                                                        Shares             Price
                                                        ------            ---------
      Options outstanding at December 31, 1995          727,971           $10.00
      1996 Grants                                       165,000            31.63
      1996 Forfeitures                                   (4,929)           10.00
      1996 Exercises                                   (123,256)           10.00
                                                        -------

      Options outstanding at December 31, 1996          764,786            14.67
      1997 Grants                                       175,000            38.48
      1997 Forfeitures                                     -                 -
      1997 Exercises                                   (136,896)           11.45
                                                        -------

      Options outstanding at December 31, 1997          802,890            20.40
      1998 Grants                                       164,000            50.06
      1998 Forfeitures                                     -                 -
      1998 Exercises                                   (204,296)           10.00
                                                        -------

      Options outstanding at December 31, 1998          762,594           $29.57
                                                        =======

      Options exercisable at December 31, 1998          762,594           $29.57
                                                        =======

         The range of exercise prices on options outstanding were $10.00 to $50.06, $10.00 to $47.88, and $10.00 to $31.63, for the years ended December 31,
1998, 1997 and 1996, respectively. The weighted average remaining contractual life for all stock options outstanding at December 31, 1998 was 5.4 years.

         In accordance with Statement 123, the Company used the Black-Scholes option-pricing model to determine the fair value of the 1998, 1997 and 1996 option grants, using the following weighted average assumptions:

                                                1998          1997          1996
                                                ----          ----          ----
Dividend yield                                  3.07%         3.63%         3.63%
Expected volatility                            20.75         20.93         21.92
Risk-free interest rate                         5.74          6.28          5.44
Expected option lives                         5.7 Years     6 Years       6 Years


         On a pro forma basis, had compensation expense for the Company's 1996 Stock Option Plan been determined based on the fair value at the grant dates for awards made under that plan, in accordance with the expense method of Statement 123, the Company's net income and earnings per share would have been reduced as follows for the years ended December 31:

                                                    1998       1997       1996
                                                    ----       ----       ----
            Net income (as reported)           $44,388    $37,090    $26,725
            Pro forma net income               $43,378    $36,288     26,188

            Basic EPS (as reported)              $4.53      $3.76      $2.66
            Pro forma Basic EPS                  $4.43      $3.68      $2.60

            Diluted EPS (as reported)            $4.41      $3.64      $2.56
            Pro forma Diluted EPS                $4.31      $3.56      $2.51

         The pro forma results presented above may not be representative of the effects reported in pro forma net income for future years, because Statement 123 was not applied to all outstanding, non-vested awards, as Statement 123 does not apply to awards prior to January 1, 1996.

         The Company modified the 1996 Stock Option Plan, as originally adopted, to allow for the cash payment for the DER to option holders; rather than have the DER reduce the exercise price of the option. This change separated the cost of the DER from the cost of the option, and is expected to result in less expense volatility. The Company recognized $270,000, $73,000 and $99,000 of expense related to the DER for the years ended December 31, 1998, 1997 and 1996, respectively. For 1996 the Company recognized $330,000 in expense for the difference in market closing price between the option grant date and date of stockholder approval.

Note (23)  Stock Plans
     Employee Stock Ownership Plan. Since 1990 the Bank has maintained an ESOP. For 1996, 1997 and 1998, the Board of Directors authorized contributions to the ESOP, to purchase shares, based on approximately 6.0% of employees' base salary.

     ESOP benefits generally become 20% vested after each year of credited service, becoming 100% vested after five years of service with the Bank. Forfeited shares are reallocated among participating employees in the same proportion as contributions. Benefits are payable upon death, retirement, early retirement, disability or separation from service and may be payable in cash or stock. The Bank recorded a net expense of $574,000, $566,000 and $550,000 related to the ESOP for the years ended December 31, 1998, 1997 and 1996, respectively. There were eight and three unallocated shares in the ESOP Plan at December 31, 1998 and 1997, respectively, and none at December 31, 1996.

     The trustee for the ESOP must vote all allocated stock held in the ESOP trust in accordance with the instructions of the participants. Common stock allocated to participants was 12,451, 15,342 and 17,633 for the years ended December 31, 1998, 1997 and 1996, respectively. The Bank bears the cost of administering the ESOP.

     Directors' Stock Program. To further align the outside Directors' interest with those of the Company's stockholders, on December 9, 1997, the Board of Directors of the Company authorized the issuance of up to 20,000 shares of the Company's common stock to the Company's non-employee directors, pursuant to the Jamaica Savings Bank FSB Directors' Stock Program (the "Directors' Stock
Program"). Pursuant to the Directors' Stock Program, each year, non-employee Directors of the Bank will receive shares of the Company's common stock having a fair market value equal to approximately one-third of the annual directorship fees during such year. The stock will be issued in lieu of a cash payment of such fees. Shares distributed thereunder will be from the Company's treasury stock. The operation of the Directors' Stock Program is automatic, with the determination of the appropriate number of shares to be issued to each director based on the fair market value of the common stock at the close of business prior to the date of issuance. Directors do not have the option to receive cash rather than stock in payment of the portion of their fees subject to the Directors' Stock Program. During 1998, the Company issued 1,800 shares pursuant to this program.

Note (24)  Benefit Restoration Plan
     The Bank maintains a non-qualified Benefit Restoration Plan (the "Restore Plan"), to compensate participants in the Bank's benefit plans that are limited by Section 415 of the Internal Revenue Code. With certain exceptions, the Restore Plan is unfunded. However, in connection with the ESOP, which entitles participants to shares of the Company's common stock and the Savings Plan, which entitles participants to direct amounts, if any, invested in the Company's stock, the Bank established a trust. The purpose of this trust is to purchase, on an ongoing basis, shares of the Company's common stock to which participants of the Restore Plan are entitled. By establishing this trust, the Bank fixed the amount of cash expended for benefits payable in shares of common stock of the Company or its equivalent cash value at the time of payout. The shares of common stock held by the trust are reflected as contra-equity and additional paid-in capital on the Consolidated Statements of Financial Condition of the Company. At December 31, 1998 and 1997, the trust held 193,723 and 188,323 shares of common stock, respectively, at an aggregate cost of $4,477,000 and $4,199,000, respectively. The expense recognized for the Restore Plan in connection with the ESOP for 1998, 1997 and 1996 was $7,000, $113,000 and $105,000, respectively.

Note (25)  Fair Value of Financial Instruments
     SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" ("Statement 107") defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Statement 107 provides limited guidance for calculating fair value estimates when quoted prices are not available, therefore the Company has disclosed the valuation approach and the material assumptions which have been made. The relevance and reliability of the estimates of fair values presented are limited, given the dynamic nature of market conditions, including changes in interest rates, the real estate market, existing borrowers' financial condition and numerous other factors over time.

        The following methods and assumptions were utilized by management to estimate the fair value of each class of financial instruments at December 31, 1998 and 1997:

     Cash and cash equivalents, interest due and accrued: The carrying values approximate fair value because of the short-term nature of these instruments.

     Securities available-for-sale, securities held-to-maturity and other investments: The estimated fair values are based on quoted market prices at the reporting date for those or similar investments, except for FHLB-NY stock, which is reflected at cost.

     Mortgage and other loans: For certain homogeneous categories of loans, such as some residential mortgages and student loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. In addition, it is assumed that one-to four-family fixed rate mortgage loans are FNMA qualifying, and could therefore be packaged into a MBS. The estimated fair value for the remainder of the mortgage and other loan portfolios was computed by discounting the contractual future cash flows at rates offered by the Bank, which approximate market rates, at December 31, 1998 and 1997 on loans with terms similar to the remaining term to maturity and to borrowers with similar credit quality. The estimated fair value of non-performing loans, if material, are calculated on an individual basis, applying a discount commensurate with the credit risk.

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

     Deposits: All deposits, except certificates, are subject to rate changes at any time, and therefore are considered to be carried at fair value. The estimates of fair value for certificates reflect the present value of the contractual future cash flow for each certificate. The present value rates utilized were the rates offered by the Bank (which approximate market rates) at December 31, 1998 and 1997, respectively, on a certificate with an initial term to maturity equal to the remaining term to maturity of the existing certificates.

        FHLB-NY   Advances:   Fair  value  estimates  are  based  on  discounted
contractual cash flows using rates which approximate the rates offered for borrowings of similar remaining maturities.

     Commitments: Commitments to originate loans and purchase securities are derived by applying the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, estimated fair value also considers the difference between interest rates on the reporting date and the committed rates. The estimated fair value of lines of credit is based on the fees charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting dates. The commitments existing at December 31, 1998 and 1997, would have been offered at substantially the same rates and under substantially the same terms that would have been offered at December 31, 1998 and 1997 to the counterparties; therefore the estimated fair value of the commitments was zero at those dates.

        The following table presents carrying values and estimated fair values of financial instruments at December 31:

                                           1998                      1997
                                   --------------------      ----------------------
                                              Estimated                   Estimated
                                   Carrying     Fair          Carrying      Fair
                                     Value      Value           Value       Value
                                   -------    ---------       --------    ---------
                                                   (In Thousands)
Financial assets
   Cash and cash equivalents     $  112,849   $  112,849    $   74,924   $   74,924
   Securities available-for-sale     83,592       83,592        62,243       62,243
   Securities held-to-maturity      208,457      208,906       352,967      353,996
   Other investments                  8,922        8,922         7,645        7,645
   Mortgage loans, gross          1,155,358    1,197,873       979,810    1,031,586
   Other loans, gross                22,927       22,915        29,148       29,256
   Interest due and accrued           8,773        8,773         9,278        9,278

Financial liabilities
   Deposits                      $1,124,166   $1,126,151    $1,121,203   $1,121,903
   FHLB-NY advances                  50,000       50,249             -            -


NOTE (26)  Regulatory Capital
     The Bank is subject to various regulatory capital requirements established by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. (See also Note 18.)

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios. The most recent notification from the Office of Thrift Supervision ("OTS"), as of March 31, 1998, categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's "well capitalized" status. The following table sets forth the required ratios and amounts and the Bank's actual capital ratios and amounts at December 31:

                                                                   To be Well Capitalized
                                                  For Capital     Under Prompt Corrective
                                  Actual       Adequacy Purposes      Action Provisions
                              --------------   -----------------  -----------------------
                              Amount   Ratio    Amount    Ratio      Amount    Ratio
                              ------   -----    ------    -----      ------    -----
                                                (Dollars in Thousands)

1998
  Total risk-based capital
    (to risk weighted assets) $302,663  24.62%  $ 98,362   8.00%    $122,953   10.00%
  Tangible capital
    (to tangible assets)       276,364  18.25     22,717   1.50        N/A      N/A
  Tier I leverage (core)
   capital (to adjusted
   tangible assets)            276,364  18.25     45,434   3.00       75,723    5.00

1997
  Total risk-based capital
    (to risk weighted assets) $224,444  21.66%  $ 82,889   8.00%    $103,612   10.00%
  Tangible capital
    (to tangible assets)       229,168  16.35     21,020   1.50         N/A     N/A
  Tier I leverage (core)
   capital (to adjusted
   tangible assets)            229,168  16.35     42,040   3.00       51,806    5.00

     The OTS regulatory capital requirements incorporate an interest rate risk ("IRR") component. Savings institutions with "above normal" IRR exposure are subject to a deduction from regulatory capital for purposes of calculating their risk-based capital requirements. Implementation of the IRR component has been delayed by the OTS.

     OTS regulations generally require that institutions deduct from capital their investment in and advances to subsidiaries engaged, as principal, in activities not permissible for national banks, such as real estate development. OTS regulations also require that all equity and direct investments including all loans and advances in which a legally binding commitment existed at April 12, 1989 be deducted from capital for the purposes of computing regulatory capital ratios. As a result of this regulation, the Bank excluded from its regulatory capital $4,588,000 and $6,827,000 at December 31, 1998 and 1997, respectively.

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

Note (27)  Parent Only Financial Information
     The following condensed statements of financial condition at December 31, 1998 and 1997 and the condensed statements of operations and cash flows for the years ended December 31, 1998, 1997 and 1996, for JSB Financial, Inc. (parent company-only) present the Company's investment in its wholly-owned subsidiary, the Bank, using the equity method of accounting.

                   Condensed Statements of Financial Condition
                           December 31, 1998 and 1997
                                 (In Thousands)
                                                      1998            1997
                                                      ----            ----
ASSETS
Cash and cash equivalents                          $ 21,102        $ 17,164
Securities held-to-maturity, net (estimated fair
  value of $39,995 and $70,000, respectively)        40,000          70,000
Mortgage loans, net                                    -             15,195
Other assets, net                                       410             726
Investment in subsidiary                            321,155         264,464
                                                   --------        --------
      Total Assets                                 $382,667        $367,549
                                                   ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities, net                                   $     30        $     35
Stockholders' equity                                382,637         367,514
                                                   --------        --------
       Total Liabilities and Stockholders' Equity  $382,667        $367,549
                                                   ========        ========

                       Condensed Statements of Operations
                        For the Years Ended December 31,
                                 (In Thousands)
                                                            1998        1997        1996
                                                            ----        ----        ----
Dividends from subsidiary                                $  -        $  -        $20,000
Interest income                                            4,596       6,080       6,589
Other income                                               1,087          13          18
                                                         -------     -------     -------
      Total income                                         5,683       6,093      26,607
                                                         -------     -------     -------

Expenses                                                     661         531         451
                                                         -------     -------     -------

Income Before Income Taxes and Equity in
  Undistributed Earnings of the Bank                       5,022       5,562      26,156

Provision for Income Taxes                                 1,542       1,781       2,100
                                                         -------     -------     -------

Income Before Equity in Undistributed Earnings
  of the Bank                                              3,480       3,781      24,056
Equity in Undistributed Earnings of the Bank,
  Net of Provision for Income Taxes                       40,908      33,309       2,669
                                                         -------     -------     -------
      Net Income                                         $44,388     $37,090     $26,725
                                                         =======     =======     =======

                       Condensed Statements of Cash Flows
                        For the Years Ended December 31,
                                 (In Thousands)

                                                          1998         1997         1996
                                                          ----         ----         ----

Cash flows from operating activities:
Net income                                             $ 44,388     $ 37,090     $ 26,725
Adjustments to reconcile net income to cash
 provided by operating activities:
Equity in undistributed earnings of the Bank            (40,908)     (33,309)      (2,669)
Decrease (increase) in other assets                         316          (11)         697
Other                                                        88           (2)           -
                                                       --------    ---------    ----------
   Net cash provided by operating activities              3,884        3,768       24,753
                                                       --------    ---------    ---------

Cash flows from investing activities:
Purchases of securities held-to-maturity               (205,000)    (260,000)    (205,021)
Proceeds from maturities of securities held-
 to-maturity                                            235,000      270,000      215,000
Principal payments on mortgage loans                     15,195           44           40
Accretion of discount in excess of amortization of
 premium on debt securities                                -               7           14
                                                       --------    ---------    ---------
   Net cash provided by investing activities             45,195       10,051       10,033
                                                       --------    ---------    ---------

Cash flows from financing activities:
Cash dividends paid to common stockholders              (15,716)     (13,805)     (12,090)
Payments to repurchase common stock                     (31,466)        -         (27,650)
Proceeds upon exercise of common stock options            2,041        1,568        1,233
                                                       --------    ---------    ---------
   Net cash used by financing activities                (45,141)     (12,237)     (38,507)
                                                       --------    ---------    ---------

Net increase (decrease) in cash and cash equivalents      3,938        1,582       (3,721)
Cash and cash equivalents at beginning of year           17,164       15,582       19,303
                                                       --------    ---------    ---------
Cash and cash equivalents at end of year               $ 21,102    $  17,164    $  15,582
                                                       ========    =========    =========

KPMG LLP LOGO


INDEPENDENT AUDITORS' REPORT


To The Stockholders
  and The Board of Directors of JSB Financial, Inc.

We have audited the accompanying consolidated statements of financial condition of JSB Financial, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JSB Financial, Inc. and subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                    KPMG LLP

Melville, New York
January 28, 1999


REPORT OF MANAGEMENT RESPONSIBILITY

To the Stockholders:

Management is responsible for the preparation and integrity of the Consolidated Financial Statements and all other information included in this Annual Report. The financial statements were prepared in conformity with generally accepted accounting principles and reflect, in all material respects, the substance of events and transactions reported in the statements and management's judgments and estimates with respect to such matters. The other financial information included in the Annual Report is consistent with the financial statements.

Management has established and maintains an internal control structure designed to provide reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, the execution of transactions in accordance with management's authorizations, and the prevention and detection of improper financial reporting. Management monitors the internal control structure for compliance, adequacy and cost effectiveness. Management believes that the Company's internal control structure is adequate to accomplish the objectives discussed herein.

JSB Financial, Inc.'s independent auditors have been engaged to perform an audit of the Consolidated Financial Statements in accordance with generally accepted auditing standards and the auditors' report expresses their opinion as to the fair presentation of the Consolidated Financial Statements and their conformity with generally accepted accounting principles. The Audit Committee of the Board of Directors is responsible for overseeing the Company's financial reporting and internal control structure. The Board of Directors' Audit Committee, which is composed entirely of directors who are not employees of JSB Financial, Inc. or Jamaica Savings Bank, meets periodically with the independent auditors, internal auditors and with management to discuss audit, internal accounting controls and financial reporting matters.

                                           Park T. Adikes
                                           Chairman of the Board and
                                           Chief Executive Officer


                                           Thomas R. Lehmann
                                           Chief Financial Officer and
                                           Executive Vice President